As filed with the Securities and Exchange Commission on November 13, 1995

                                                       Registration No. 33-55185

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------

                          POST-EFFECTIVE AMENDMENT NO.1
                                       on
                                    FORM S-4
                                       to
                                    FORM S-1

                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                                 ---------------

                            FERRELLGAS PARTNERS, L.P.
             (Exact name of registrant as specified in its charter)
                                 ---------------

              Delaware                                   598                                43-1698480
  (State or other jurisdiction of           (Primary Standard Industrial                 (I.R.S. Employer
   incorporation or organization)           Classification Code Number)                Identification No.)

                                One Liberty Plaza
                             Liberty, Missouri 64068
                                 (816) 792-1600
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)
                                 ---------------

                                Danley K. Sheldon
                                One Liberty Plaza
                             Liberty, Missouri 64068
                                 (816) 792-1600
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                                 Bryan Cave LLP
                        One Kansas City Place, 35th Floor
                                1200 Main Street
                           Kansas City, Missouri 64105
                                 (816) 374-3200
                         Attn: Kendrick T. Wallace, Esq.
                                 ---------------

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                                 ---------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                                             FERRELLGAS PARTNERS, L.P.


                                               CROSS-REFERENCE SHEET

                                     Pursuant to Item 501(B) of Regulation S-K

              Form S-4 Item Number and Heading                         Location in Prospectus
         -------------------------------------------     ---------------------------------------------------
A.    Information about the Transaction

  1.  Forepart of the Registration Statement and      Outside Front Cover Page
      Outside Front Cover Page of Prospectus.........

  2.  Inside Front and Outside Back Cover Page of     Inside Front Page
      Prospectus.....................................

  3. Risk Factors Ratio Prospectus Summary; Risk Factors of Earnings to Fixed Charges and other information

  4.  Terms of the Transaction.......................                          *

  5.  Pro Forma Financial Information................                          *

  6.  Material Contacts with the Company Being                                 *
      Acquired.......................................

  7.  Additional Information Required for Reoffering                           *
      by Persons and Parties Deemed to be Underwriters

  8.  Interests of Named Experts and Counsel.........

9.    Disclosure of Commission Position on            The Partnership Agreement
      Indemnification for Securities Act Liabilities

B.    Information About the Registrant



10.   Information with Respect to the Registrant..... Outside Front Cover Page; Additional Information;
                                                      Prospectus Summary;


                                                      Conflicts of Interest and
                                                      Fiduciary Responsibility

11.   Incorporation of Certain Information by         Information Incorporated by Reference
      Reference .....................................

C.    Information About the Company Being Acquired                             *

D.    Voting and Management Information                                        *

---------
    *    Not Applicable


                                EXPLANATORY NOTE

     Pursuant to its Registration Statement on Form S-1 (Reg No. 33-55185) (the "Registration Statement"), the Registrant registered the offering by the Registrant from time to time of up to 2,400,000 Common Units representing limited partner interests in Ferrellgas Partners, L.P. (the"Partnership") in connection with its acquisition of other businesses, properties or securities in business combination transactions. This Post-Effective Amendment is filed for the purpose of converting the form of the Registration Statement to Form S-4.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.

--------------------------------------------------------------------------------
                 SUBJECT TO COMPLETION, DATED NOVEMBER 10, 1995
--------------------------------------------------------------------------------

                             2,400,000 Common Units
                  [logo] Representing Limited Partner Interests
                            FERRELLGAS PARTNERS, L.P.

                                 ---------------

     This Prospectus relates to 2,400,000 Common Units representing limited partner interests in Ferrellgas Partners, L.P., a Delaware limited partnership (the "Partnership"), which may be issued from time to time by the Partnership in connection with its acquisition of other businesses, properties or securities in business combination transactions in accordance with Rule 415(a)(1)(viii) of Regulation C under the Securities Act of 1933, as amended (the "Securities Act"). It is expected that the terms of acquisitions involving the issuance by the Partnership of Common Units covered by this Prospectus will be determined by direct negotiations with the owners or controlling persons of the businesses, properties or securities to be acquired. Common Units issued in exchange for businesses, properties or securities in business combination transactions will be valued at prices reasonably related to market prices of the Common Units either at the time the terms of an acquisition are agreed upon or at or about the time of delivery of such Common Units.

     This Prospectus will only be used in connection with the acquisition of businesses, properties or securities in business combination transactions that would be exempt from registration but for the issuance of Common Units and the possibility of integration with other transactions. This Prospectus will be furnished to security holders of the businesses, properties or securities to be acquired.

     This Prospectus may also be used, with the Partnership's prior consent, by persons who have received or will receive Common Units in connection with acquisitions and who wish to offer and sell such Units under circumstances requiring or making desirable its use. Persons receiving Common Units in connection with acquisitions will ordinarily be required to agree to hold the Common Units for a period of two years after the date of such acquisition. See "Plan of Distribution".

     If an acquisition has a material financial effect upon the Partnership, a current report on Form 8-K will be filed subsequent to the acquisition containing financial and other information about the acquisition that would be material to subsequent acquirers of Common Units offered hereby, including pro forma information for the Partnership and historical financial information about the company being acquired. A current report on Form 8-K will also be filed when an acquisition does not per se have a material effect upon the Partnership, but if aggregated with other acquisitions since the date of the Partnership's most recent audited financial statements, would have such a material effect.
                                                        (continued on next page)

     "See Risk Factors" for a discussion of certain factors that should be considered by each Prospective Investor.
                                 ---------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                 ---------------

                 The date of this Prospectus is November ,1995.

     Persons receiving Common Units should consider each of the factors described under "Risk Factors" in evaluating an investment in the Partnership, including, but not limited to, the following:

     o Future Partnership performance will depend upon the success of the Partnership in maximizing profit from retail propane sales. Propane sales are affected by weather patterns, product prices and competition, including competition from other energy sources.

     o Cash distributions will depend on future Partnership performance and will be affected by the funding of reserves, expenditures and other matters within the discretion of the General Partner.

     o Potential conflicts of interest could arise between the General Partner and its affiliates, on the one hand, and the Partnership or any partner thereof, on the other.

     o Holders of Common Units have limited voting rights and the General Partner manages and controls the Partnership.

     o The Partnership Agreement limits the liability and modifies the fiduciary duties of the General Partner; holders of Common Units are deemed to have consented to certain actions and conflicts of interest that might otherwise be deemed a breach of fiduciary or other duties under state law.

     o The issuance of all Common Units offered hereby immediately after the date hereof might dilute the interests of holders of Common Units in distributions by the Partnership.

     If an acquisition of a business, properties or securities in a business combination transaction is not exempt from registration even if integration is not taken into account, then the offerees of Common Units in such acquisition will be furnished with a copy of this Prospectus as amended by a post-effective amendment to the Registration Statement on Form S-4 of which this Prospectus is a part.

     The Common Units are traded on the New York Stock Exchange ("NYSE") under the symbol "FGP." Application will be made to list the Common Units offered hereby on the NYSE. The last reported sale price of Common Units on the NYSE on October 31, 1995 was $21.50 per Common Unit.

     The Partnership will distribute to its partners, on a quarterly basis, 100% of its Available Cash, which is generally all of the cash receipts of the Partnership, adjusted for its cash disbursements and net changes in reserves. During the Subordination Period, which will generally not end prior to August 1, 1999, each holder of Common Units will generally be entitled to receive quarterly distributions of $0.50 per Common Unit per quarter, or $2.00 per Common Unit on an annualized basis, before any distributions are made on the outstanding Subordinated Units of the Partnership.

     All expenses of this offering will be paid by the Partnership. No underwriting discounts or commissions will be paid in connection with the issuance of Common Units, although finder's fees may be paid with respect to specific acquisitions. Any person receiving a finder's fee may be deemed to be an "underwriter" within the meaning of the Securities Act.

                                      [MAP]

                              AVAILABLE INFORMATION

         Ferrellgas Partners, L.P. (the "Partnership") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files, reports and other information with the Securities and Exchange Commission (the" Commission"). Reports and other information filed by the Partnership can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Regional Offices of the Commission in Room 1242, Everett McKinley Dirksen Building, 219 Dearborn Street, Chicago, Illinois, and Room 1028, Jacob K. Javits Federal Building, 26 Federal Plaza, New York, New York. Copies of such information can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C.
20549 at prescribed rates.

         The Partnership's Common Units are listed on the New York Stock Exchange (the "NYSE"). Reports and other information filed by the Partnership with the NYSE can be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

         The Partnership has filed a Registration Statement with the Commission on Form S-4 (File No. 33-55185) (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Units offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. With respect to statements made in this Prospectus as to the contents of any contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected at the public reference facilities of the Commission listed above.

                      INFORMATION INCORPORATED BY REFERENCE

     The Partnership's Annual Report on Form 10-K for the fiscal year ended July 31, 1995 has been filed by the Partnership with the Commission pursuant to
Section 13(a) of the Exchange Act and is hereby incorporated by reference.

     All documents  filed by the  Partnership  with the  Commission  pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the Common Units offered hereby shall be deemed to be incorporated by reference and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     This prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available upon request from Ferrellgas Partners, L.P., One Liberty Plaza, Liberty, Missouri, 64068,
Attention: Investor Relations, telephone (816) 792-0203. In order to ensure timely delivery of the documents, any request should be made by five days prior to the date on which the final investment decision must be made.

TABLE OF CONTENTS

                                                                                           Page
AVAILABLE INFORMATION .................................................................       4
INFORMATION INCORPORATED BY REFERENCE .................................................       4
PROSPECTUS SUMMARY.....................................................................       7
    Ferrellgas Partners, L.P. .........................................................       7
    Risk Factors.......................................................................       9
    Summary Historical and Pro Forma Consolidated Financial Data.......................      10
    The Offering.......................................................................      12
    Summary of Tax Considerations......................................................      17

RISK FACTORS...........................................................................      20
    Risks Inherent in the Partnership's Business.......................................      20
    Risks Inherent in an Investment in the Partnership.................................      22
    Conflicts of Interest and Fiduciary Duties.........................................      25
    Tax Considerations.................................................................      28

CASH DISTRIBUTION POLICY...............................................................      29
    Quarterly Distributions of Available Cash..........................................      30
    Distributions of Cash from Interim Capital Transactions............................      33
    Distributions of Cash Upon Liquidation.............................................      34

CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY.....................................      35
    Transactions of the Partnership with Ferrellgas and its Affiliates.................      35
    Conflicts of Interest..............................................................      35

DESCRIPTION OF THE COMMON UNITS........................................................      39
    The Units..........................................................................      39
    Transfer Agent and Registrar.......................................................      39
    Transfer of Units..................................................................      39

THE PARTNERSHIP AGREEMENT..............................................................      40
    Organization and Duration..........................................................      41
    Purpose............................................................................      41
    Capital Contributions..............................................................      41
    Power of Attorney..................................................................      41
    Restrictions on Authority of the General Partner...................................      41
    Withdrawal or Removal of the General Partner.......................................      42
    Transfer of General Partner Interest...............................................      43
    Reimbursement for Services.........................................................      43
    Change of Management Provisions....................................................      43
    Status as Limited Partner or Assignee..............................................      43
    Non-citizen Assignees; Redemption..................................................      44
    Issuance of Additional Securities..................................................      44
    Limited Call Right.................................................................      45
    Amendment of Partnership Agreement.................................................      45
    Meetings; Voting...................................................................      46
    Indemnification....................................................................      47
    Limited Liability..................................................................      47
    Books and Reports..................................................................      48
    Right to Inspect Partnership Books and Records.....................................      49
    Termination and Dissolution........................................................      49
    Liquidation and Distribution of Proceeds...........................................      49
    Registration Rights................................................................      49

UNITS ELIGIBLE FOR FUTURE SALE.........................................................      50

PLAN OF DISTRIBUTION...................................................................      51

TAX CONSIDERATIONS.....................................................................      51
    Legal Opinions and Advice..........................................................      51
    Consequences of Exchanging Assets for Common Units.................................      52
    Ownership of Units by S Corporations...............................................      53
    Changes In Federal Income Tax Laws.................................................      54
    Partnership Status.................................................................      55
    Limited Partner Status.............................................................      56
    Tax Consequences of Unit Ownership.................................................      57
    Allocation of Partnership Income, Gain, Loss and Deduction.........................      58
    Tax Treatment of Operations........................................................      59
    Disposition of Common Units........................................................      62
    Uniformity of Units................................................................      64
    Tax-Exempt Organizations and Certain Other Investors...............................      64
    Administrative Matters.............................................................      65
    Other Tax Considerations...........................................................      68

VALIDITY OF COMMON UNITS...............................................................      69

EXPERTS................................................................................      69


                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus and the historical and pro forma financial statements appearing in the Partnership's Annual Report on From 10-K and should be read only in conjunction with the entire Prospectus and the Annual Report on Form 10-K. For ease of reference, a glossary of certain terms used in this Prospectus is included as Appendix A to this Prospectus.


                            FERRELLGAS PARTNERS, L.P.

     Ferrellgas Partners, L.P. (the "Partnership") is engaged in the sale, distribution, marketing and trading of propane and other natural gas liquids. The Partnership believes that it is the second largest retail marketer of propane in the United States, based on gallons sold, serving more than 700,000 residential, industrial/commercial and agricultural customers in 45 states and the District of Columbia through approximately 467 retail outlets and 246 satellite locations in 38 states (some outlets serve interstate markets). The Partnership's largest market concentrations are in the Midwest, Great Lakes and Southeast regions of the United States. Ferrellgas, Inc. ("Ferrellgas"), a wholly owned subsidiary of Ferrell Companies, Inc. ("Ferrell"), serves as General Partner of the Partnership.

     Retail propane sales volumes were approximately 576 million, 564 million and 553 million gallons during the Partnership's fiscal year ended July 31, 1995, the pro forma fiscal year of the Partnership and Ferrellgas ended July 31, 1994 and Ferrellgas' fiscal year ended July 31, 1993, respectively. Earnings before depreciation, amortization, interest and taxes ("EBITDA") for the same respective periods were $87.9 million, $97.4 million, and $89.4 million. Net earnings (loss) for the same respective periods were $23.8 million, $39.9 million and $(0.8) million.


Business Strategy

   The Partnership's business strategy is to continue Ferrellgas' historical focus on residential and commercial retail propane operations and to expand its operations through strategic acquisitions of smaller retail propane operations located throughout the United States and through increased competitiveness and efforts to acquire new customers. The propane industry is relatively fragmented, with the ten largest retail distributors possessing less than 33% of the total retail propane market and much of the industry consisting of over 3,000 local or regional companies. The Partnership's retail operations account for approximately 7% of the retail propane purchased in the United States, as measured by gallons sold. Since 1986, and as of July 31, 1995, Ferrellgas has acquired 81 smaller independent propane retailers which Ferrellgas believes were not individually material, except for the acquisition of Vision Energy Resources, Inc. For the fiscal years ended July 31, 1995 to 1991, the Partnership or its Predecessor invested approximately $70.1 million, $3.4 million, $0.9 million, $10.1 million and $25.3 million, respectively, to acquire operations with annual retail sales of approximately 70.0 million, 2.9 million,
0.7 million, 8.6 million and 18.0 million gallons of propane, respectively.


Partnership Structure and Management

     The management and employees of Ferrellgas manage and operate the propane business and assets of the Partnership as officers and employees of the General Partner. See "Management."

     In  order to  simplify  the  Partnership's  obligations  under  the laws of several jurisdictions in which it conducts business, the Partnership's activities are conducted through Ferrellgas, L.P., a subsidiary of the Partnership (the "Operating Partnership"). The Partnership is the sole limited partner of the Operating Partnership and the General Partner serves as general partner of the Operating Partnership. Unless the context otherwise requires, references herein to the Partnership include the Partnership and the Operating Partnership on a combined basis.

     The General Partner does not receive any management fee in connection with its management of the Partnership and does not receive any remuneration for its services as general partner of the Partnership other than reimbursement for all direct and indirect expenses incurred in connection with the Partnership's operations and all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the General Partner in connection with the operation of the Partnership's business. The Partnership Agreement provides that the General Partner shall determine the fees and expenses that are allocable to the Partnership in any reasonable manner determined by the General Partner in its sole discretion. Because of the broad authority granted to the General Partner to determine the fees and expenses, including compensation of the General Partner's officers and other employees, allocable to the Partnership, certain conflicts of interest could arise between the General Partner and its affiliates, on the one hand, and the Partnership and its limited partners, on the other, and the limited partners will have no ability to control the expenses allocated by the General Partner to the Partnership.

     The principal executive offices of the Partnership are located at One Liberty Plaza, Liberty, Missouri 64068, and its telephone number is (816) 792-1600.

     The following chart depicts the organization and ownership of the Partnership and the Operating Partnership. The percentages reflected in the following chart represent the approximate ownership interest in each of the Partnership and the Operating Partnership, individually. Except in the following chart, the ownership percentages referred to in this Prospectus reflect the approximate effective ownership interest of the holder in the Partnership and the Operating Partnership on a combined basis.




                                     (CHART)

                                  RISK FACTORS

     Persons receiving Common Units should consider each of the factors described under "Risk Factors" in evaluating an investment in the Partnership, including, but not limited to, the following:

     o Future Partnership performance will depend upon the success of the Partnership in maximizing profit from retail propane sales. Propane sales are affected by weather patterns, product prices and competition, including competition from other energy sources.

     o Cash distributions will depend on future Partnership performance and will be affected by the funding of reserves, expenditures and other matters within the discretion of the General Partner.

     o Potential conflicts of interest could arise between the General Partner and its affiliates, on the one hand, and the Partnership or any partner thereof, on the other.

     o Holders of Common Units have limited voting rights and the General Partner manages and controls the Partnership.

     o The Partnership Agreement limits the liability and modifies the fiduciary duties of the General Partner; holders of Common Units are deemed to have consented to certain actions and conflicts of interest that might otherwise be deemed a breach of fiduciary or other duties under state law.

     o The issuance of all 2,400,000 Common Units offered hereby immediately after the date hereof might dilute the interests of holders of Common Units in distributions by the Partnership.

                        SUMMARY HISTORICAL AND PRO FORMA
                           CONSOLIDATED FINANCIAL DATA

     The following table presents selected consolidated historical and pro forma financial data of the Partnership and Predecessor. Such information should be read in conjunction with the Partnership's audited consolidated financial statements and notes incorporated by reference herein. See "Additional Information."



                                                                         Ferrellgas, Inc. and Subsidiaries (Predecessor)
                                                                        --------------------------------------------------
                                    Ferrellgas Partners, L.P.           Historical
                             -----------------------------------------
                             Historical     Pro Forma     Historical      Eleven
                                                                          Months
                             Year Ended     Year Ended    Inception to    Ended         Historical Year Ended July 31,
                                                                                    -------------------------------------
                             July 31,1995  July 31,1994(1)July 31,1994    June 30,1994  1993         1992          1991
                             ------------------------------------------------------------------   ----------    ----------
Income Statement Data:
    Total revenues              $596,436       $526,556      $ 24,566     $501,990    $541,945     $501,129      $543,933
    Depreciation and              32,014         28,835         2,383       26,452      30,840       31,196        36,151
      amortization
    Operating income (loss)       55,927         68,631       (2,391)       71,522      58,553       56,408        63,045
    Interest expense              31,993         28,130         2,662       53,693      60,071       61,219        60,507
    Earnings (loss) from          23,820         39,909       (5,026)       12,337         109      (1,700) (5)     1,979
      continuing operations
    Earnings from continuing        0.76           1.29             -
      operations per unit (2)
    Cash distributions declared     1.65              -             -
     per unit (3)


Balance Sheet Data
  (at end of period):
    Working capital             $ 28,928       $ 34,948      $ 34,948     $ 91,912    $ 74,408     $ 67,973      $ 53,403
    Total assets                 578,596        477,193       477,193      592,664     573,376      598,613       580,260
    Payable to (receivable             -              -             -      (4,050)       (916)        2,236         3,763
     from)parent and affiliates
    Long-term debt               338,188        267,062       267,062      476,441     489,589      501,614       466,585
    Stockholder's equity                                                    22,829      11,359        8,808        21,687

Partners' Capital:
    Common Unitholders         $  84,489      $  84,532     $  84,532
    Subordinated Unitholders      91,824         99,483        99,483
    General Partner (2)         (57,676)       (62,622)      (62,622)

Supplemental Data:
    Earnings (loss) before
      depreciation, amortization,
      interest and taxes (4)    $ 87,941       $ 97,466           $(8)     $ 97,974    $ 89,393     $ 87,604      $ 99,196
    Fixed Charge Coverage
      Ratio (6)                    2.85x         3.51x

(1)  The pro forma year ended July 31, 1994  includes  the eleven  months  ended
     June 30, 1994 and historical financial data of the partnership for the period from inception (July 5, 1994) to July 31, 1994 (adjusted principally for the pro forma effect on interest expense resulting from the early retirement of debt, net of additional borrowings).

(2)  Pursuant to the MLP's Agreement of Limited  Partnership  (the  "Partnership
     Agreement"),  the net loss from  continuing  operations of  $5,026,000  was allocated 100% to the General  Partner from inception of the Partnership to the last day of the taxable year ending July 31,  1994.  An amount equal to
     99% of this net loss was reallocated to the limited partners in the taxable year ending July 31, 1995 based on their ownership percentage. In addition,
     the  retirement  of  debt  assumed  by  the  Partnership   resulted  in  an
     extraordinary  loss  of  approximately   $60,062,000  resulting  from  debt
     prepayment premiums, consent fees and the write-off of unamortized discount and financing  costs. In accordance with the  Partnership  Agreement,  this extraordinary  loss was allocated  100% to the General  Partner and was not reallocated to the limited partners in the next taxable year.


(3) No cash distributions were declared by the Partnership from inception to July 31, 1994. The $0.65 distribution made at the end of the 1995 first quarter included $0.50 for the first quarter 1995 and $0.15 for the inception period.

(4) EBITDA is calculated as operating income (loss) plus depreciation and amortization. EBITDA is not intended to represent cash flow and does not represent the measure of cash available for distribution. EBITDA is a non-GAAP measure, but provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution. In addition, EBITDA is not intended as an alternative to earnings (loss) from continuing operations or net earnings (loss) .

(5) In August 1991, the Company revised the estimated useful lives of storage tanks from 20 to 30 years in order to more closely reflect expected useful lives of the assets. The effect of the change in accounting estimates resulted in a favorable impact on loss from continuing operations of approximately $3.7 million for the fiscal year ended July 31, 1992.

(6) Such ratio is calculated for the preceding four-quarter period. Under the terms of the Indenture (as defined in the glossary), the Operating Partnership will be prohibited from making any distributions to the Partnership if the Operating Partnership's Fixed Charge Coverage Ratio (as defined in the glossary) for the preceding four fiscal quarters does not exceed 2.25 to 1 after giving effect to such distribution.
---------

                                                   THE OFFERING

Securities offered                          2,400,000 Common Units to be
                                            issued   in   connection   with  the
                                            acquisition      of      businesses,
                                            properties or securities in business
                                            combinations.

Units to be outstanding after               16,640,810  Common  Units
this offering                               representing a 50.1% limited partner
                                            interest  in  the   Partnership  and
                                            16,593,721     Subordinated    Units
                                            representing a 49.9% limited partner
                                            interest in the Partnership.  (After
                                            giving effect to the general partner
                                            interest, the Common Units represent
                                            a 49.1% partnership interest and the
                                            Subordinated Units represent a 48.9%
                                            partnership interest.)

Distributions of Available Cash             The  Partnership  will  distribute
                                            100% of its Available Cash within 45
                                            days  after  the  end of each
                                            January,  April,  July  and  October
                                            to Unitholders  of  record  on  the
                                            applicable  record  date  and  to
                                            the General Partner.   "Available
                                            Cash"  will consist  generally of
                                            all of the  cash   receipts  of  the
                                            Partnership   adjusted   for  its
                                            cash disbursements  and net  changes
                                            in  reserves.  The full  definition
                                            of Available Cash is set forth in
                                            the Partnership  Agreement,  the
                                            form of which is filed as an exhibit
                                            to the  Registration  Statement  of
                                            which this Prospectus constitutes a
                                            part. The General Partner has
                                            discretion  in making cash
                                            disbursements  and  establishing
                                            reserves, thereby affecting the
                                            amount of Available Cash. See "Cash
                                            Distribution Policy." Available Cash
                                            will generally be distributed 98% to
                                            the Unitholders and 2% to the
                                            General  Partner, except that if
                                            distributions  of  Available  Cash
                                            exceed  certain  target  levels,  an
                                            affiliate of the General  Partner
                                            will receive a percentage of such
                                            excess  distributions  that will
                                            increase to up to 48% of
                                            distributions in  excess  of  the
                                            highest target level. See  "Cash
                                            Distribution Policy--Quarterly
                                            Distributions of Available
                                            Cash--Incentive Distributions-
                                            -Hypothetical Annualized Yield."

Distributions to Unitholders                With respect to each quarter  during
                                            the  Subordination  Period,  which
                                            will  generally  not end  earlier
                                            than  August  1,  1999,  the  Common
                                            Unitholders  will  generally  have
                                            the  right to  receive  the  Minimum
                                            Quarterly  Distribution  of $0.50
                                            per Common Unit, plus any arrearages
                                            in  the distribution of the Minimum
                                            Quarterly  Distribution  on the
                                            Common  Units  for  prior  quarters,
                                            before  any   distributions   of
                                            Available Cash are made to the
                                            Subordinated Unitholders.
                                            Subordinated Units will not accrue
                                            distribution  arrearages.  Upon the
                                            expiration  of the  Subordination
                                            Period,  Common Units will no longer
                                            accrue distribution arrearages.

Subordination Period; Conversion of
Subordinated Units                          The Subordination Period will extend
                                            from  the  closing  of  this
                                            offering  until  the  first day of
                                            any  quarter  beginning  on or after
                                            August  1, 1999 in  respect of which
                                            (i) distributions of Available Cash
                                            on the  Common  Units  and  the
                                            Subordinated  Units  equaled  or
                                            exceeded  the  Minimum  Quarterly
                                            Distribution  for each of the  three
                                            consecutive  four-quarter  periods
                                            immediately  preceding such date and
                                            (ii) the Partnership has invested at
                                            least  $50   million  in
                                            acquisitions and capital additions
                                            or  improvements  made to increase
                                            the  operating  capacity  of the
                                            Partnership.  A  total  of 5,531,240
                                            Subordinated  Units held by
                                            Ferrellgas and its affiliates  will
                                            convert into  Common  Units on the
                                            first  day of any quarter beginning
                                            on or after  August  1,  1997  in
                                            respect  of  which (i) distributions
                                            of Available Cash on the Common
                                            Units and the  Subordinated  Units
                                            equaled or exceeded  the  Minimum
                                            Quarterly  Distribution  for each of
                                            the two consecutive  four-quarter
                                            periods  immediately  preceding such
                                            date and (ii) the operating cash
                                            generated by the Partnership in each
                                            of such four-quarter periods equaled
                                            or exceeded 125% of the Minimum
                                            Quarterly  Distribution  on  all
                                            Common  Units  and  all Subordinated
                                            Units. Upon the expiration of the
                                            Subordination  Period, all remaining
                                            Subordinated Units will convert into
                                            Common  Units.  The  Partnership
                                            Agreement also provides  that if the
                                            General  Partner is removed other
                                            than for cause, the  Subordination
                                            Period will end and all outstanding
                                            Subordinated   Units  will  convert
                                            into  Common  Units.   See   "Cash
                                            Distribution  Policy--Quarterly
                                            Distributions  of Available  Cash"
                                            and "The Partnership Agreement-
                                            -Change of Management Provisions."

Incentive distributions                     As an incentive, if quarterly
                                            distributions of Available Cash
                                            exceed certain  specified  target
                                            levels an affiliate of the General
                                            Partner will receive 13%, then 23%
                                            and then 48% of  distributions  of
                                            Available Cash in excess of such
                                            target levels. The target levels are
                                            based on the amounts  of Available
                                            Cash   distributed,  and  incentive
                                            distributions  will not be made
                                            unless the Unitholders have received
                                            distributions at specified levels
                                            above  the  Minimum   Quarterly
                                            Distribution. The rights to receive
                                            incentive  distributions  are
                                            referred to as "Incentive
                                            Distribution Rights."See" Cash
                                            Distribution Policy--Quarterly
                                            Distributions of Available Cash."



Adjustment of Minimum Quarterly             The Minimum  Quarterly  Distribution
Distribution and target                     and the target distribution levels
distribution  levels                        for the incentive distributions  are
                                            subject to downward  adjustments  in
                                            the event that  Unitholders  receive
                                            distributions  of Cash from  Interim
                                            Capital Transactions,  as defined in
                                            the   glossary   (which    generally
                                            include    transactions    such   as
                                            borrowings,  refinancings,  sales of
                                            securities   or   sales   or   other
                                            dispositions of assets  constituting
                                            a  return  of   capital   under  the
                                            Partnership      Agreement,       as
                                            distinguished    from    cash   from
                                            Partnership  operations),  or in the
                                            event   legislation  is  enacted  or
                                            existing    law   is   modified   or
                                            interpreted  in a manner that causes
                                            the  Partnership to be treated as an
                                            association taxable as a corporation
                                            or  otherwise  taxable  as an entity
                                            for  federal,  state or local income
                                            tax  purposes.  If  the  Unitholders
                                            receive a full  return of capital as
                                            a result  of  distributions  of Cash
                                            from Interim  Capital  Transactions,
                                            the  distributions  payable  to  the
                                            holders     of     the     Incentive
                                            Distribution Rights will increase to
                                            48%  of  all   amounts   distributed
                                            thereafter.  See "Cash  Distribution
                                            Policy--Quarterly  Distributions  of
                                            Available   Cash--Distributions   of
                                            Cash    from     Interim     Capital
                                            Transactions"  and  "--Adjustment of
                                            Minimum  Quarterly  Distribution and
                                            Target Distribution Levels."

Transfer of Units                           Persons  acquiring  Common Units in
                                            business   combinations pursuant to
                                            this offering  will be typically
                                            required to agree to hold such
                                            Common  Units  for a period of two
                                            years after the date of acquisition
                                            unless the General Partner agrees to
                                            a shorter  holding period or agrees
                                            to waive such requirement in the
                                            future.

Potential for significant additional
dilution in the future                      The Partnership Agreement authorizes
                                            the General Partner to cause the
                                            Partnership  to  issue an  unlimited
                                            number  of  additional   limited
                                            partner  interests and other equity
                                            securities of the  Partnership for
                                            such consideration and on such terms
                                            and  conditions  as  shall  be
                                            established  by the  General Partner
                                            in its sole  discretion,  without
                                            the approval of the  Unitholders,
                                            with certain  exceptions,  including
                                            the  following:  prior  to the  end
                                            of the  Subordination  Period,  the
                                            Partnership  may  not  issue  equity
                                            securities  of  the  Partnership
                                            ranking  prior or senior to the
                                            Common Units or an aggregate of more
                                            than  7,000,000  additional  Common
                                            Units (which may include the Common
                                           Units issued in business combinations
                                            pursuant to this  offering) or
                                            an  equivalent  amount of securities
                                            ranking  on a  parity  with the
                                            Common Units, in either case without
                                            the  approval of the holders of
                                            at least 66 2/3% of the outstanding
                                            Common Units;  provided,  however,
                                            that the Partnership  may also issue
                                            an unlimited  number of additional
                                            Common   Unit or parity  securities
                                            prior  to  the  end  of  the
                                            Subordination Period and without the
                                            approval of the  Unitholders  if
                                            (a) such  issuance  occurs  in
                                            connection with or (b) such issuance
                                            occurs  within 270 days of,  and the
                                            net  proceeds  from such  issuance
                                            are used to repay debt  incurred in
                                            connection  with, a transaction  in
                                            which the Partnership  acquires
                                          (through an asset acquisition, merger,
                                            stock  acquisition  or other form of
                                            investment)  control  over assets
                                            and  properties  that would have, if
                                            acquired by the  Partnership as of
                                            the date  that is one year  prior to
                                            the first  day of the  quarter  in
                                            which such  transaction is to be
                                            consummated, resulted in an increase
                                            in (i) the amount of Acquisition
                                            Pro  Forma   Available   Cash
                                            constituting   Cash  from  Operation
                                            (as  defined  in  the  glossary)
                                            generated by the  Partnership on a
                                            per-Unit  basis for all  outstanding
                                            Units  with  respect  to  each  of
                                            the  four  most  recently  completed
                                            quarters over (ii) the actual amount
                                            of Available  Cash  constituting
                                            Cash from  Operations  generated by
                                            the Partnership on a per-Unit basis
                                            for all  outstanding  Units with
                                          respect to each of such four quarters.
                                            After  the end of the  Subordination
                                            Period,  there is no  restriction
                                            under the  Partnership  Agreement on
                                            the ability of the  Partnership to
                                            issue additional  limited or general
                                            partner  interests junior to, on a
                                            parity  with or senior to the Common
                                            Units.  See  "Risk  Factors--Risks
                                            Inherent  in an  Investment  in  the
                                            Partnership--The  Partnership  May
                                            Issue Additional Units, Diluting
                                            Existing Unitholders' Interests."

Limited call right                          If at any time the General  Partner
                                            and its  affiliates own 80% or more
                                           of the issued and outstanding limited
                                            partner  interests of any class,
                                            the General  Partner may purchase,
                                            or assign to its  affiliates or the
                                            Partnership  its right to purchase,
                                            all, but not less than all, of the
                                            remaining limited partner interests
                                            of such class at a purchase price
                                            equal to the higher of the  Current
                                            Market  Price (the 20 trading  day
                                            average  of  the  closing   prices
                                            on  The  New  York  Stock  Exchange
                                            ( "NYSE ")  ending  three days prior
                                             to the call date) and the  highest
                                            cash price paid by the  General
                                            Partner or any of its affiliates for
                                            any limited  partner  interests  of
                                            such class  within the  previous 90
                                            days.  As a  consequence,  a holder
                                            of such limited  partner  interests
                                            may have his  interests  purchased
                                            from  him  even  though  he may not
                                            desire  to sell  them,  or the price
                                            paid may be less than the  amount
                                            the  holder  would  desire  to
                                            receive upon the sale of his limited
                                            partner  interests.   See   "The
                                            Partnership Agreement--Limited  Call
                                            Right."

Limited voting rights                       Unitholders  will not have voting
                                            rights  except  with  respect to the
                                            following  matters,  for which the
                                            Partnership  Agreement  requires the
                                            approval  of at  least a  majority
                                            (and  in  certain  cases a  greater
                                            percentage)  of the  outstanding
                                            Units (excluding in some cases Units
                                            held by th  General  Partner and its
                                            affiliates):  a sale or exchange
                                            of  all  or  substantially  all  of
                                            the  Partnership's   assets,   the
                                            withdrawal  or  removal  of the
                                            General  Partner, the election of a
                                            successor  General  Partner,  a
                                          dissolution and plan of liquidation or
                                            reconstitution  of  the Partnership,
                                            a  merger  of  the  Partnership,
                                            issuance  of  Units  in  certain
                                            circumstances,  approval  of certain
                                            actions of the General  Partner
                                            (including the transfer by the
                                            General Partner of its general
                                            partner interest under certain
                                            circumstances) and certain
                                            amendments to the Partnership
                                            Agreement,  including any
                                            amendment  that  would  cause  the
                                            partnership  to  be  treated  as an
                                            association   taxable  as  a
                                            corporation. Subordinated Units will
                                            generally  vote as a single  class
                                            with  the  Common  Units,  although
                                            Units  owned  by  the  General
                                            Partner  and  its affiliates are not
                                            permitted  to vote on certain
                                            issues (such as, the withdrawal of
                                            the General Partner, the approval
                                            of  certain   amendments   to  the
                                            Partnership Agreemen  and the taking
                                            of actions that would change the
                                            tax    status   of   the
                                            Partnership). See "The  Partnership
                                            Agreement--Restrictions   on
                                            Authority of the General  Partner,"
                                            "--Amendment  of  Partnership
                                            Agreement,"  "--Meetings;  Voting"
                                            and "--Termination and Dissolution."

Inability to remove general partner
without consent of Ferrell                  Subject to  certain  conditions, the
                                            General  Partner  may be removed
                                            upon  the  approval  of  the holders
                                            of  at  least  66  2/3%  of  the
                                            outstanding  Units. A meeting of the
                                            holders of the Common  Units may
                                            be called  only by the  General
                                            Partner or by the holders of 20% or
                                           more of the outstanding Common Units.
                                            Ferrell's indirect ownership of
                                            Units  representing an aggregate 57%
                                            limited  partner  interest  (53%
                                            upon  completion  of the issuance of
                                            Common Units  offered  pursuant to
                                            this Prospectus)  effectively
                                            precludes any vote to remove
                                            Ferrellgas as general partner
                                            without the consent of Ferrell. See
                                            "The Partnership Agreement--
                                            Withdrawal or Removal of the General
                                            Partner" and  "--Meetings; Voting."

Change of management provisions             Any person or group  (other than
                                            Ferrellgas or its  affiliates)  that
                                            acquires beneficial ownership of 20%
                                            or more of the Common Units will
                                            lose its voting rights with respect
                                            to all of its Common  Units.  In
                                            addition  if  Ferrellgas is removed
                                            as the  General  Partner of the
                                           Partnership other than for cause, the
                                            Subordination  Period will end,
                                            and  the  Subordinated  Units  will
                                            immediately  convert  into  Common
                                            Units;  in such event  Ferrellgas,
                                            as a holder of Common  Units issued
                                            upon  conversion  of  Subordinated
                                            Units,  would  participate  in  any
                                            distributions,  including
                                            distributions in respect of
                                            arrearages  in the  Minimum
                                            Quarterly Distribution,
                                            pro rata with other  holders of
                                            Common Units.  These  provisions are
                                            intended to discourage a person or
                                            group from  attempting to remove
                                            Ferrellgas as General Partner of the
                                            Partnership  or otherwise  change
                                            management of the  Partnership.  The
                                            effect of these provisions may be to
                                            diminish  the price at which
                                            the Common Units will trade under
                                            certain  circumstances. For example,
                                            the  provisions may make it unlikely
                                            that a third party,  in an effort
                                            to remove  the  General  Partner and
                                            take over the  management  of the
                                            Partnership,  would  make a  tender
                                            offer  for the  Common  Units at a
                                            price  above  their  trading  market
                                            price.   See   "The   Partnership
                                            Agreement--Change of Management
                                            Provisions."

Lack of preemptive rights of Unitholders    The holders of Common  Units do not
                                            have  preemptive  rights to acquire
                                            additional  Common  Units or other
                                            partnership  interests  that may be
                                            issued by the  Partnership.  See
                                            "Risk Factors--Risks Inherent in an
                                            Investment  in the  Partnership--The
                                            Partnership  May Issue  Additional
                                            Units, Diluting Existing Unitholders
                                            Interests."   Ferrellgas and its
                                            affiliates,  however,  have certain
                                            rights to acquire  interests in the
                                            Partnership  in order to maintain
                                            their  percentage  interests  in the
                                            Partnership.  See  "The  Partnershi
                                            Agreement--Issuance  of Additional
                                            Securities."

Lack of  dissenters' rights                 The Common Unitholders are not
                                            entitled to dissenters' rights of
                                            appraisal under the Partnership
                                            Agreement or applicable Delaware
                                            law in the event of a merger or
                                            consolidation of the Partnership,
                                            a sale of substantially all of the
                                            Partnership's  assets or any other
                                            event.

Transfer restrictions                       All  purchasers  of Common  Units in
                                            this  offering and  purchasers  of
                                            Common Units in the open market who
                                            wish to become  Common  Unitholders
                                            of  record  must  deliver  an
                                            executed transfer application  (the
                                            "Transfer  Application,"  the  form
                                            of  which  is set  forth  on the
                                            reverse side of the  certificate
                                            evidencing Common  Units) before the
                                            transfer  of such  Common  Units wil
                                            be  registered  and  before  cash
                                            distributions and federal income tax
                                            allocations  will be made to the
                                            transferee.  Any such transferee who
                                            signs a Transfer  Application will
                                            be entitled to cash  distributions
                                            and federal income tax  allocations
                                            without the necessity of any consent
                                            of the General  Partner.  Persons
                                            purchasing  Common Units  who do not
                                            deliver  an  executed  Transfer
                                            Application  will  acquire no rights
                                            in such  Common  Units  other than
                                            the  right to  resell  such  Common
                                            Units.  See   "Description  of the
                                            Common Units--Transfer of Units."

Liquidation preference                      In  the  event  of  any  liquidation
                                            of  the  Partnership  during  the
                                            Subordination  Period,  the
                                            outstanding Common Units generally
                                            will be entitled to receive a
                                            distribution out of the net assets
                                            of the Partnership in preference to
                                            liquidating distributions  on  the
                                            Subordinated  Units.  Following
                                            conversion of the Subordinated Units
                                            into   Common   Units,   all  Units
                                            will  be  treated  the  same  upon
                                            liquidation    of   the Partnership.
                                            See    "Cash    Distribution
                                            Policy--Distributions of Cash Upon
                                            Liquidation."

Listing The Common Units are listed on the NYSE. Application will be made to list the Common Units offered hereby on the NYSE.

NYSE symbol                                 FGP

                          SUMMARY OF TAX CONSIDERATIONS

     The tax consequences of an investment in the Partnership to a particular investor will depend in part on the investor's own tax circumstances. Each prospective investor should consult his own tax advisor about the federal, state and local tax consequences of an investment in Common Units.

     The following is a brief summary of certain expected tax consequences of acquiring, owning and disposing of Common Units. The following discussion, insofar as it relates to federal income tax laws, is based in part upon the opinion of Bryan Cave LLP, special counsel to the General Partner and the Partnership, described in "Tax Considerations." This summary is qualified by the discussion in "Tax Considerations," particularly the qualifications on the opinions of counsel described therein.

Partnership Status

     In the opinion of Bryan Cave LLP, the Partnership will be classified for federal income tax purposes as a partnership, and the beneficial owners of Common Units will be considered partners in the Partnership. Accordingly, the Partnership will pay no federal income taxes, and a Common Unitholder will be required to report in his federal income tax return his share of the
Partnership's income, gains, losses, and deductions. In general, cash distributions to a Common Unitholder will be taxable only if, and to the extent that, they exceed such Unitholder's tax basis in his Common Units.

Treatment of Partnership Distributions

     In general, annual income and loss of the Partnership will be allocated to the General Partner and the Unitholders for each taxable year in accordance with their respective percentage interests in the Partnership, as determined annually and prorated on a monthly basis and subsequently apportioned among the General Partner and the Unitholders of record as of the opening of the first business day of the month to which they relate, even though Unitholders may dispose of their Units during the month in question. As described in greater detail later in "Consequences of Exchanging Assets for Common Units," however, a Unitholder acquiring Units in exchange for a conveyance of assets to the Partnership will be required to take into account certain special allocations of income and loss for federal income tax purposes relating to the conveyed assets. A Unitholder will be required to take into account, in determining his federal income tax liability, his share of income generated by the Partnership for each taxable year of the Partnership ending within or with the taxable year of the
Unitholder's whether or not cash distributions are made to him. As a consequence, a Unitholder's share of taxable income of the Partnership (and possibly the income tax payable by him with respect to such income) may exceed the cash, if any, actually distributed to such Unitholder.

Consequences of Exchanging Assets for Common Units

     In general, no gain or loss will be recognized for federal income tax purposes by the Partnership or by a person (including any individual, partnership, S corporation or corporation taxed under Subchapter C of the Code) contributing property to the Partnership in exchange for Common Units. If the Partnership assumes liabilities or takes assets subject to liabilities in connection with a contribution of assets in exchange for Common Units, however, taxable gain may be recognized by the contributing person in certain circumstances. Any existing tax gain (generally, the excess of fair market value over tax basis) is recognized over the period of time during which the Partnership claims depreciation or amortization deductions with respect to the contributed property, or when the contributed property is disposed of by the Partnership. See "Tax Considerations--Consequences of Exchanging Assets for Common Units."

Limitations on Deductibility of Partnership Losses

     A Unitholder may deduct his share of Partnership losses only to the extent the losses do not exceed the basis in his Units or, in the case of taxpayers subject to the "at risk" rules, the amount the Unitholder is at risk with respect to the Partnership's activities, if less than such basis. Further, in the case of taxpayers subject to the passive loss rules, under the passive loss limitations, Partnership losses, if any, will only be available to offset future income generated by the Partnership and cannot be used to offset income from other activities including passive activities or investments. Any losses unused by virtue of the passive loss rules may be deducted when the Unitholder disposes of all of his Units in a fully taxable transaction with an unrelated party.

Section 754 Election

     The Partnership has made the election provided for by Section 754 of the Internal Revenue Code of 1986, as amended (the "Code"), which will generally permit a Unitholder to calculate income and deductions by reference to the portion of his purchase price attributable to each asset of the Partnership.

Disposition of Common Units

     A Unitholder who sells Common Units will recognize gain or loss equal to the difference between the amount realized (including his share of Partnership nonrecourse debt) and his adjusted basis in such Common Units. A Unitholder acquiring Units in exchange for a conveyance of assets to the Partnership will generally have an initial basis equal to the basis he had in those assets. A Unitholder's basis is generally increased by his share of Partnership income and decreased by his share of Partnership losses and distributions. A portion of the amount realized (whether or not representing gain) may be ordinary income.

Other Tax Considerations

     In addition to federal income taxes, Unitholders may be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which a Unitholder resides or in which the Partnership does business or owns property. A Unitholder will likely be required to file state income tax returns and to pay taxes in various states and may be subject to penalties for failure to comply with such requirements. The General Partner anticipates that a substantial portion of the Partnership's income will be generated in six states: Georgia, Kentucky, Michigan, Missouri, Ohio and Texas. Based on the Company's income apportionment for fiscal year 1993 for state income tax purposes, the General Partner estimates that no other state will account for more than 4% of the Partnership's income. Of the six states in which the General Partner anticipates that a substantial portion of the Partnership's income will be generated, only Texas does not currently impose a personal income tax. Some of the states may require the Partnership to withhold a percentage of income from amounts to be distributed to a Unitholder who is not a resident of the state.

     It is the responsibility of each prospective Unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities of his investment in the Partnership. Accordingly, each prospective Unitholder should consult, and must depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each Unitholder to file all federal, state and local tax returns that may be required of such Unitholder. Bryan Cave LLP has not rendered an opinion on the state and local tax consequences of an investment in the Partnership.

Ownership of Common Units by  Tax-Exempt  Organizations  and Certain  Other
Investors

     An investment in Units by tax-exempt organizations (including individual retirement accounts and other retirement plans), regulated investment companies and foreign persons raises issues unique to such persons. Virtually all of the income derived by a Unitholder which is a tax-exempt organization will be unrelated business taxable income, and thus will be taxable to such Unitholder; no significant amount of the Partnerships gross income will be qualifying income for purposes of determining whether a Unitholder will qualify as a regulated investment company; and a Unitholder who is a nonresident alien, foreign corporation or other foreign person will be regarded as being engaged in a trade or business in the United States as a result of ownership of a Unit and thus will be required to file federal income tax returns and to pay tax on such Unitholder's share of Partnership taxable income. See "Tax Considerations--Tax-Exempt Organizations and Certain Other Investors."

Tax Shelter Registration

     The Code generally requires that "tax shelters" be registered with the Secretary of the Treasury. It is arguable that the Partnership will not be subject to the registration requirement on the basis that it will not constitute a tax shelter. Nevertheless, the Partnership has registered as a tax shelter with the IRS, and the IRS has issued the following tax shelter registration number to the Partnership: 94201000010. ISSUANCE OF THE REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN THE PARTNERSHIP OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS. See "Tax Considerations--Administrative Matters--Registration as a Tax Shelter."

                                  RISK FACTORS

     Limited partner interests are inherently different from capital stock of a corporation, although many of the business risks to which the Partnership will be subject are similar to those that would be faced by a corporation engaged in a similar business. Prospective purchasers of the Common Units should consider the following factors as well as the other information set forth in this Prospectus in evaluating an investment in the Common Units.

Risks Inherent in the Partnership's Business

   Weather Conditions Affect the Demand for Propane

     National weather conditions can have a substantial impact on the demand for propane and, therefore, the results of operations of the Partnership. In particular, the demand for propane by residential customers is affected by weather, with peak sales typically occurring during the winter months. Average winter temperatures as measured by degree days across Ferrellgas' operating areas in fiscal 1995 and 1993 were warmer than historical standards, thus lowering demand for propane. Average winter temperatures as measured by degree days across Ferrellgas' operating areas in fiscal 1994 were slightly colder than historical averages. There can be no assurance that average temperatures in future years will be close to the historical average. Agricultural demand is also affected by weather. Wet weather during harvest season causes an increase in propane used for crop drying and dry weather during the growing season causes an increase in propane used for irrigation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   The Retail Propane Industry is a Mature One

     The retail propane industry is a mature one, with only limited growth in total demand for the product foreseen (the exception being in the case of motor fuel applications which is being driven by recent environmental legislation, but for which the opportunity cannot be estimated). Based on information available from the Energy Information Administration, the Partnership believes the overall demand for propane has remained relatively constant over the past several years, with year to year industry volumes being impacted primarily by weather patterns. Therefore, the Partnership's ability to grow within the industry is dependent on the success of its marketing efforts to acquire new customers and on its ability to acquire other retail distributors.

   The Partnership will be Subject to Pricing and Inventory Risk

     An important element of Ferrellgas' high retention of retail customers has been its ability to deliver propane during periods of extreme demand. To help ensure this capability, the Partnership intends to continue engaging in the brokerage and trading of propane and other natural gas liquids historically performed by Ferrellgas. If the Partnership sustains material losses from its trading activities, the amount of Available Cash constituting Cash from Operations available for distribution to the holders of Common Units may be reduced. The Partnership seeks to minimize its trading risks through the enforcement of trading policies, which include total inventory limits and loss limits. Personnel responsible for trading activities have an average of over 10 years of trading experience with Ferrellgas. See "Business--Other Operations." In addition, depending on inventory and price outlooks, the Partnership may purchase and store propane or other natural gas liquids. This activity may subject the Partnership to losses if the prices of propane or such other natural gas liquids decline prior to their sale by the Partnership. The Partnership may be unable to pass rapid increases in the wholesale cost of propane on to its retail customers, reducing margins on retail sales. In the long term, however, margins generally have not been materially impacted by rapid increases in the wholesale cost of propane, as Ferrellgas has generally been able to eventually pass on increases to its retail customers. There can be no assurance as to whether the Partnership will be able to pass on such costs in the future.

   The Retail Propane Business Experiences Competition From Other Energy Sources and Within the Industry

     The Partnership competes for customers against suppliers of natural gas, electricity and fuel oil. Because of the significant cost advantage of natural gas over propane, propane is generally not competitive with natural gas in those areas where natural gas is readily available. The expansion of the nation's natural gas distribution systems has resulted in the availability of natural gas in many areas that previously depended upon propane. Propane is generally less expensive to use than electricity for space heating, water heating and cooking and competes effectively with electricity in those parts of the country where propane is cheaper than electricity on an equivalent BTU basis. Although propane is similar to fuel oil in application, market demand and price, propane and fuel oil have generally developed their own distinct geographic markets. In addition, given the cost of conversion from fuel oil to propane, potential customers of propane generally will only switch from fuel oil if there is a significant price advantage with propane.

     Long-standing customer relationships are also typical to the retail propane industry. Retail propane customers generally lease their storage tanks from their suppliers. The lease terms and, in most states, certain fire safety regulations, restrict the refilling of a leased tank solely to the propane supplier that owns the tank. The cost and inconvenience of switching tanks minimizes a customer's tendency to switch among suppliers of propane on the basis of minor variations in price. As a result, the Partnership may experience difficulty in acquiring new retail customers in areas where there are existing relationships between potential customers and other propane distributors.

   Partnership Operations are Subject to Operating Risks

     The Partnership's operations are subject to all operating hazards and risks normally incidental to handling, storing, transporting and otherwise providing for use by consumers of combustible liquids such as propane. As a result, the Partnership is a defendant in various legal proceedings and litigation arising in the ordinary course of business. The Partnership maintains insurance policies with insurers in such amounts and with such coverage and deductibles as the General Partner believes are reasonable and prudent. However, there can be no assurance that such insurance will be adequate to protect the Partnership from all material expenses related to potential future claims for personal and property damage or that such levels of insurance will be available in the future at economical prices. After taking into account the pending and threatened matters against the Partnership and the insurance coverage and reserves to be maintained by the Partnership, the General Partner is of the opinion that there are no known contingent claims or uninsured claims that are likely to have a material adverse effect on the results of operations or financial condition of the Partnership. See "Business--Litigation." The occurrence of an event not fully covered by insurance, or the occurrence of a large number of claims that are self-insured, may have a material adverse effect on the results of operations or financial position of the Partnership.

   The Partnership may not be Successful in Making Acquisitions

     Ferrellgas has historically expanded its business through acquisitions. The Partnership intends to consider and evaluate opportunities for growth through acquisitions in its industry, although it currently has no material acquisitions under consideration. There can be no assurance that the Partnership will find attractive acquisition candidates in the future, or that the Partnership will be able to acquire such candidates on economically acceptable terms.

   Energy Efficiency and Technology Trends may Affect Demand for Propane

     Retail customers primarily use propane as a heating fuel. Increased technological advances in energy efficiency, including the development of more efficient heating devices, has slowed the growth of demand for propane by retail gas customers. The Partnership is unable to predict the effect that any technological advances in energy efficiency, conservation, energy generation or other devices might have on the Partnership's operations.

   The Partnership is Dependent Upon Key Personnel of the General Partner

     The General Partner believes its success has been dependent to a significant extent upon the efforts and abilities of its senior management team, in particular James E. Ferrell, President and Chairman of the Board of the General Partner. The failure of the General Partner to retain Mr. Ferrell and other executive officers could adversely affect the Partnership's operations. Mr. Ferrell, who has been associated with the Partnership and its predecessors for nearly 30 years and who indirectly owns more than 50% of the Partnership, has indicated to the Partnership that he intends to continue as chief executive officer of the General Partner.

Risks Inherent in an Investment in the Partnership

   The Operating Partnership has Incurred Substantial Indebtedness; Such Indebtedness may Limit the Partnership's Ability to make Distributions

     As of July 31, 1995, the Operating Partnership is liable for approximately $338 million in indebtedness. As a result, the Partnership is highly leveraged and has indebtedness that is substantial in relation to its partners' equity. The ability of the Operating Partnership to make principal and interest payments will depend on future performance, which performance is subject to many factors, some of which will be outside the Operating Partnership's control. In addition, such indebtedness contains restrictive covenants which limit the ability of the Operating Partnership to distribute cash to the Partnership and to incur additional indebtedness. Payment of principal and interest on such indebtedness, as well as compliance with the requirements and covenants of such indebtedness, may limit the Partnership's ability to make distributions to Unitholders. For example, the Indenture prohibits the Operating Partnership from making any distributions to the Partnership if the Operating Partnership's Fixed Charge Coverage Ratio for the preceding four fiscal quarters does not exceed 2.25 to 1 after giving effect to such distribution. The Fixed Charge Coverage Ratio for the four quarter periods ending July 31, 1995 was 2.85 to 1.

     As of July 31, 1995, the Operating Partnership has $135 million of outstanding indebtedness bearing interest at floating rates. In addition, pursuant to the Credit Agreement, the Operating Partnership has available an additional $25 million of borrowings, all of which bears interest at floating rates. As a result, the Operating Partnership will be subject to increases in interest rates which, if material, could adversely impact the Partnership's ability to distribute the Minimum Quarterly Distribution to Unitholders. In order to mitigate the risk of such interest rate increases, the General Partner intends, if possible, to cause the Operating Partnership to enter into appropriate interest rate protection arrangements with respect to all or a portion of the Senior Notes bearing interest at a floating rate. There can be no assurance, however, as to whether the Operating Partnership will be able to enter into such arrangements or whether such arrangements will be on terms satisfactory to the Operating Partnership. As of July 31, 1995, the Partnership has interest rate collar agreements covering $50 million of its floating rate debt in order to limit the effect of interest rate fluctuations.

   The Partnership may have to Refinance its Indebtedness; The Partnership's Indebtedness must be Repaid upon the Occurrence of Certain Change of Control Events

     The Senior Notes issued by the Operating Partnership contain sinking fund provisions for only $10 million and the balance of $240 million is due in full in 2001. In addition, the Senior Notes provide that upon the occurrence of certain change of control events (including the failure by James E. Ferrell and certain affiliates to control the General Partner, the removal of the General Partner as the general partner of the Operating Partnership, the liquidation or dissolution of the Operating Partnership or the General Partner or the transfer of all or substantially all the assets of the Operating Partnership to an entity not controlled by James E. Ferrell and certain affiliates), the holders of the Senior Notes have the right to require the Operating Partnership to repurchase any or all of the outstanding Senior Notes at 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. The Credit Agreement also contains a provision requiring the Operating Partnership to repay all outstanding amounts under the Credit Agreement within 30 days after the occurrence of certain change of control events similar to those contained in the Indenture. In the case of the Credit Agreement, however, there is an additional limitation in that the failure of James E. Ferrell or his affiliates to own at least 20% of the outstanding equity of the Partnership also constitutes a change of control. While it is the present intention of the General Partner to refinance such indebtedness when it becomes due, there can be no assurance that the Operating Partnership will be able to refinance the Senior Notes or the Credit Agreement at such time. If the Partnership is unable to refinance such indebtedness when it becomes due or in connection with a requirement to repurchase or a default under such indebtedness, there can be no assurance that the Operating Partnership will be able to repay amounts outstanding under the Credit Agreement or repurchase the Senior Notes at such time. The Partnership can make no assurance regarding the future affiliation of Mr. Ferrell with the General Partner. However, Mr. Ferrell, who has been associated with the General Partner and its predecessors for nearly 30 years and who indirectly owns more than 50% of the Partnership, has indicated to the General Partner that he intends to refrain from taking any action that would trigger the change of control provisions of the Senior Notes or the Credit Facility while such provisions remain in effect.

   Cash Distributions are not Guaranteed and may Fluctuate with Partnership Performance

     Although the Partnership will distribute 100% of its Available Cash, as defined in the Partnership Agreement, there can be no assurance regarding the amounts of Available Cash to be generated by the Partnership. The actual amounts of Available Cash will depend upon numerous factors, including profitability, the availability and cost of acquisitions (including related debt service payments), fluctuations in working capital and other factors beyond the control of the Partnership. Cash distributions are not guaranteed and may fluctuate with Partnership performance. The Partnership Agreement gives the General Partner discretion in establishing reserves for the proper conduct of its business. These reserves will impact the amount of Available Cash available for distribution. As a result, there can be no assurance regarding the actual levels of cash distributions by the Partnership.

   Voting Rights of the Holders of Common Units are Limited

     Unlike the holders of common stock in a corporation, holders of outstanding Common Units have only limited voting rights on matters affecting the Partnership's business. As a result of such limited voting rights, holders of Common Units do not have the ability to participate in Partnership governance to the same degree as holders of common stock in a corporation. See "The
Partnership  Agreement--Restrictions  on  Authority  of  the  General  Partner,"
"--Withdrawal or Removal of the General Partner," "--Issuance of Additional Securities," "--Meetings; Voting" and "--Termination and Dissolution."

   The General Partner may not be Removed Without the Consent of Ferrell; Withdrawal of the General Partner; Amendment of Partnership Agreement

     The General Partner may not be removed as general partner of the Partnership except upon approval by the affirmative vote of holders of not less than 66 2/3% of the outstanding Units (including for purposes of such determination Units owned by the General Partner and its affiliates), subject to the satisfaction of certain conditions. Ferrell indirectly owns Units representing more than 50% limited partner interest in the Partnership.
Consequently, Ferrell's percentage ownership of limited partner interests effectively precludes the removal of the General Partner without the consent of Ferrell. In addition, the General Partner has agreed not to voluntarily withdraw as general partner prior to July 31, 2004, without the approval of holders of at least 66 2/3% of the outstanding Units (excluding for purposes of such determination Units held by the General Partner and its affiliates). On or after July 31, 2004, the General Partner may withdraw as general partner by giving 90 days' written notice (without first obtaining approval from the Unitholders), and such withdrawal will not constitute a violation of the Partnership Agreement. See "Partnership Agreement--Withdrawal or Removal of the General Partner."

     Amendments to the Partnership Agreement may be proposed only by or with the consent of the General Partner. With the exception of certain specified amendments (including, without limitation, certain amendments that may be adopted solely by the General Partner), proposed amendments must be approved by holders of at least 66 2/3% of the outstanding Units during the Subordination Period and a majority of the outstanding Units thereafter. The authority of the General Partner to propose or consent to amendments, coupled with Ferrell's percentage ownership of limited partner interests, will effectively preclude the adoption of such amendments without the approval of the General Partner and its affiliates. See "The Partnership Agreement--Amendment of Partnership Agreement."

   The General Partner Manages and Operates the Partnership

     The General Partner manages and operates the Partnership. Holders of Common Units have no right to elect the General Partner on an annual or other continuing basis, and the General Partner generally may not be removed except pursuant to the vote of the holders of not less than 66 2/3% of the outstanding Units. As a result, holders of Common Units have limited say in matters affecting the operation of the Partnership and, if such holders are in disagreement with the decisions of the General Partner, they may remove the General Partner only as provided in the Partnership Agreement. The control exercised by the General Partner may make it more difficult for others to attempt to gain control or influence the activities of the Partnership. See "Management."

   The Partnership may issue Additional Units, Diluting Existing Unitholder's Interests

     During the Subordination Period the Partnership may issue up to 7,000,000 Common Units (excluding Common Units issued upon conversion of Subordinated Units into Common Units but which may include all or a portion of the 2,400,000 Common Units offered hereby) or an equivalent number of securities ranking on a parity with the Common Units and an unlimited number of partnership interests junior to the Common Units without a Unitholder vote. The Partnership may also issue additional Common Units during the Subordination Period in connection with acquisitions if certain cash flow criteria are met (which may include all or a portion of the 2,400,000 Common Units offered hereby). See "The Partnership Agreement--Issuance of Additional Securities." The effect of any such issuance (including the issuance of the 2,400,000 Common Units offered hereby) may be to dilute the interests of holders of Units in distributions by the Partnership.

     After the Subordination Period the Partnership Agreement authorizes the General Partner to cause the Partnership to issue an unlimited number of additional general and limited partner interests and other equity securities of the Partnership for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion without the approval of any Unitholders.

     The General Partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase Common Units, Subordinated Units, Incentive Distribution Rights or other equity securities of the Partnership from the Partnership whenever, and on the same terms that, the Partnership issues such securities or rights to persons other than the General Partner and its affiliates, to the extent necessary to maintain the percentage interest of the General Partner and its affiliates in the Partnership that existed immediately prior to each such issuance. See "The Partnership Agreement--Issuance of Additional Securities."

   The General Partner has Limited Call Rights with Respect to the Common Units

     In the event that 20% or less of the then issued and outstanding Common Units are held by persons other than the General Partner and its affiliates, the General Partner will have the right to acquire all, but not less than all, of the remaining Common Units held by such unaffiliated persons. The purchase price will be the greater of (a) the highest cash price paid by the General Partner or any of its affiliates for any Common Unit purchased within 90 days preceding the date on which the General Partner first mails to Unitholders written notice of its election to call outstanding Common Units and (b)(i) the average of the closing prices of the Common Units on the NYSE for the 20 trading days ending three days prior to the date on which such notice is first mailed or (ii) if the Common Units are not listed for trading on an exchange or quoted by NASDAQ, an amount equal to the fair market value of the Common Units on the date such notice is first mailed, as determined by the General Partner using any reasonable method of valuation. As a consequence of the General Partner's right to purchase outstanding Common Units, a Unitholder may have his Common Units purchased from him even though he may not desire to sell them, or the price paid may be less than the amount the Unitholder would desire to receive upon the sale of his Common Units. See "The Partnership Agreement--Limited Call Right."

   Change of Management Provisions

     The Partnership Agreement contains certain provisions that are intended to discourage a person or group from attempting to remove Ferrellgas as general partner or otherwise change management of the Partnership. If any person or group other than Ferrellgas or its affiliates acquires beneficial ownership of 20% or more of the Common Units, such person or group will lose its voting rights with respect to all of its Common Units. In addition, if Ferrellgas is removed as general partner other than for cause the Subordination Period will end, and any Subordinated Units held by Ferrellgas and its affiliates will immediately  convert  into  Common  Units.  As a  result,  Ferrellgas  and  such affiliates, as the holders of Common Units, would participate in any distributions, including distributions in respect of arrearages in the Minimum Quarterly Distribution, pro rata with other holders of Common Units.

Conflicts of Interest and Fiduciary Duties

   The General Partner and its Affiliates may have Conflicts of Interest with the Partnership and the Holders of the Common Units

     Potential conflicts of interest could arise as a result of the relationships between the Partnership, on the one hand, and Ferrellgas and its affiliates, on the other. The directors and officers of Ferrellgas have fiduciary duties to manage Ferrellgas in a manner beneficial to the shareholders of Ferrellgas. At the same time, Ferrellgas, as general partner, has fiduciary duties to manage the Partnership in a manner beneficial to the Partnership and the Unitholders. The Partnership Agreement permits the General Partner to consider, in resolving conflicts of interest, the interests of other parties in addition to the interests of the Unitholders, thereby limiting the General Partner's fiduciary duty to the Unitholders. The duties of Ferrellgas, as general partner, to the Partnership and the Unitholders, therefore, may come into conflict with the duties of the directors and officers of Ferrellgas to its sole shareholder, Ferrell.

     Such conflicts of interest might arise in the following situations, among others:

          (i) Decisions of the General Partner with respect to the amount and timing of cash expenditures, borrowings, issuance of additional Units and reserves in any quarter will affect whether or the extent to which there is sufficient Available Cash constituting Cash from Operations to meet the Minimum Quarterly Distribution on all Units in a given quarter, make distributions with respect to the Incentive Distribution Rights, or hasten the expiration of the Subordination Period or the conversion of Subordinated Units into Common Units. Although the General Partner generally must act as a fiduciary to the Partnership and the Unitholders, the Partnership Agreement provides that it will not constitute a breach of fiduciary duty if Partnership borrowings are effected that have such results.

          (ii) The Partnership does not have any employees and relies solely on employees of the General Partner and its affiliates.

          (iii) Under the terms of the Partnership Agreement, the Partnership will reimburse the General Partner and its affiliates for costs incurred in managing and operating the Partnership, including costs incurred in rendering corporate staff and support services to the Partnership.

          (iv) Whenever possible, the General Partner intends to limit the Partnership's liability under contractual arrangements to all or particular assets of the Partnership, with the other party thereto to have no recourse against the General Partner or its assets. The Partnership Agreement provides that any action by the General Partner in so limiting the liability of the General Partner or that of the Partnership will not be deemed to be a breach of the General Partner's fiduciary duties, even if the Partnership could have obtained more favorable terms without such limitation on liability.

          (v) The agreements between the Partnership and Ferrellgas and its affiliates do not grant to the holders of Common Units, separate and apart from the Partnership, the right to enforce the obligations of Ferrellgas and such affiliates in favor of the Partnership. Therefore, Ferrellgas, in its capacity as the general partner of the Partnership, will be primarily responsible for enforcing such obligations.

          (vi) Under the terms of the Partnership Agreement, the General Partner is not restricted from causing the Partnership to pay the General Partner or its affiliates for any services rendered on terms that are fair and reasonable to the Partnership or entering into additional contractual arrangements with any of such entities on behalf of the Partnership.
     Neither the Partnership Agreement nor any of the other agreements, contracts and arrangements between the Partnership, on the one hand, and the General Partner and its affiliates, on the other, are or will be the result of arms-length negotiations.

          (vii) The Partnership Agreement provides that it will not constitute a breach of fiduciary duty if the General Partner exercises its right to call for and purchase Units as provided in the Partnership Agreement or assigns such right to one of its affiliates or to the Partnership.

          (viii) The Partnership Agreement provides that it will not constitute a breach of the General Partner's fiduciary duties to the Partnership or the Unitholders for affiliates of the General Partner to engage in certain activities of the type conducted by the Partnership, other than retail propane sales to end users in the continental United States, even if in direct competition with the Partnership, and the General Partner and such affiliates have no obligation to present business opportunities to the Partnership.

     The fiduciary obligations of general partners is a developing area of the law. The provisions of the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act") that allow the fiduciary duties of a general partner to be waived or restricted by a partnership agreement have not been tested in a court of law, and the General Partner has not obtained an opinion of counsel covering the provisions set forth in the Partnership Agreement that purport to waive or restrict the fiduciary duties of the General Partner.

     The General Partner may retain separate counsel for the Partnership or the Unitholders in the event of a conflict of interest arising between the General Partner and its affiliates, on the one hand, and the Partnership or the Unitholders, on the other, depending on the nature of such conflict, but it does not intend to do so in most cases. Attorneys, independent public accountants and others who will perform services for the Partnership in the future will be selected by the General Partner or the Audit Committee and may also perform services for the General Partner and its affiliates. For a description of the Audit Committee, see "Management."

     The General Partner has agreed not to voluntarily withdraw as general partner prior to July 31, 2004, without the approval of holders of record of at least 66 2/3% of the outstanding Units (excluding for purposes of such determination Units held by the General Partner and its affiliates) and not to sell its general partner interest (other than to an affiliate and under certain other limited circumstances) prior to July 31, 2004, without the approval of holders of record of at least a majority of the outstanding Units (excluding for purposes of such determination Units owned by the General Partner and its affiliates). Ferrell may, however, dispose of the capital stock of the General Partner without the consent of the Unitholders. If the capital stock of the General Partner is transferred to a third party, but no transfer is made of its general partner interest in the Partnership, the General Partner will remain bound by the Partnership Agreement. If, through share ownership or otherwise, persons not now affiliated with the General Partner were to acquire its general partner interest in the Partnership or effective control of the General Partner, management of the Partnership and resolutions of conflicts of interest, such as those described above, could change substantially.

   The Partnership Agreement Limits the Liability and Modifies the Fiduciary Duties under Delaware Law of the General Partner to the Partnership and the Holders of Units; Holders of Common Units are Deemed to have Consented to Certain Actions that might be Deemed Conflicts of Interest.

     Certain provisions of the Partnership Agreement contain exculpatory language purporting to limit the liability of the General Partner to the Partnership and the Unitholders. For example, the Partnership Agreement provides as follows:

          (i) Borrowings by the Partnership or the approval thereof by the General Partner shall not constitute a breach of any duty of the General Partner to the Partnership or the Unitholders whether or not the purpose or effect thereof is to permit distributions on the Units (and possibly avoiding subordination of distributions on the Subordinated Units or hastening the expiration of the Subordination Period or the conversion of Subordinated Units into Common Units) or to increase distributions with respect to the Incentive Distribution Rights.

          (ii) Any actions taken by the General Partner consistent with the standards of reasonable discretion set forth in the definitions of Available Cash and Cash from Operations will be deemed not to breach any duty of the General Partner to the Partnership or to the Unitholders.

          (iii) In the absence of bad faith by the General Partner, the resolution of any conflicts of interest by the General Partner will not constitute a breach of the Partnership Agreement or a breach of any standard of care or duty. See "Conflicts of Interest and Fiduciary Responsibility--Conflicts of Interest--Fiduciary Duties of the General Partner."

          (iv) With certain limited exceptions, it will not constitute a breach of the General Partner's fiduciary duties to the Partnership or the Unitholders for affiliates of the General Partner to engage in certain activities of the type conducted by the Partnership, even if in direct competition with the Partnership.

     Provisions of the Partnership Agreement purport to limit the liability of the General Partner to the Partnership and the Unitholders. Such provisions also purport to modify the fiduciary duty standards to which the General Partner would otherwise be subject under Delaware law, under which a general partner owes its limited partners the highest duties of good faith, fairness and loyalty. Such duty of loyalty would generally prohibit a general partner of a
Delaware limited partnership from taking any action or engaging in any transaction as to which it has a conflict of interest. The Partnership Agreement permits the General Partner to exercise the discretion and authority granted to it thereunder in the management of the Partnership and the conduct of its operations, so long as its actions are in, or not inconsistent with, the best interests of the Partnership. In addition, the Partnership Agreement provides that a purchaser of Common Units is deemed to have consented to certain conflicts of interest and actions of the General Partner and its affiliates that might otherwise be prohibited, including engaging in certain activities of the type conducted by the Partnership, even in direct competition with the Partnership, and the establishment of certain contractual arrangements between the General Partner or its affiliates and the Partnership, and a purchaser of Common Units is also deemed to have agreed that such conflicts of interest and actions do not constitute a breach by the General Partner of any duty stated or implied by law or equity. In addition, the Partnership Agreement limits the liability of the General Partner for monetary damages by providing that the General Partner and its officers and directors will not be liable for monetary damages to the Partnership, the limited partners or assignees for errors of judgment or for any actual omissions if such General Partner and other persons acted in good faith. The Partnership Agreement also provides for conflicts of interest between the General Partner or its affiliates, on the one hand, and the Partnership or the Unitholders, on the other, to be resolved by the General Partner. The General Partner will not be in breach of its obligations under the Partnership Agreement or its duties to the Partnership or the Unitholders if the resolution of such conflict is fair and reasonable to the Partnership. In resolving such conflict, the General Partner may consider the relative interests of the parties involved in such conflict in addition to the Partnership. For a more detailed description of the factors that may be considered by the General Partner when resolving a conflict of interest and the circumstances under which a resolution will be deemed to be fair and reasonable to the Partnership, see "Conflicts of Interest and Fiduciary Responsibility--Conflicts of Interest--Fiduciary Duties of the General Partner." Such modifications of state law standards of fiduciary duty may significantly limit a Unitholder's ability to successfully challenge the actions of the General Partner as being in breach of what would otherwise have been a fiduciary duty, but these modifications are believed to be necessary and appropriate to enable the General Partner to serve as the general partner of the Partnership without undue risk of liability.

Tax Considerations

     For a general discussion of the expected federal income tax consequences of acquiring, owning and disposing of Units, see "Tax Considerations."

   Tax Treatment is Dependent on Partnership Status

     The availability to a Unitholder of the federal income tax benefits of an investment in the Partnership depends, in large part, on the classification of the Partnership as a partnership for federal income tax purposes. Based on certain representations by the General Partner, Bryan Cave LLP, special counsel to the General Partner and the Partnership, is of the opinion that, under current law, the Partnership will be classified as a partnership for federal income tax purposes. However, no ruling from the IRS as to such status has been or will be requested, and the opinion of counsel is not binding on the IRS. Moreover, in order for the Partnership to continue to be classified as a partnership for federal income tax purposes, at least 90% of the Partnership's gross income for each taxable year must consist of qualifying income. See "Tax Considerations--Partnership Status."

     If the Partnership were classified as an association taxable as a corporation for federal income tax purposes, the Partnership would pay tax on its income at corporate rates, distributions would generally be taxed to the Unitholders as corporate distributions, and no income, gain, losses, deductions or credits would flow through to the Unitholders. Because a tax would be imposed upon the Partnership as an entity, the cash available for distribution to the Unitholders would be substantially reduced. Treatment of the Partnership as an association taxable as a corporation or otherwise as a taxable entity would result in a material reduction in the anticipated cash flow and after-tax return to the Unitholders. See "Tax Considerations--Partnership Status."

     There can be no assurance that the law will not be changed so as to cause the Partnership to be treated as an association taxable as a corporation for federal income tax purposes or otherwise to be subject to entity-level taxation. The Partnership Agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects the Partnership to taxation as a corporation or otherwise subjects the Partnership to entity level taxation for federal, state or local income tax purposes, certain provisions of the Partnership Agreement relating to the subordination of distributions on Subordinated Units and to the Incentive Distribution Rights will be subject to change, including a decrease in the amount of the Minimum Quarterly Distribution to reflect the impact of such law on the Partnership. See "Cash Distribution Policy."

   No IRS Ruling with Respect to Tax Consequences

     No ruling has been requested from the IRS with respect to classification of the Partnership as a partnership for federal income tax purposes or any other matter affecting the Partnership. Accordingly, the IRS may adopt positions that differ from counsel's conclusions expressed herein. It may be necessary to resort to administrative or court proceedings in an effort to sustain some or all of counsel's conclusions, and some or all of such conclusions ultimately may not be sustained. The costs of any contest with the IRS will be borne directly or indirectly by some or all of the Unitholders and the General Partner.

   Consequences of Exchanging Assets for Common Units

     In general, no gain or loss will be recognized for federal income tax purposes by the Partnership or by a person (including any individual, partnership, S corporation or corporation taxed under Subchapter S of the Code) contributing property to the Partnership in exchange for Common Units. If the Partnership assumes liabilities in connection with a contribution of assets in exchange for Common Units, however, taxable gain may be recognized by the contributing person in certain circumstances.

   Deductibility of Losses

     In the case of taxpayers subject to the passive loss rules, losses generated by the Partnership, if any, will only be available to offset future income generated by the Partnership and cannot be used to offset income from other activities, including passive activities or investments. Unused losses may be deducted when the Unitholder disposes of all of his Units in a fully taxable transaction with an unrelated party. Net passive income from the Partnership may be offset by a Unitholder's unused Partnership losses carried over from prior years, but not by losses from other passive activities, including losses from other publicly traded partnerships. See "Tax Considerations--Tax Consequences of Unit Ownership--Limitations on Deductibility of Partnership Losses."

   Tax Liability Exceeding Cash Distributions or Proceeds from Dispositions of Units

     A Unitholder will be required to pay federal income tax and, in certain cases, state and local income taxes on his allocable share of the Partnership's income, whether or not he receives cash distributions from the Partnership. No assurance can be given that a Unitholder will receive cash distributions equal to his allocable share of taxable income from the Partnership. Further, a Unitholder may incur tax liability, in excess of the amount of cash received, upon the sale of his Units. See "Tax Considerations--Other Tax Considerations" for a discussion of certain state and local tax considerations that may be relevant to prospective Unitholders.

   Bunching of Income

     Each Unitholder will be required to include in income his allocable share of Partnership income, gain, loss and deduction for the fiscal year of the Partnership ending within or with the taxable year of the Unitholder. In addition, a Unitholder who disposes of Units following the close of the Partnership's taxable year but before the close of the Unitholder's taxable year must include his allocable share of Partnership income, gain, loss and deduction in income for the Unitholder's taxable year with the result that the Unitholder will be required to report in income for his taxable year his distributive share of more than one year of Partnership income, gain, loss and deduction. See "Tax Considerations--Disposition of Common Units--Allocations Between Transferors and Transferees."

     The Partnership may be required at some future date to adopt a taxable year ending December 31, rather than its current taxable year ending July 31. In that event, a Unitholder may be required to include in income for his taxable year his distributive share of more than one year of Partnership income, gain, loss and deduction. See "Tax Considerations--Tax Treatment of Operations--Accounting Method and Taxable Year."

   Tax Shelter Registration; Potential IRS Audit

     The Partnership has been registered with the IRS as a "tax shelter." No assurance can be given that the Partnership will not be audited by the IRS or that tax adjustments will not be made. The rights of a Unitholder owning less than a 1% profit interest in the Partnership to participate in the income tax audit process are very limited. Further, any adjustments in the Partnership's returns will lead to adjustments in the Unitholders' returns and may lead to audits of Unitholders' returns and adjustments of items unrelated to the Partnership. Each Unitholder would bear the cost of any expenses incurred in connection with an examination of such Unitholders' personal tax return.


                            CASH DISTRIBUTION POLICY

     A principal objective of the Partnership is to generate cash from Partnership operations and to distribute Available Cash to its partners in the manner described herein. "Available Cash" is defined in the glossary and generally means, with respect to any fiscal quarter of the Partnership, the sum of all of the cash received by the Partnership from all sources plus reductions to reserves less all of its cash disbursements and net additions to reserves.

     The General Partner's decisions regarding amounts to be placed in or released from reserves will have a direct impact on the amount of Available Cash because increases and decreases in reserves are taken into account in computing Available Cash. The General Partner may, in its reasonable discretion (subject to certain limits), determine the amounts to be placed in or released from reserves each quarter.

     Cash distributions will be characterized as either distributions of Cash from Operations or Cash from Interim Capital Transactions. This distinction affects the amounts distributed to Unitholders relative to the General Partner, and under certain circumstances it determines whether holders of Subordinated Units receive any distributions. See "--Quarterly Distributions of Available Cash."

     Cash from Operations is defined in the glossary and generally refers to the cash balance of the Partnership on the date the Partnership commenced operations, plus all cash generated by the operations of the Partnership's business, after deducting related cash expenditures, reserves, debt service and certain other items.

     Cash from Interim Capital Transactions is also defined in the glossary and will generally be generated only by borrowings (other than for working capital purposes), sales of debt and equity securities and sales or other dispositions of assets for cash (other than inventory, accounts receivable and other current assets and assets disposed of in the ordinary course of business).

     To avoid the difficulty of trying to determine whether Available Cash distributed by the Partnership is Cash from Operations or Cash from Interim Capital Transactions, all Available Cash distributed by the Partnership from any source will be treated as Cash from Operations until the sum of all Available Cash distributed as Cash from Operations equals the cumulative amount of Cash from Operations actually generated from the date the Partnership commenced operations through the end of the quarter prior to such distribution. Any excess Available Cash (irrespective of its source) will be deemed to be Cash from Interim Capital Transactions and distributed accordingly.

     If cash that is deemed to constitute Cash from Interim Capital Transactions is distributed in respect of each Common Unit in an aggregate amount per Common Unit equal to the initial public offering price of the Common Unitsof $21.00 per Common Unit in the Partnership's inital public offering in July, 1994 (the "Initial Unit Price"), the distinction between Cash from Operations and Cash from Interim Capital Transactions will cease, and both types of Available Cash will be treated as Cash from Operations. The General Partner does not anticipate that there will be significant amounts of Cash from Interim Capital Transactions distributed.

     The Subordinated Units and Incentive Distribution Rights are separate classes of interests in the Partnership, and the rights of holders of such interests to participate in distributions to limited partners differ from the rights of the holders of Common Units. For any given quarter, Available Cash will be distributed to the General Partner and to the holders of Common Units, and it may also be distributed to the holders of Subordinated Units and to the holders of the Incentive Distribution Rights depending upon the amount of Available Cash for the quarter, amounts distributed in prior quarters, whether or not the Subordination Period has ended and other factors discussed below.

     The discussion below indicates the percentages of cash distributions required to be made to the General Partner and the Common Unitholders and the circumstances under which holders of Subordinated Units and holders of Incentive Distribution Rights are entitled to cash distributions and the amounts thereof. In the following general discussion of how Available Cash is distributed, references to Available Cash, unless otherwise stated, mean Available Cash that constitutes Cash from Operations. For a discussion of Available Cash constituting Cash from Operations available for distributions with respect to the Units on a pro forma basis, see "--Pro Forma Available Cash."

Quarterly Distributions of Available Cash

     The Partnership will make distributions to its partners with respect to each fiscal quarter of the Partnership prior to liquidation in an amount equal to 100% of its Available Cash for such quarter. Distributions will be made within 45 days after the end of each January, April, July and October. With respect to each quarter during the Subordination Period, to the extent there is sufficient Available Cash, the holders of Common Units will have the right to receive the Minimum Quarterly Distribution ($0.50 per Unit), plus any Common Unit Arrearages, prior to any distribution of Available Cash to the holders of Subordinated Units. The terms "Subordination Period" and "Common Unit Arrearages" are defined in the glossary. Common Units will not accrue arrearages for any quarter after the Subordination Period, and Subordinated Units will not accrue any arrearages with respect to distributions for any quarter.

     The Subordination Period will extend from July 5, 1994 until the first day of any quarter beginning on or after August 1, 1999 in respect of which (i) distributions of Available Cash on the Common Units and the Subordinated Units equaled or exceeded the Minimum Quarterly Distribution for each of the three consecutive four-quarter periods immediately preceding such date (excluding any such Available Cash that is attributable to net increases in working capital borrowings, net decreases in reserves and any positive balance in Cash from Operations at the beginning of such four-quarter periods) and (ii) the Partnership has invested at least $50 million in acquisitions and capital additions or improvements made to increase the operating capacity of the Partnership. The Partnership Agreement contains provisions intended to discourage a person or group from attempting to remove the General Partner as general partner of the Partnership or otherwise change management of the Partnership. Among them is the provision that if the General Partner is removed other than for cause, the Subordination Period will end. See "The Partnership Agreement--Change of Management Provisions." Upon the expiration of the Subordination Period, the Common Units will no longer accrue distribution arrearages and the holders of Subordinated Units will participate pro rata with the holders of Common Units in distributions of Available Cash up to the Minimum Quarterly Distribution.

     A total of 5,531,240 Subordinated Units held by Ferrellgas and its affiliates will convert into Common Units on the first day of any quarter beginning on or after August 1, 1997 in respect of which (i) distributions of Available Cash on the Common Units and the Subordinated Units equaled or exceeded the Minimum Quarterly Distribution for each of the two consecutive four-quarter periods immediately preceding such date and (ii) the operating cash generated by the Partnership in each of such four-quarter periods equaled or exceeded 125% of the Minimum Quarterly Distribution on all Common Units and all Subordinated Units (excluding in each case any such Available Cash that is attributable to net increases in working capital borrowings, net decreases in reserves and any positive balance in Cash from Operations at the beginning of such four-quarter periods and including for purposes of (ii) above any net increases in reserves to provide funds for distributions with respect to Units and any general partner interests). Upon the expiration of the Subordination Period all remaining Subordinated Units will convert into Common Units. In addition, in the event that the General Partner is removed other than for cause, the Subordinated Units will convert into Common Units and will therefore participate in distributions in respect of Common Unit Arrearages, if any. See "The Partnership Agreement--Withdrawal or Removal of the General Partner."

   Distributions of Cash from Operations During Subordination Period

     Distributions by the Partnership of Available Cash constituting Cash from Operations with respect to any quarter during the Subordination Period will be made in the following manner:

          first, 98% to the Common Unitholders, pro rata, and 2% to the General Partner, until there has been distributed in respect of each Common Unit an amount equal to the Minimum Quarterly Distribution for such quarter;

          second, 98% to the Common Unitholders, pro rata, and 2% to the General Partner, until there has been distributed in respect of each Common Unit an amount equal to any cumulative Common Unit Arrearages on each Common Unit with respect to any prior quarter;

          third, 98% to the Subordinated Unitholders, pro rata, and 2% to the General Partner, until there has been distributed in respect of each Subordinated Unit an amount equal to the Minimum Quarterly Distribution for such quarter; and

          thereafter, in the manner described in "--Incentive Distributions- -Hypothetical Annualized Yield" below.

     The Minimum Quarterly Distribution is subject to adjustment as described below under "--Distributions of Cash from Interim Capital Transactions" and "--Adjustment of Minimum Quarterly Distribution and Target Distribution Levels."

     The above references to the 2% of Available Cash constituting Cash from Operations distributed to the General Partner are references to the amount of the General Partner's percentage interest in distributions from the Partnership and the Operating Partnership on a combined basis. The General Partner will own a 1% general partner interest in the Partnership and a 1.0101% general partner interest in the Operating Partnership. Other references in this Prospectus to the General Partner's 2% interest or to distributions of 2% of Available Cash are also references to the amount of the General Partner's combined percentage interest in the Partnership and the Operating Partnership.

   Distributions of Cash from Operations after Subordination Period

     Distributions by the Partnership of Available Cash constituting Cash from Operations with respect to any quarter after the Subordination Period will be made in the following manner:

          first, 98% to all Unitholders, pro rata, and 2% to the General Partner, until there has been distributed in respect of each Unit an amount equal to the Minimum Quarterly Distribution for such quarter; and

          thereafter, in the manner described in "--Incentive Distributions- -Hypothetical Annualized Yield" below.

   Incentive Distributions--Hypothetical Annualized Yield

     For any quarter for which Available Cash is distributed in respect of both the Common Units and the Subordinated Units in an amount equal to the Minimum Quarterly Distribution and Available Cash has been distributed on outstanding Common Units in such amount as may be necessary to eliminate any Common Unit Arrearages, then any additional Available Cash will be distributed among the Unitholders, the General Partner and the holders of the Incentive Distribution Rights in the following manner:

          first, 98% to all Unitholders, pro rata, and 2% to the General Partner, until the Unitholders have received (in addition to any distributions to Common Unitholders with respect to Common Unit Arrearages) a total of $0.55 for such quarter in respect of each Unit (the "First Target Distribution");

          second, 85% to all Unitholders, pro rata, 13% to the holders of the Incentive Distribution Rights, pro rata, and 2% to the General Partner, until the Unitholders have received (in addition to any distributions to Common Unitholders with respect to Common Unit Arrearages) a total of $0.63 for such quarter in respect of each Unit (the "Second Target Distribution");

          third, 75% to all Unitholders, pro rata, 23% to the holders of the Incentive Distribution Rights, pro rata, and 2% to the General Partner, until the Unitholders have received (in addition to any distributions to Common Unitholders with respect to Common Unit Arrearages) a total of $0.82 for such quarter in respect of each Unit (the "Third Target Distribution"); and

          fourth, 50% to all Unitholders, pro rata, 48% to the holders of the Incentive Distribution Rights, pro rata, and 2% to the General Partner.

     The following table illustrates the percentage allocation of any such additional Available Cash among the Unitholders, the General Partner and the
holders  of  the  Incentive   Distribution  Rights  up  to  the  various  target
distribution levels and a hypothetical annualized percentage yield to be realized by a Unitholder at each different level of allocation between the Unitholders, the General Partner and the holders of the Incentive Distribution Rights. For purposes of the following table, the annualized percentage yield is calculated on a hypothetical basis as the annual pre-tax yield on an investment in a Common Unit during the first year following the investment assuming that
(i) the Common Unit was purchased at an amount equal to the initial public offering price of $21.00 per Unit and (ii) the Partnership distributed each quarter during the first year following the investment the amount set forth under the column "Quarterly Distribution Amount." The calculations are also based on the assumption that the quarterly distribution amounts shown do not include any Common Unit Arrearages. The amounts set forth under "Marginal Percentage Interest in Distributions" are the percentage interests of the Unitholders, the General Partner and the holders of the Incentive Distribution Rights in any Available Cash distributed over and above the quarterly distribution amount shown, until Available Cash reaches the next target distribution level, if any. The percentage interests shown for the Unitholders and the General Partner for the Minimum Quarterly Distribution are also applicable to quarterly distribution amounts that are less than the Minimum Quarterly Distribution.





                                                                    Marginal Percentage Interest in
                                                                          Distributions
                                                                          Holders of
                                      Quarterly   Hypothetical              Incentive
                                     Distribution  Annualized              Distribution General
                                        Amount       Yield     Unitholders   Rights     Partner
Minimum Quarterly Distribution......   $     0.50        9.524%         98%         0%      2%
First Target Distribution...........   $     0.55       10.476%         98%         0%      2%
Second Target Distribution..........   $     0.63       12.000%         85%        13%      2%
Third Target Distribution...........   $     0.82       15.619%         75%        23%      2%
Thereafter..........................           --        --             50%        48%      2%



     The General Partner expects to make distributions of all Available Cash within 45 days after the end of each fiscal quarter ending January, April, July and October to holders of record on the applicable record date, which will generally be between 30 and 35 days after such quarter. The Minimum Quarterly Distribution and First, Second and Third Target Distribution levels are subject to certain adjustments as described below under "--Distribution of Cash from Interim Capital Transactions" and "--Adjustment of Minimum Quarterly Distribution and Target Distribution Levels."

Distributions of Cash from Interim Capital Transactions

     Distributions by the Partnership of Available Cash that constitutes Cash from Interim Capital Transactions will be made 98% to all Unitholders, pro rata, and 2% to the General Partner, until the Partnership shall have distributed, in respect of each Unit, Available Cash constituting Cash from Interim Capital Transactions in an aggregate amount per Unit equal to the Initial Unit Price. Thereafter, all distributions that constitute Cash from Interim Capital Transactions will be distributed as if they were Cash from Operations.

     As Cash from Interim Capital Transactions is distributed, it is treated as if it were a repayment of the Initial Unit Price. To reflect such repayment, the Minimum Quarterly Distribution and First, Second and Third Target Distribution levels will be adjusted downward by multiplying each amount by a fraction, the numerator of which is the Unrecovered Initial Unit Price (as defined in the glossary) immediately after giving effect to such repayment and the denominator of which is the Unrecovered Initial Unit Price immediately prior to such repayment.

     When "payback" of the Initial Unit Price has occurred, i.e., when the Unrecovered Initial Unit Price is zero, the Minimum Quarterly Distribution and the First, Second and Third Target Distribution levels each effectively will have been reduced to zero. Thereafter, all distributions of Available Cash from all sources will be treated as if they were Cash from Operations and, because the Minimum Quarterly Distribution and the First, Second and Third Target Distributions will have been reduced to zero, the holders of the Incentive Distribution Rights will be entitled to receive 48% of all distributions of Available Cash after distributions in respect of Common Unit Arrearages.

     Distributions of Cash from Interim Capital Transactions will not reduce the Minimum Quarterly Distribution for the quarter with respect to which they are distributed.

   Adjustment of Minimum Quarterly Distribution and Target Distribution Levels

     The Minimum Quarterly Distribution, the First, Second and Third Target Distribution levels and the Unrecovered Initial Unit Price will be proportionately adjusted upward or downward, as appropriate, in the event of any combination or subdivision of Common Units (whether effected by a distribution payable in Common Units or otherwise), but not by reason of the issuance of additional Common Units for cash or property. For example, in the event of a two-for-one split of the Common Units (assuming no prior adjustments), the Minimum Quarterly Distribution and the First, Second and Third Target Distribution levels would each be reduced to 50% of its initial level.

     In addition, as noted above under "--Quarterly Distributions of Available Cash--Distributions of Cash from Interim Capital Transactions," if a distribution is made of Available Cash constituting Cash from Interim Capital Transactions, the Minimum Quarterly Distribution and the First, Second and Third Target Distribution levels will be adjusted downward proportionately, by multiplying each such amount, as the same may have been previously adjusted, by a fraction, the numerator of which is the Unrecovered Initial Unit Price immediately after giving effect to such distribution and the denominator of which is the Unrecovered Initial Unit Price immediately prior to such distribution. For example, assuming the Unrecovered Initial Unit Price is $21.00 per Unit and if Cash from Interim Capital Transactions of $10.50 per Unit is distributed to Unitholders (assuming no prior adjustments), then the amount of the Minimum Quarterly Distribution and the First, Second and Third Target
Distribution levels would each be reduced to 50% of its initial level. If and when the Unrecovered Initial Unit Price is zero, the Minimum Quarterly Distribution and the First, Second and Third Target Distribution levels each will have been reduced to zero, and the holders of the Incentive Distribution Rights will be entitled to receive 48% of all distributions of Available Cash after distributions in respect of Common Unit Arrearages.

     The Minimum Quarterly Distribution and First, Second and Third Target Distribution levels may also be adjusted if legislation is enacted or if existing law is modified or interpreted in a manner that causes the Partnership to become taxable as a corporation or otherwise subjects the Partnership to taxation as an entity for federal, state or local income tax purposes. In such event, the Minimum Quarterly Distribution and First, Second, and Third Target Distribution levels for each quarter thereafter would be reduced to an amount equal to the product of (i) each of the Minimum Quarterly Distribution and First, Second and Third Target Distribution levels multiplied by (ii) one minus the sum of (x) the maximum marginal federal income tax rate to which the Partnership is subject as an entity plus (y) any increase that results from such legislation in the effective overall state and local income tax rate to which the Partnership is subject as an entity for the taxable year in which such quarter occurs (after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes). For example, assuming the Partnership was not previously subject to state and local income tax, if the Partnership were to become taxable as an entity for federal income tax purposes and the Partnership became subject to a maximum marginal federal, and effective state and local, income tax rate of 38%, then the Minimum Quarterly Distribution and the First, Second and Third Target Distribution levels would each be reduced to 62% of the amount thereof immediately prior to such adjustment.

Distributions of Cash Upon Liquidation

     Following the commencement of the dissolution and liquidation of the Partnership, assets will be sold or otherwise disposed of and the partners' capital account balances will be adjusted to reflect any resulting gain or loss. The proceeds of such liquidation will, first, be applied to the payment of creditors of the Partnership in the order of priority provided in the Partnership Agreement and by law and, thereafter, be distributed to the Unitholders, the General Partner and the holders of the Incentive Distribution Rights in accordance with their respective capital account balances, as so adjusted.

     Partners are entitled to liquidation distributions in accordance with capital account balances. Although operating losses are allocated to all Unitholders pro rata, the allocations of gains and losses attributable to liquidation are intended to entitle the holders of outstanding Common Units to a preference over the holders of outstanding Subordinated Units upon the liquidation of the Partnership, to the extent of the Unrecovered Initial Unit Price plus any Common Unit Arrearages. However, no assurance can be given that the gain or loss upon liquidation of the Partnership will be sufficient to achieve this result. The manner of such adjustment is as provided in the Partnership Agreement, the form of which is filed as an Exhibit to the Registration Statement of which this Prospectus constitutes a part. Any gain (or unrealized gain attributable to assets distributed in kind) will be allocated to the partners as follows:

          first, to the General Partner and the holders of Units that have negative balances in their capital accounts to the extent of and in proportion to such negative balance;

          second, 98% to the holders of Common Units, pro rata, and 2% to the General Partner, until the capital account for each Common Unit is equal to the Unrecovered Initial Unit Price in respect of such Common Unit plus any Common Unit Arrearages in respect of such Common Units;

          third, 98% to the holders of Subordinated Units, pro rata, and 2% to the General Partner, until the capital account for each Subordinated Unit is equal to the Unrecovered Subordinated Unit Capital (as defined in the glossary) in respect of a Subordinated Unit;

          fourth, 98% to all Unitholders, pro rata, and 2% to the General Partner, until there has been allocated under this clause fourth an amount per Unit equal to (a) the excess of the First Target Distribution per Unit over the Minimum Quarterly Distribution per Unit for each quarter of the Partnership's existence, less (b) the amount per Unit of any distributions of Available Cash constituting Cash from Operations in excess of the Minimum Quarterly Distribution per Unit that was distributed 98% to the Unitholders, pro rata, and 2% to the General Partner, for any quarter of the Partnership's existence;

          fifth, 85% to all Unitholders, pro rata, 13% to the holders of the Incentive Distribution Rights, pro rata, and 2% to the General Partner, until there has been allocated under this clause fifth an amount per Unit equal to (a) the excess of the Second Target Distribution per Unit over the First Target Distribution per Unit for each quarter of the Partnership's existence, less (b) the amount per Unit of any distributions of Available Cash constituting Cash from Operations in excess of the First Target Distribution per Unit that was distributed 85% to the Unitholders, pro rata, 13% to the holders of the Incentive Distribution Rights, pro rata, and 2% to the General Partner, for any quarter of the Partnership's existence;

          sixth, 75% to all Unitholders, pro rata, 23% to the holders of the Incentive Distribution Rights, pro rata, and 2% to the General Partner, until there has been allocated under this clause sixth an amount per Unit equal to (a) the excess of the Third Target Distribution per Unit over the Second Target Distribution per unit for each quarter of the Partnership's existence, less (b) the amount per Unit of any distributions of Available Cash constituting Cash from Operations in excess of the Second Target Distribution per Unit that was distributed 75% to the Unitholders, pro rata, 23% to the holders of the Incentive Distribution Rights, pro rata, and 2% to the General Partner, for any quarter of the Partnership's existence; and

          thereafter, 50% to all Unitholders, pro rata, 48% to the holders of the Incentive Distribution Rights, pro rata, and 2% to the General Partner.

     Any loss or unrealized loss will be allocated to the General Partner and the Unitholders as follows: first, 98% to the Subordinated Unitholders in proportion to the positive balances in their respective capital accounts, and 2% to the General Partner, until the positive balances in such Subordinated Unitholders' respective capital accounts have been reduced to zero, second, 98% to the Common Unitholders in proportion to the positive balances in their respective capital accounts, and 2% to the General Partner, until the positive balances in such Common Unitholders' respective capital accounts have been reduced to zero; and thereafter, to the General Partner.


               CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY

Transactions of the Partnership with Ferrellgas and Its Affiliates

     The Partnership will have extensive ongoing relationships with Ferrellgas and its affiliates. These relationships include Ferrellgas serving as general partner of the Partnership. In addition, the Partnership Agreement provides that Ferrellgas will indemnify the Partnership for liabilities arising from certain historical and future non-Partnership operations of Ferrellgas and that the Partnership will indemnify Ferrellgas and Ferrell for liabilities arising in connection with the ongoing conduct of the Partnership business. The Partnership will be responsible for all tax liabilities, other than federal and state income tax liabilities but including liabilities for state franchise taxes, associated with the business Ferrellgas conducted prior to July 5, 1994. All costs and expenses in connection with this offering will be borne by the Partnership.

Conflicts of Interest

     The General Partner will make all decisions relating to the management of the Partnership. Ferrell owns all the capital stock of Ferrellgas, the General Partner. Ferrellgas owns a 2% general partner interest in the Partnership, and Ferrell and/or Ferrellgas own Common Units and Subordinated Units representing in the aggregate in excess of a 50% limited partner interest in the Partnership (and will continue to have in excess of 50% upon completion of the issuance of Common Units pursuant to this Prospectus) and the Incentive Distribution Rights. Certain conflicts of interest could arise as a result of the relationships among the General Partner, Ferrell, Ferrell's affiliates and the Partnership. The directors and officers of both Ferrell and Ferrellgas have fiduciary duties to manage their companies, including their investments in its subsidiaries and affiliates, in a manner beneficial to their shareholders. In general, the General Partner has a fiduciary duty to manage the Partnership in a manner beneficial to the Partnership and the Unitholders. The Partnership Agreement contains provisions that allow the General Partner to take into account the interests of parties in addition to the Partnership in resolving conflicts of interest, thereby limiting its fiduciary duty to the Partners, as well as provisions that may restrict the remedies available to Unitholders for actions taken that might, without such limitations, constitute breaches of fiduciary duty. The duty of the directors and officers of Ferrellgas to the shareholder of Ferrellgas may, therefore, come into conflict with the duties of the General Partner to the Partnership and the Unitholders. The Audit Committee of the Board of Directors of the General Partner will, at the request of the General Partner, review conflicts of interest that may arise between Ferrellgas or its affiliates, on the one hand, and the Partnership, on the other. See "Management--Partnership Management" and "--Fiduciary Duties of the General Partner."

     Potential conflicts of interest could arise in the situations described below, among others:

   Certain actions taken by the General Partner may affect the amount of cash available for distribution to Unitholders, enable an affiliate of the General Partner to receive Distributions with respect to the Incentive Distribution Rights or Hasten the right to convert Subordinated Units

     The General Partner (as general partner of the Partnership) and Ferrell (as the holder of Common Units, Subordinated Units and Incentive Distribution Rights) have certain varying percentage interests and priorities with respect to Available Cash. See "Cash Distribution Policy." Because of the definitions of Available Cash and Cash from Operations set forth under the caption "Cash Distribution Policy" and in the glossary, decisions of the General Partner with respect to the amount and timing of cash expenditures, borrowings, issuance of additional Units and reserves in any quarter may affect whether, or the extent to which, there is sufficient Available Cash constituting Cash from Operations to meet the Minimum Quarterly Distribution on all Units in such quarter or subsequent quarters or to make distributions with respect to the Incentive Distribution Rights. In addition, the decisions of the General Partner regarding the Partnership's participation in proposed capital projects may have the same effect. Borrowings and issuances of additional Units for cash also increase the amount of Available Cash. The Partnership Agreement provides that any borrowings by the Partnership or the approval thereof by the General Partner shall not constitute a breach of any duty owed by the General Partner to the Partnership or the Unitholders, including borrowings that have the purpose or effect, directly or indirectly, of (i) enabling the Partnership to make distributions with respect to the Incentive Distribution Rights or (ii) hastening the expiration of the Subordination Period or the conversion of the Subordinated Units into Common Units. The Partnership Agreement provides that the Partnership may make loans to and borrow funds from the General Partner and its affiliates. Further, any actions taken by the General Partner consistent with the standards of reasonable discretion set forth in the definitions of Available Cash, Cash from Operations and Cash from Interim Capital Transactions will be deemed not to breach any duty of the General Partner to the Partnership or the Unitholders. See "Risk Factors--Conflicts of Interest and Fiduciary Duties" and "Cash Distribution Policy."

   Employees of the General Partner and its Affiliates Who Provide Services to the Partnership Will Also Provide Services to Other Businesses

     The Partnership does not have any employees and relies on employees of the General Partner and its affiliates. The General Partner and its affiliates will conduct business and activities of their own in which the Partnership will have no economic interest. There may be competition between the Partnership and the affiliates of the General Partner for the time and effort of employees who provide services to both the Partnership and such affiliates. Certain officers of affiliates of the General Partner will divide their time between the business of the Partnership and the business of the affiliates and will not be required to spend any specified percentage or amount of their time on the business of the Partnership.

   The Partnership Will Reimburse the General Partner and Its Affiliates for Certain Expenses

     Under the terms of the Partnership Agreement, the General Partner and its affiliates will be reimbursed by the Partnership for certain expenses incurred on behalf of the Partnership, including costs incurred in providing corporate staff and support services to the Partnership. See "Management."

   The General Partner Intends to Limit Its Liability With Respect to the Partnership's Obligations

     Whenever possible, the General Partner intends to limit the Partnership's liability under contractual arrangements to all or particular assets of the Partnership, with the other party thereto to have no recourse against the General Partner or its assets. The Partnership Agreement provides that any action by the General Partner in so limiting the liability of the General Partner or that of the Partnership will not be deemed to be a breach of the General Partner's fiduciary duties, even if the Partnership could have obtained more favorable terms without such limitation on liability.

   Common Unitholders Will Have No Right to Enforce Obligations of the General Partner and its Affiliates Under Agreements with the Partnership

     The Partnership will acquire or provide many services from or to Ferrellgas and their affiliates on an ongoing basis, including those described above. The agreements relating thereto do not grant to the holders of the Common Units, separate and apart from the Partnership, the right to enforce the obligations of Ferrellgas and its affiliates in favor of the Partnership. Therefore, the General Partner will be primarily responsible for enforcing such obligations.

   Contracts Between the Partnership, On the One Hand, and the General Partner and Its Affiliates, On the Other, Will Not be the Result of Arm's-Length Negotiations

     Under the terms of the Partnership Agreement, the General Partner is not restricted from paying Ferrell, Ferrellgas or their affiliates for any services rendered (provided such services are rendered on terms fair and reasonable to the Partnership) or entering into additional contractual arrangements with any of them on behalf of the Partnership. Neither the Partnership Agreement nor any of the other agreements, contracts and arrangements between the Partnership, on the one hand, and Ferrell, Ferrellgas and their affiliates, on the other, are or will be the result of arm's-length negotiations. All of such transactions entered into after the sale of the Common Units in the Partnership's initial public offering on July 5, 1994, are to be on terms which are fair and reasonable to the Partnership, provided that any transaction shall be deemed fair and reasonable if (i) such transaction is approved by the Audit Committee,
(ii) its terms are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), the transaction is fair to the Partnership. The General Partner and its affiliates have no obligation to permit the Partnership to use any facilities or assets of the General Partner and such affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use, nor shall there be any obligation of the General Partner and its affiliates to enter into any such contracts.

   Common Units are Subject to the General Partner's Limited Call Right

     The Partnership Agreement provides that it will not constitute a breach of the General Partners fiduciary duties if the General Partner exercises its right to call for and purchase Units as provided in the Partnership Agreement or assign this right to its affiliates or to the Partnership. The General Partner thus may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise such right. As a consequence, a Common Unitholder may have his Common Units purchased from him even though he may not desire to sell them, and the price paid may be less than the amount the holder would desire to receive upon sale of his Common Units. For a description of such right, see "The Partnership Agreement--Limited Call Right."

   Affiliates of the General Partner May Compete with the Partnership

     Affiliates of the General Partner are not restricted from engaging in any business activities other than the retail sales of propane to end users in the continental United States, even if they are in competition with the Partnership. As a result, conflicts of interest may arise between affiliates of the General Partner, on the one hand, and the Partnership, on the other. The Partnership Agreement expressly provides that, subject to certain limited exceptions, it shall not constitute a breach of the General Partner's fiduciary duties to the Partnership or the Unitholders for affiliates of the General Partner to engage in direct competition with the Partnership, other than with respect to the retail sale of propane to end users within the continental United States. Such competition may include the trading, transportation, storage and wholesale distribution of propane. The Partnership Agreement also provides that the General Partner and its affiliates have no obligation to present business opportunities to the Partnership. The General Partner anticipates that there may be competition between the Partnership and affiliates of the General Partner. Although the Partnership Agreement does not restrict the ability of affiliates of the General Partner to trade propane or other natural gas liquids in competition with the Partnership, they do not intend to engage in such trading except in association with the conduct of their other permitted activities.

   Fiduciary Duties of the General Partner

     The General Partner is accountable to the Partnership and the Unitholders as a fiduciary. Consequently, the General Partner must exercise good faith and integrity in handling the assets and affairs of the Partnership. In contrast to the relatively well developed law concerning fiduciary duties owed by officers and directors to the shareholders of a corporation, the law concerning the duties owed by general partners to other partners and to partnerships is relatively undeveloped. The Delaware Act does not define with particularity the fiduciary duties owed by general partners, but fiduciary duties are generally considered to include an obligation to act with the highest good faith, fairness and loyalty. Such duty of loyalty would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction as to which it has a conflict of interest. However, the Delaware Act has been amended to clarify that Delaware limited partnerships may, in their partnership agreements, restrict or expand the fiduciary duties that might otherwise be applied by a court in analyzing the standard duty owed by general partners to limited partners. In order to induce the General Partner to manage the business of the Partnership, the Partnership Agreement, as permitted by the Delaware Act, contains various provisions that have the effect of restricting the fiduciary duties that might otherwise be owed by the General Partner to the Partnership and its partners and waiving or consenting to conduct by the General Partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law.

     The Partnership Agreement provides that whenever a conflict of interest arises between the General Partner or its affiliates, on the one hand, and the Partnership or any other partner, on the other, the General Partner shall resolve such conflict. The General Partner shall not be in breach of its obligations under the Partnership Agreement or its duties to the Partnership or the Unitholders if the resolution of such conflict is fair and reasonable to the Partnership, and any resolution shall conclusively be deemed to be fair and reasonable to the Partnership if such resolution is (i) approved by the Audit Committee (although no party is obligated to seek such approval and the General Partner may adopt a resolution or course of action that has not received such approval), (ii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) fair to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). In resolving such conflict, the General Partner may (unless the resolution is specifically provided for in the Partnership Agreement) consider the relative interests of the parties involved in such conflict or affected by such action, any customary or accepted industry practices or historical dealings with a particular person or entity and, if applicable, generally accepted accounting or engineering practices or principles and such other factors as it deems relevant. Thus, unlike the strict duty of a fiduciary who must act solely in the best interests of his beneficiary, the Partnership Agreement permits the General Partner to consider the interests of all parties to a conflict of interest, including the interests of the General Partner. In connection with the resolution of any conflict that arises, unless the General Partner has acted in bad faith, the action taken by the General Partner shall not constitute a breach of the Partnership Agreement, any other agreement or any standard of care or duty imposed by the Delaware Act or other applicable law. The Partnership Agreement also provides that in certain circumstances the General Partner may act in its sole discretion, in good faith or pursuant to other appropriate standards.

     The Delaware Act provides that a limited partner may institute legal action on behalf of the partnership (a partnership derivative action) to recover damages from a third party where the general partner has failed to institute the action or where an effort to cause the general partner to do so is not likely to succeed. In addition, the statutory or case law of certain jurisdictions may permit a limited partner to institute legal action on behalf of himself or all other similarly situated limited partners (a class action) to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

     The Partnership Agreement also provides that any standard of care and duty imposed thereby or under the Delaware Act or any applicable law, rule or regulation will be modified, waived or limited as required to permit the General Partner and its officers and directors to act under the Partnership Agreement or any other agreement contemplated therein and to make any decision pursuant to the authority prescribed in the Partnership Agreement so long as such action is reasonably believed by the General Partner to be in, or not inconsistent with, the best interests of the Partnership. Further, the Partnership Agreement
provides that the General Partner and its officers and directors will not be liable for monetary damages to the Partnership, the limited partners or assignees for errors of judgment or for any acts or omissions if the General Partner and such other persons acted in good faith. In addition, under the terms of the Partnership Agreement, the Partnership is required to indemnify the General Partner and its officers, directors, employees, affiliates, partners, agents and trustees, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by the General Partner or other such persons, if the General Partner or such persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Partnership and, with respect to any criminal proceedings, had no reasonable cause to believe the conduct was unlawful. See "The Partnership Agreement--Indemnification." Thus, the General Partner could be indemnified for its negligent acts if it meets such requirements concerning good faith and the best interests of the Partnership.

     The fiduciary obligations of general partners is a developing area of law. The provisions of the Delaware Act that allow the fiduciary duties of a general partner to be waived or restricted by a partnership agreement have not been tested in a court of law, and the General Partner has not obtained an opinion of counsel covering the provisions set forth in the Partnership Agreement that purport to waive or restrict fiduciary duties of the General Partner. Unitholders should consult their own legal counsel concerning the fiduciary responsibilities of the General Partner and its officers and directors and the remedies available to the Unitholders.


                                          DESCRIPTION OF THE COMMON UNITS

     The Common Units offered hereby will be registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder. The Partnership is subject to the reporting and certain other requirements of the Exchange Act and is required to file periodic reports containing financial and other information with the Securities and Exchange Commission (the "Commission").

     Purchasers of Common Units in this offering and subsequent transferees of Common Units (or their brokers, agents or nominees on their behalf) will be required to execute Transfer Applications, the form of which is set forth on the reverse side of the certificate evidencing Common Units. Purchasers may hold Common Units in nominee accounts, provided that the broker (or other nominee) executes and delivers a Transfer Application and becomes a limited partner. The Partnership will be entitled to treat the nominee holder of a Common Unit as the absolute owner thereof, and the beneficial owner's rights will be limited solely to those that it has against the nominee holder as a result of or by reason of any understanding or agreement between such beneficial owner and nominee holder.

     The Common Units are listed on the NYSE under the trading symbol "FGP."

The Units

     Generally, the Common Units and the Subordinated Units represent limited partner interests in the Partnership, which entitle the holders thereof to participate in Partnership distributions and exercise the rights or privileges available to limited partners under the Partnership Agreement. For a description of the relative rights and preferences of holders of Common Units and holders of Subordinated Units in and to Partnership distributions, together with a description of the circumstances under which Subordinated Units may convert into Common Units, see "Cash Distribution Policy." For a description of the rights and privileges of limited partners under the Partnership Agreement, see "The Partnership Agreement."

Transfer Agent and Registrar

   Duties

     The First National Bank of Boston, N. A. acts as a registrar and transfer agent (the "Transfer Agent") for the Common Units and receives a fee from the Partnership for serving in such capacities. All fees charged by the Transfer Agent for transfers of Common Units will be borne by the Partnership and not by the holders of Common Units, except for fees similar to those customarily paid by stockholders for surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges, special charges for services requested by a holder of a Common Unit and other similar fees or charges will be borne by the affected holder. There will be no charge to holders for disbursements of the Partnership's cash distributions. The Partnership will indemnify the Transfer Agent, its agents and each of their respective shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted in respect of its activities as such, except for any liability due to any negligence, gross negligence, bad faith or intentional misconduct of the indemnified person or entity.

Transfer of Units

     Until a Common Unit has been transferred on the books of the Partnership, the Partnership and the Transfer Agent, notwithstanding any notice to the contrary, may treat the record holder thereof as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations. The transfer of the Common Units to persons that purchase directly from the Partnership will be accomplished through the completion, execution and delivery of a Transfer Application by such purchaser in connection with such purchase. Any subsequent transfers of a Common Unit will not be recorded by the Transfer Agent or recognized by the Partnership unless the transferee executes and delivers a Transfer Application. By executing and delivering a Transfer Application (the form of which is set forth on the reverse side of the certificate representing Common Units), the transferee of Common Units (i) becomes the record holder of such Units and shall constitute an assignee until admitted into the Partnership as a substituted limited partner, (ii) automatically requests admission as a substituted limited partner in the Partnership, (iii) agrees to be bound by the terms and conditions of, and executes, the Partnership Agreement, (iv) represents that such transferee has the capacity, power and authority to enter into the Partnership Agreement, (v) grants powers of attorney to the General Partner and any liquidator of the Partnership as specified in the Partnership Agreement and (vi) makes the consents and waivers contained in the Partnership Agreement. An assignee will become a substituted limited partner of the Partnership in respect of the transferred Common Units upon the consent of the General Partner and the recordation of the name of the assignee on the books and records of the Partnership. Such consent may be withheld in the sole discretion of the General Partner. Common Units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in the Partnership in respect of the transferred Common Units. A purchaser or transferee of Common Units who does not execute and deliver a Transfer Application obtains only (a) the right to assign the Common Units to a purchaser or other transferee and (b) the right to transfer the right to seek admission as a substituted limited partner in the Partnership with respect to the transferred Common Units. Thus, a purchaser or transferee of Common Units who does not execute and deliver a Transfer Application will not receive cash distributions unless the Common Units are held in a nominee or "street name" account and the nominee or broker has executed and delivered a Transfer Application with respect to such Common Units, and may not receive certain federal income tax information or reports furnished to record holders of Common Units. The transferor of Common Units will have a duty to provide such transferee with all information that may be necessary to obtain registration of the transfer of the Common Units, but a transferee agrees, by acceptance of the certificate representing Common Units, that the transferor will not have a duty to insure the execution of the Transfer Application by the transferee and will have no liability or responsibility if such transferee neglects or chooses not to execute and forward the Transfer Application to the Transfer Agent. See "The Partnership Agreement--Status as Limited Partner or Assignee."


                                             THE PARTNERSHIP AGREEMENT

     The following paragraphs are a summary of certain provisions of the Partnership Agreement. The form of Partnership Agreement for the Partnership and the form of Partnership Agreement for the Operating Partnership (the "Operating Partnership Agreement") are included as exhibits to the Registration Statement of which this Prospectus constitutes a part. The Partnership will provide prospective investors with a copy of the form of such Partnership Agreements upon request at no charge. The following discussion is qualified in its entirety by reference to the Partnership Agreements for the Partnership and for the Operating Partnership. The Partnership is the sole limited partner of the Operating Partnership, which owns, manages and operates the Partnership's business. The General Partner is the general partner of the Partnership and of the Operating Partnership, collectively owning a 2% general partner interest in the business and properties owned by the Partnership and the Operating Partnership on a combined basis. Unless specifically described otherwise, references herein to the term "Partnership Agreement" constitute references to the Partnership Agreements of the Partnership and the Operating Partnership, collectively.

     Certain provisions of the Partnership Agreement are summarized elsewhere in this Prospectus under various headings. With regard to various transactions and relationships of the Partnership with the General Partner and its affiliates, see "Risk Factors--Conflicts of Interest and Fiduciary Duties" and "Conflicts of Interest and Fiduciary Responsibility." With regard to the management of the Partnership, see "Management." With regard to the transfer of Units, see "Description of the Common Units." With regard to distributions of Available Cash, see "Cash Distribution Policy." With regard to allocations of taxable income and taxable loss, see "Tax Considerations." Prospective investors are urged to review these sections of this Prospectus and the Partnership Agreement carefully.

Organization and Duration

     The Partnership and the Operating Partnership are Delaware limited partnerships. The General Partner is the general partner of the Partnership and the Operating Partnership. The General Partner holds an aggregate 2% interest as general partner, and the Unitholders (including the General Partner and/or
Ferrell as an owner of Common Units, Subordinated Units and Incentive Distribution Rights) hold a 98% interest as limited partners in the Partnership and the Operating Partnership on a combined basis. The Partnership will dissolve on July 31, 2084, unless sooner dissolved pursuant to the terms of the Partnership Agreement.

Purpose

     The purpose of the Partnership under the Partnership Agreement is limited to serving as the limited partner of the Operating Partnership and engaging in any business activity that may be engaged in by the Operating Partnership or is approved by the General Partner. The Operating Partnership Agreement provides that the Operating Partnership may engage in any activity engaged in by Ferrellgas immediately prior to July 5, 1994, any activities that are, in the sole judgment of the General Partner, reasonably related thereto and any other activity approved by the General Partner.

Capital Contributions

     The Unitholders are not obligated to make additional capital contributions to the Partnership.

Power of Attorney

     Each limited partner, and each person who acquires a Unit from a Unitholder and executes and delivers a Transfer Application with respect thereto, grants to the General Partner and, if a liquidator of the Partnership has been appointed, such liquidator, a power of attorney to, among other things, execute and file certain documents required in connection with the qualification, continuance or dissolution of the Partnership, or the amendment of the Partnership Agreement in accordance with the terms thereof and to make consents and waivers contained in the Partnership Agreement.

Restrictions on Authority of the General Partner

     The authority of the General Partner is limited in certain respects under the Partnership Agreement. The General Partner is prohibited, without the prior approval of holders of record of at least a majority of the Units (other than Units owned by the General Partner and its affiliates) during the Subordination Period, or a majority of all of the outstanding Units thereafter, from, among other things, selling or exchanging all or substantially all of the Partnership's assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination) or approving on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of the Partnership, provided that the Partnership may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the Partnership's assets without such approval. The Partnership may also sell all or substantially all of its assets pursuant to a foreclosure or other realization upon the foregoing encumbrances without such approval. The Common Unitholders are not entitled to dissenters' rights of appraisal under the Partnership Agreement or applicable Delaware law in the event of a merger or consolidation of the Partnership, a sale of substantially all of the Partnership's assets or any other event. Except as provided in the Partnership Agreement and generally described below under "--Amendment of Partnership Agreement," any amendment to a provision of the Partnership Agreement generally will require the approval of the holders of at least 66 2/3% of the outstanding Units.

     In general, the General Partner may not take any action, or refuse to take any reasonable action, without the consent of the holders of at least 66 2/3% of each class of outstanding Units, including the consent of at least 66 2/3% of the outstanding Common Units (other than Common Units owned by the General Partner and its affiliates), the effect of which would be to cause the Partnership to be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes.

Withdrawal or Removal of the General Partner

     The General Partner has agreed not to voluntarily withdraw as general partner of the Partnership and the Operating Partnership prior to July 31, 2004 (with limited exceptions described below), without obtaining the approval of at least 66 2/3% of the outstanding Units (excluding for purposes of such determination Units held by the General Partner and its affiliates) and furnishing an opinion of counsel that such withdrawal (following the selection of a successor general partner) will not result in the loss of the limited liability of the limited partners of the Partnership or cause the Partnership to be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes (an "Opinion of Counsel"). On or after July 31, 2004, the General Partner may withdraw as general partner by giving 90 days' written notice (without first obtaining approval from the Unitholders), and such withdrawal will not constitute a violation of the Partnership
Agreement. Notwithstanding the foregoing, the General Partner may withdraw without Unitholder approval upon 90 days' notice to the limited partners if more than 50% of the outstanding Units are held or controlled by one person and its affiliates (other than the General Partner and its affiliates). In addition, the Partnership Agreement permits the General Partner (in certain limited instances) to sell all of its general partner interest in the Partnership and permits the parent corporation of the General Partner to sell all or any portion of the capital stock of the General Partner to a third party without the approval of the Unitholders. See "--Transfer of General Partner Interest." Upon the withdrawal of the General Partner under any circumstances (other than as a result of a transfer by the General Partner of all or a part of its general partner interest in the Partnership), the holders of a majority of the outstanding Units (excluding for purposes of such determination Units held by the General Partner and its affiliates) may select a successor to such withdrawing General Partner. If such a successor is not elected, or is elected but an Opinion of Counsel cannot be obtained, the Partnership will be dissolved, wound up and liquidated, unless within 180 days after such withdrawal a majority of the Unitholders agree in writing to continue the business of the Partnership and to the appointment of a successor General Partner. See "--Termination and Dissolution."

     The General Partner may not be removed unless such removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding Units and the Partnership receives an Opinion of Counsel. Any such removal is also subject to the approval of a successor general partner by the vote of the holders of not less than a majority of the outstanding Units.

     Removal or withdrawal of the General Partner of the Partnership also constitutes removal or withdrawal, as the case may be, of the General Partner as general partner of the Operating Partnership.

     In the event of withdrawal of the General Partner where such withdrawal violates the Partnership Agreement or removal of the General Partner by the limited partners under circumstances where cause exists, a successor general partner will have the option to purchase the general partner interest of the departing General Partner (the "Departing Partner") in the Partnership and the Operating Partnership for a cash payment equal to the fair market value of such interest. Under all other circumstances where the General Partner withdraws or is removed by the limited partners, the Departing Partner will have the option to require the successor general partner to purchase such general partner interest of the Departing Partner for such amount. In each case such fair market value will be determined by agreement between the Departing Partner and the successor general partner, or if no agreement is reached, by an independent investment banking firm or other independent experts selected by the Departing Partner and the successor general partner (or if no expert can be agreed upon, by the expert chosen by agreement of the experts selected by each of them). In addition, the Partnership would also be required to reimburse the Departing Partner for all amounts due the Departing Partner, including without limitation, all employee related liabilities, including severance liabilities, incurred in connection with the termination of the employees employed by the Departing Partner for the benefit of the Partnership.

     If the above-described option is not exercised by either the Departing Partner or the successor general partner, as applicable, the Departing Partner's general partner interest in the partnership will be converted into Common Units equal to the fair market value of such interest as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

Transfer of General Partner Interest

     Except for a transfer by the General Partner of all, but not less than all, of its general partner interest in the Partnership to an affiliate or in connection with the merger or consolidation of the General Partner with or into another entity or the transfer by the General Partner of all or substantially all of its assets to another person or entity, the General Partner may not transfer all or any part of its general partner interest in the Partnership to another person or entity prior to July 31, 2004, without the approval of holders of at least a majority of the outstanding Units (excluding any Units held by such General Partner or its affiliates), provided that, in each case such transferee assumes the rights and duties of the General Partner, agrees to be bound by the provisions of the Partnership Agreement and furnishes an Opinion of Counsel and agrees to purchase all (or the appropriate portion thereof, as applicable) of the General Partner's partnership interest in the Operating Partnership.

Reimbursement for Services

     The Partnership Agreement provides that the General Partner is not entitled to receive any compensation for its services as general partner of the Partnership; the General Partner is, however, entitled to be reimbursed on a monthly basis (or such other basis as the General Partner may reasonably determine) for all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership, and all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the General Partner in connection with the operation of the Partnership's business. The Partnership Agreement provides that the General Partner shall determine the fees and expenses that are allocable to the Partnership in any reasonable manner determined by the General Partner in its sole discretion.

Change of Management Provisions

     The Partnership Agreement contains certain provisions that are intended to discourage a person or group from attempting to remove Ferrellgas as general partner of the Partnership or otherwise change management of the Partnership. If any person or group other than Ferrellgas and its affiliates acquires beneficial ownership of 20% or more of the Common Units, such person or group loses voting rights with respect to all of its Common Units. In addition, if Ferrellgas is removed as General Partner other than for cause, the Subordination Period will end and any Subordinated Units held by Ferrellgas and any of its affiliates will immediately convert into Common Units. As a result, Ferrellgas and such affiliates, as the holders of Common Units issued upon conversion of Subordinated Units, would participate in any distributions pro rata with the other holders of Common Units, including distributions in respect of Common Unit Arrearages.

Status as Limited Partner or Assignee

     Except as described  below under  "--Limited  Liability," the Units will be
fully  paid,  and   Unitholders   will  not  be  required  to  make   additional
contributions to the Partnership.

     Each purchaser of Common Units offered hereby must execute a Transfer Application (the form of which is set forth on the reverse side of the certificate evidencing Common Units) whereby such purchaser requests admission as a substituted limited partner in the Partnership, makes certain representations and agrees to certain provisions. If such action is not taken, a purchaser will not be registered as a record holder of Common Units on the books of the Transfer Agent or issued a Common Unit. Purchasers may hold Common Units in nominee accounts. See "Description of the Common Units--Transfer Agent and Registrar" and "--Transfer of Units" for a more complete description of the requirements for the transfer of Common Units.

     An assignee, subsequent to executing and delivering a Transfer Application, but pending its admission as a substituted limited partner in the Partnership, is entitled to an interest in the Partnership equivalent to that of a limited partner with respect to the right to share in allocations and distributions from the Partnership, including liquidating distributions. The General Partner will vote and exercise other powers attributable to Common Units owned by an assignee who has not become a substituted limited partner at the written direction of such assignee. See "--Meetings; Voting." Transferees who do not execute and deliver a Transfer Application will be treated neither as assignees nor as record holders of Common Units, and will not receive cash distributions, federal income tax allocations or reports furnished to record holders of Common Units. The only right such transferees will have is the right to negotiate such Common Units to a purchaser or other transferee and the right to transfer the right to request admission as a substituted limited partner in respect of the transferred Common Units to a purchaser or other transferee who executes a Transfer Application in respect of the Common Units. A nominee or broker who has executed a Transfer Application with respect to Common Units held in street name or nominee accounts will receive such distributions and reports pertaining to such Common Units.

Non-Citizen Assignees; Redemption

     If the Partnership is or becomes subject to federal, state or local laws or regulations that, in the reasonable determination of the General Partner, create a substantial risk of cancellation or forfeiture of any property in which the Partnership has an interest because of the nationality, citizenship or other related status of any limited partner or assignee, the Partnership may redeem the Units held by such limited partner or assignee at their Current Market Price (as defined in the glossary). In order to avoid any such cancellation or forfeiture, the General Partner may require each limited partner or assignee to furnish information about his nationality, citizenship, residency or related status. If a limited partner or assignee fails to furnish information about such nationality, citizenship, residency or other related status within 30 days after a request for such information, such limited partner or assignee may be treated as a non-citizen assignee ("Non-citizen Assignee"). In addition to other limitations on the rights of an assignee who is not a substituted limited partner, a Non-citizen Assignee does not have the right to direct the voting of his Units and may not receive distributions in kind upon liquidation of the Partnership. See "--Status as Limited Partner or Assignee."

Issuance of Additional Securities

     The Partnership Agreement authorizes the General Partner to cause the Partnership to issue an unlimited number of additional limited partner interests and other equity securities of the Partnership for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion without the approval of any limited partners, with certain exceptions, including the following: prior to the end of the Subordination Period, the Partnership may not issue equity securities of the Partnership ranking prior or senior to the Common Units or an aggregate of more than 7,000,000 additional Common Units (excluding Common Units issued upon conversion of Subordinated Units but which may include Common Units issued pursuant to this offering) or an equivalent amount of securities ranking on a parity with the Common Units, in either case without the approval of the holders of at least 66 2/3% of the outstanding Common Units; provided, however, that the Partnership may also issue an unlimited number of additional Common Units or parity securities prior to the end of the Subordination Period and without the approval of the Unitholders if (a) such issuance occurs in connection with or (b) such issuance occurs within 270 days of, and the net proceeds from such issuance are used to repay debt incurred in connection with, a transaction in which the Partnership acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over assets and properties that would have, if acquired by the Partnership as of the date that is one year prior to the first day of the quarter in which such transaction is to be consummated, resulted in an increase in (i) the amount of Acquisition Pro Forma Available Cash constituting Cash from Operations generated by the Partnership on a per-Unit basis with respect to all outstanding Units with respect to each of the four most recently completed quarters over (ii) the actual amount of Available Cash constituting Cash from Operations generated by the Partnership on a per-Unit basis for all outstanding Units with respect to each of such four quarters. The issuance, during the Subordination Period, of any equity securities of the Partnership with rights as to distributions and allocations or in liquidation ranking prior or senior to the Common Units, will require the approval of the holders of at least 66 2/3% of the outstanding Common Units. After the Subordination Period, the General Partner, without a vote of the Unitholders, may cause the Partnership to issue additional Common Units or other equity securities of the Partnership on a parity with or senior to the Common Units. After the end of the Subordination Period, there is no restriction under the Partnership Agreement on the ability of the Partnership to issue additional limited or general partner interests having rights to distributions or rights in liquidation on a parity with or senior to the Common Units. In accordance with Delaware law and the provisions of the Partnership Agreement, the General Partner may cause the Partnership to issue additional partnership interests that, in its sole discretion, may have special voting rights to which the Common Units are not entitled.

     The General Partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase Common Units, Subordinated Units, Incentive Distribution Rights or other equity securities of the Partnership from the Partnership whenever, and on the same terms that, the Partnership issues such securities or rights to persons other than the General Partner and its affiliates, to the extent necessary to maintain the percentage interest of the General Partner and its affiliates in the Partnership that existed immediately prior to each such issuance.

Limited Call Right

     If at any time less than 20% of the then issued and outstanding limited partner interests of any class are held by persons other than the General Partner and its affiliates, the General Partner will have the right, which it may assign and transfer to any of its affiliates or to the Partnership, to acquire all, but not less than all, of the remaining limited partner interests of such class held by such unaffiliated persons as of a record date to be selected by the General Partner, on at least 10 but not more than 60 days' notice. The purchase price in the event of such purchase shall be the greater of
(a) the highest price paid by the General Partner or any of its affiliates for any limited partner interests of such class purchased within the 90 days preceding the date on which the General Partner first mails notice of its election to purchase such limited partner interests and (b)(i) the average of the closing prices of the limited partner interests of such class for the 20 trading days ending three days prior to the date on which such notice is first mailed or (ii) if such limited partner interests are not listed for trading on an exchange or quoted by NASDAQ, an amount equal to the fair market value of such limited partner interests as of three days prior to the date such notice is first mailed, as determined by the General Partner using any reasonable method of valuation. As a consequence of the General Partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased from him even though he may not desire to sell them, or the price paid may be less than the amount the holder would desire to receive upon the sale of his limited partner interests.

Amendment of Partnership Agreement

     Amendments to the Partnership Agreement may be proposed only by or with the consent of the General Partner. In order to adopt a proposed amendment, the General Partner is required to seek written approval of the holders of the number of Units required to approve such amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment, except as described below. Proposed amendments (other than those described below) must be approved by holders of at least 66 2/3% of the outstanding Units during the Subordination Period and a majority of the outstanding Units thereafter, except that no amendment may be made which would (i) enlarge the obligations of any limited partner, without its consent, (ii) enlarge the obligations of the General Partner, without its consent, which may be given or withheld in its sole discretion, (iii) restrict in any way any action by or rights of the General Partner as set forth in the Partnership Agreement, (iv) modify the amounts distributable, reimbursable or otherwise payable by the Partnership to the General Partner, (v) change the term of the Partnership, or (vi) give any person the right to dissolve the Partnership other than the General Partner's right to dissolve the Partnership with the approval of at least 66 2/3% of the Units during the Subordination Period, or a majority of the outstanding Units thereafter or change such right of the General Partner in any way.

     The General Partner may make amendments to the Partnership Agreement without the approval of any limited partner or assignee of the Partnership to reflect (i) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent or the registered office of the Partnership, (ii) admission, substitution, withdrawal or removal of partners in accordance with the Partnership Agreement, (iii) a change that, in the sole discretion of the General Partner, is necessary or appropriate to qualify or continue the qualification of the Partnership as a partnership in which the limited partners have limited liability or that is necessary or advisable in the opinion of the General Partner to ensure that the Partnership will not be treated as an association taxable as a corporation or otherwise subject to taxation as an entity for federal income tax purposes, (iv) an amendment that is necessary, in the opinion of counsel to the Partnership, to prevent the Partnership or the General Partner or its respective directors or officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed, (v) subject to the limitations on the issuance of additional Common Units or other limited or general partner interests described above, an amendment that in the sole discretion of the General Partner is necessary or desirable in connection with the authorization of additional limited or general partner interests, (vi) any amendment expressly permitted in the Partnership Agreement to be made by the General Partner acting alone, (vii) an amendment effected, necessitated or contemplated by a merger agreement that has been approved pursuant to the terms of the Partnership Agreement, (viii) any amendment that, in the sole discretion of the General Partner, is necessary or desirable in connection with the formation by the Partnership of, or its investment in, any corporation, partnership or other entity (other than the Operating Partnership) as otherwise permitted by the Partnership Agreement, (ix) a change in the fiscal year and taxable year of the Partnership and changes related thereto, and (x) any other amendments substantially similar to the foregoing.

     In addition, the General Partner may make amendments to the Partnership Agreement without such consent if such amendments (i) do not adversely affect the limited partners in any material respect, (ii) are necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute, (iii) are necessary or desirable to implement certain tax-related provisions of the Partnership Agreement, (iv) are necessary or desirable to facilitate the trading of the Units or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the Units are or will be listed for trading, compliance with any of which the General Partner deems to be in the best interests of the Partnership and the Unitholders or (v) are required or contemplated by the Partnership Agreement.

     The General Partner will not be required to obtain an Opinion of Counsel as to the tax consequences or the possible effect on limited liability of amendments described in the two immediately preceding paragraphs. No other amendments to the Partnership Agreement will become effective without the approval of at least 95% of the Units unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not cause the Partnership to be treated as an association taxable as a corporation or otherwise cause the Partnership to be subject to entity level taxation for federal income tax purposes and will not affect the limited liability of any limited partner in the Partnership or the limited partner of the Operating Partnership.

     Any amendment that materially and adversely affects the rights or preferences of any type or class of limited partner interests in relation to other types of classes of limited partner interests or the general partner interests will require the approval of at least a majority of the type or class of limited partner interests so affected (excluding any such limited partner interests held by the General Partner and its affiliates).

Meetings; Voting

     Except as described below with respect to a person or group owning 20% or more of all Common Units, Unitholders or assignees who are record holders of Units on the record date set pursuant to the Partnership Agreement will be entitled to notice of, and to vote at, meetings of limited partners of the Partnership and to act with respect to matters as to which approvals may be solicited. With respect to voting rights attributable to Common Units that are owned by an assignee who is a record holder but who has not yet been admitted as a limited partner, the General Partner shall be deemed to be the limited partner with respect thereto and shall, in exercising the voting rights in respect of such Common Units on any matter, vote such Common Units at the written direction of such record holder. Absent such direction, such Common Units will not be voted (except that, in the case of Units held by the General Partner on behalf of Non-citizen Assignees, the General Partner shall distribute the votes in respect of such Units in the same ratios as the votes of limited partners in respect of other Units are cast).

     The General Partner does not anticipate that any meeting of limited partners will be called in the foreseeable future. Any action that is required or permitted to be taken by the limited partners may be taken either at a meeting of the limited partners or without a meeting if consents in writing setting forth the action so taken are signed by holders of such number of limited partner interests as would be necessary to authorize or take such action at a meeting of the limited partners. Meetings of the limited partners of the Partnership may be called by the General Partner or by limited partners owning at least 20% of the outstanding Units of the class for which a meeting is proposed. Limited partners may vote either in person or by proxy at meetings. Two-thirds (or a majority, if that is the vote required to take action at the meeting in question) of the outstanding limited partner interests of the class for which a meeting is to be held (excluding, if such are excluded from such vote, limited partner interests held by the General Partner and its affiliates) represented in person or by proxy will constitute a quorum at a meeting of limited partners of the Partnership.

     Each record holder of a Unit has a vote according to his percentage interest in the Partnership, although additional limited partner interests having special voting rights could be issued by the General Partner. See "--Issuance of Additional Securities." However, Common Units owned beneficially by any person and its affiliates (other than Ferrell and its affiliates) that own beneficially 20% or more of all Common Units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of limited partners, calculating required votes, determining the presence of a quorum or for other similar Partnership purposes. The Partnership Agreement provides that Units held in nominee or street name account will be voted by the broker (or other nominee) pursuant to the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as otherwise provided in the Partnership Agreement, Subordinated Units will vote together with Common Units as a single class.

     Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of Units (whether or not such record holder has been admitted as a limited partner) under the terms of the Partnership Agreement will be delivered to the record holder by the Partnership or by the Transfer Agent at the request of the Partnership.

Indemnification

     The Partnership Agreement provides that the Partnership will indemnify the General Partner, any Departing Partner and any Person who is or was an officer or director of the General Partner or any Departing Partner, any person who is or was an affiliate of the General Partner or any Departing Partner, any Person who is or was an employee, partner, agent or trustee of the General Partner or any Departing Partner or any affiliate of the General Partner or any Departing Partner, or any Person who is or was serving at the request of the General Partner or any affiliate of the General Partner or any Departing Partner as an officer, director, employee, partner, agent, or trustee of another Person ("Indemnitees"), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several) expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as
(i) the General Partner, Departing Partner or affiliate of either, (ii) an officer, director, employee, partner, agent or trustee of the General Partner, Departing Partner or affiliate of either or (iii) a person serving at the request of the Partnership in another entity in a similar capacity, provided that in each case the Indemnitee acted in good faith and in a manner which such Indemnitee reasonably believed to be in or not opposed to the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Any indemnification under these provisions will be only out of the assets of the Partnership, and the General Partner shall not be personally liable for, or have any obligation to contribute or loan funds or assets to the Partnership to enable it to effectuate, such indemnification. The Partnership is authorized to purchase (or to reimburse the General Partner or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with the Partnerships activities, whether or not the Partnership would have the power to indemnify such person against such liabilities under the provisions described above. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to such persons pursuant to the foregoing provisions, the Partnership has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Limited Liability

     Assuming that a limited partner does not participate in the control of the business of the Partnership within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the Partnership Agreement, his liability under the Delaware Act will be limited, subject to certain possible exceptions, to the amount of capital he is obligated to contribute to the Partnership in respect of his Units plus his share of any undistributed profits and assets of the Partnership. However, if it were determined that the right or exercise of the right by the limited partners as a group to remove or replace the General Partner, to approve certain amendments to the Partnership Agreement or to take other action pursuant to the Partnership Agreement constituted "participation in the control" of the Partnerships business for the purposes of the Delaware Act, then the limited partners could be held personally liable for the Partnership's obligations under the laws of the State of Delaware to the same extent as the General Partner. Under the Delaware Act, a limited partnership may not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the partnership, other than liabilities to partners on account of their partnership interests and nonrecourse liabilities, exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to nonrecourse liability shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that nonrecourse liability. The Delaware Act provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and which could not be ascertained from the partnership agreement.

     It is contemplated that the Operating Partnership will conduct business in at least 45 and possibly other states. Maintenance of limited liability may require compliance with legal requirements in such jurisdictions in which the Operating Partnership conducts business, including qualifying the Operating Partnership to do business therein. Limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established in many jurisdictions. If it were determined that the Partnership was, by virtue of its limited partner interest in the Operating Partnership or otherwise, conducting business in any state without compliance with the applicable limited partnership statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the General Partner, to approve certain amendments to the Partnership Agreement, or to take other action pursuant to the Partnership Agreement constituted "participation in the control" of the Partnership's business for the purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for the Partnership's obligations under the law of such jurisdiction to the same extent as the General Partner. The Partnership will operate in such manner as the General Partner deems reasonable and necessary or appropriate to preserve the limited liability of Unitholders.

Books and Reports

     The General Partner is required to keep appropriate books of the business of the Partnership at the principal offices of the Partnership. The books will be maintained for both tax and financial reporting purposes on an accrual basis. The fiscal year of the Partnership is August 1 to July 31.

     As soon as practicable, but in no event later than 120 days after the close of each fiscal year, the General Partner will furnish each record holder of Units (as of a record date selected by the General Partner) with an annual report containing audited financial statements of the Partnership for the past fiscal year, prepared in accordance with generally accepted accounting principles. As soon as practicable, but in no event later than 90 days after the close of each quarter (except the fourth quarter), the General Partner will furnish each record holder of Units (as of a record date selected by the General Partner) a report containing unaudited financial statements of the Partnership with respect to such quarter and such other information as may be required by law.

     The General Partner will use all reasonable efforts to furnish each record holder of a Unit information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. Such information is expected to be furnished in summary form so that certain complex calculations normally required of partners can be avoided. The General Partner's ability to furnish such summary information to Unitholders will depend on the cooperation of such Unitholders in supplying certain information to the General Partner. Every Unitholder (without regard to whether he supplies such information to the General Partner) will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns.

Right to Inspect Partnership Books and Records

     The Partnership Agreement provides that a limited partner can for a purpose reasonably related to such limited partner's interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him (i) a current list of the name and last known address of each partner, (ii) a copy of the Partnerships tax returns, (iii) information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner, (iv) copies of the Partnership Agreement, the certificate of limited partnership of the Partnership, amendments thereto and powers of attorney pursuant to which the same have been executed, (v) information regarding the status of the Partnership's business and financial condition and
(vi) such other information regarding the affairs of the Partnership as is just and reasonable. The General Partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which the General Partner believes in good faith is not in the best interests of the Partnership or which the Partnership is required by law or by agreements with third parties to keep confidential.

Termination and Dissolution

     The Partnership will continue until July 31, 2084, unless sooner terminated pursuant to the Partnership Agreement. The Partnership will be dissolved upon
(i) the election of the General Partner to dissolve the Partnership, if approved by at least a majority of the Units (other than Units owned by the General Partner and its affiliates) during the Subordination Period, or a majority of all of the outstanding Units thereafter, (ii) the sale of all or substantially all of the assets and properties of the Partnership and the Operating
Partnership, (iii) the entry of a decree of judicial dissolution of the Partnership or (iv) withdrawal or removal of the General Partner or any other event that results in its ceasing to be the General Partner (other than by reason of a transfer in accordance with the Partnership Agreement or withdrawal or removal following approval of a successor), provided that the Partnership shall not be dissolved upon an event described in clause (iv) if within 90 days after such event the partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event, of a successor General Partner. Upon a dissolution pursuant to clause (iv), the holders of at least a majority of the Units may also elect, within certain time limitations, to reconstitute the Partnership and continue its business on the same terms and conditions set forth in the Partnership Agreement by forming a new limited partnership on terms identical to those set forth in the Partnership Agreement and having as a general partner an entity approved by at least the holders of a majority of the Units, subject to receipt by the Partnership of an opinion of counsel that the exercise of such right will not result in the loss of the limited liability of Unitholders or cause the Partnership or the reconstituted limited partnership to be treated as an association taxable as a corporation or otherwise subject to taxation as an entity for federal income tax purposes.

Liquidation and Distribution of Proceeds

     Upon dissolution of the Partnership, unless the Partnership is reconstituted and continued as a new limited partnership, the person authorized to wind up the affairs of the Partnership (the "Liquidator") will, acting with all of the powers of the general partner that such Liquidator deems necessary or desirable in its good faith judgment in connection therewith, liquidate the Partnership's assets and apply the proceeds of the liquidation as follows: (i) first towards the payment of all creditors of the Partnership and the creation of a reserve for contingent liabilities and (ii) then to all partners in accordance with the positive balance in their respective capital accounts. Under certain circumstances and subject to certain limitations, the Liquidator may defer liquidation or distribution of the Partnership's assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Registration Rights

     Pursuant to the terms of the Partnership Agreement and subject to certain limitations described therein, the Partnership has agreed to register for resale under the Securities Act of 1933 and applicable state securities laws any Units (or other securities of the Partnership) proposed to be sold by the General Partner (or its affiliates) if an exemption from such registration requirements is not otherwise available for such proposed transaction. The Partnership is obligated to pay all expenses incidental to such registration, excluding underwriting discounts and commissions.


                         UNITS ELIGIBLE FOR FUTURE SALE

     The General Partner and/or Ferrell own 16,593,721 Subordinated Units, 5,531,240 of which may convert into Common Units after July 31, 1997 and all of which may convert into Common Units after termination of the Subordination Period, subject in each case to the satisfaction of certain conditions. The Subordination Period will generally not end earlier than August 1, 1999. See "Cash Distribution Policy--Quarterly Distributions of Available Cash." The sale of these Common Units and certain additional Common Units owned by the General Partner and/or Ferrell could have an adverse impact on the price of the Common Units or on any trading market that may develop. The purchasers of Common Units sold in this offering will typically be required to execute an agreement whereby such persons agree to hold all Units acquired for a period of two years after the date of acquisition. The agreement may be modified by the General Partner in connection with any particular business combination. In addition, the agreement provides that the holding period requirement may be waived by the General Partner.

     The Common Units issued pursuant to this offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any Units owned by an "affiliate" of the Partnership (as that term is defined in the rules and regulations under the Securities Act) may not be resold publicly except in compliance with the registration requirements of the Securities Act or pursuant to an exemption therefrom under Rule 144 thereunder ("Rule 144") or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer in an offering to be sold into the market in an amount that does not exceed, during any three-month period, the greater of (i) 1% of the total number of such securities outstanding or (ii) the average weekly reported trading volume of the Units for the four calendar weeks prior to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Partnership. A person who is not deemed to have been an affiliate of the Partnership at any time during the three months preceding a sale, and who has beneficially owned his Units for at least three years, would be entitled to sell such Units under Rule 144 without regard to the public information requirements, volume limitations, manner of sale provisions or notice requirements of Rule 144.

     Prior to the end of the Subordination Period, the Partnership may not issue equity securities of the Partnership ranking prior or senior to the Common Units or an aggregate of more than 7,000,000 additional Common Units (excluding Common Units issued upon conversion of Subordinated Units but which may include Common Units issued pursuant to this offering) or an equivalent amount of securities ranking on a parity with the Common Units, in either case without the approval of the holders of at least 66 2/3% of the outstanding Common Units; provided, however, that the Partnership may also issue an unlimited number of additional Common Units or parity securities prior to the end of the Subordination Period and without the approval of the Unitholders if (a) such issuance occurs in connection with or (b) such issuance occurs within 270 days of, and the net proceeds from such issuance are used to repay debt incurred in connection with, a transaction in which the Partnership acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over assets and properties that would have, if acquired by the Partnership as of the date that is one year prior to the first day of the quarter in which such transaction is to be consummated, resulted in an increase in (i) the amount of Acquisition Pro Forma Available Cash constituting Cash from Operations generated by the Partnership on a per-Unit basis for all outstanding Units with respect to each of the four most recently completed quarters over (ii) the actual amount of Available Cash constituting Cash from Operations generated by the Partnership on a per-Unit basis for all outstanding Units with respect to each of such four quarters. After the Subordination Period, the General Partner, without a vote of the Unitholders, may cause the Partnership to issue additional Common Units or other equity securities of the Partnership on a parity with or senior to the Common Units. The Partnership Agreement does not impose any restriction on the Partnership's ability to issue equity securities ranking junior to the Common Units at any time. Any issuance of additional Units would result in a corresponding decrease in the proportionate ownership interest in the Partnership represented by, and could adversely affect the cash distributions to and market price of, Common Units then outstanding.

     Pursuant to the Partnership Agreement, the General Partner and its affiliates have the right, upon the terms and subject to the conditions therein, to cause the Partnership to register under the Securities Act the offer and sale of any Units held by such party. Subject to the terms and conditions of the Partnership Agreement such registration rights allow the General Partner and its affiliates, or their assignees, holding any Units to require registration of any such Units and to include any such Units in a registration by the Partnership of other Units, including Units offered by the Partnership or by any Unitholder. Such registration rights continue in effect for two years following any withdrawal or removal of the General Partner as the general partner of the Partnership. In connection with any such registration, the Partnership will indemnify each holder of Units participating in such registration and its officers, directors and controlling persons from and against any liabilities under the Securities Act or any state securities laws arising from the registration statement or prospectus. The Partnership will bear the reasonable costs of any such registration. In addition, the General Partner and its affiliates may sell their Units in private transactions at any time, in accordance with applicable law.


                              PLAN OF DISTRIBUTION

     This Prospectus may be used by the Partnership for the offer and sale of up to 2,400,000 Common Units from time to time in connection with the acquisition of other businesses, properties or securities in business combination transactions. The consideration offered by the Partnership in such acquisitions, in addition to any Common Units offered by this Prospectus, may include assets, debt or other securities (which may be convertible into Common Units covered by this Prospectus), or assumption by the Partnership of liabilities of the business being acquired, or a combination thereof. The terms of acquisitions are typically determined by negotiations between the Partnership and the owners of the businesses, properties or securities to be acquired, with the Partnership taking into account the quality of management, the past and potential earning power and growth of the businesses, properties or securities to be acquired, and other relevant factors. Common Units issued to the owners of the businesses, properties or securities to be acquired are generally valued at a price reasonably related to the market value of the Common Units either at the time the terms of the acquisition are tentatively agreed upon or at or about the time or times of delivery of the Common Units. The Common Units offered hereunder will be listed on the New York Stock Exchange, but will be subject to certain holding period requirements. See "Units Eligible for Future Sale."


                               TAX CONSIDERATIONS

     This section is a summary of certain federal income tax considerations that may be relevant to prospective Unitholders and, to the extent set forth below under "--Legal Opinions and Advice," represents the opinion of Bryan Cave LLP, special counsel to the General Partner and the Partnership ("Counsel"), insofar as it relates to matters of law and legal conclusions. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended
("Code"), existing and proposed regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Subsequent changes may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "Partnership" are references to both the Partnership and the Operating Partnership.

     No attempt has been made in the following discussion to comment on all federal income tax matters affecting the Partnership or the Unitholders. Moreover, the discussion focuses on Unitholders who are individual citizens or residents of the United States and, except where specifically addressed, has only limited application to corporations, estates, trusts or non-resident aliens. Accordingly, each prospective Unitholder should consult, and should depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences to him of the acquisition, ownership or disposition of Common Units.

Legal Opinions and Advice

     Counsel has expressed its opinion that, based on the representations and subject to the qualifications set forth in the detailed discussion that follows, for federal income tax purposes (i) the Partnership will be treated as a partnership, and (ii) owners of Common Units (with certain exceptions, as described in "--Limited Partner Status" below) will be treated as partners of the Partnership (but not the Operating Partnership). In addition, all statements as to matters of law and legal conclusions contained in this section, unless otherwise noted, reflect the opinion of Counsel. Counsel has also advised the General Partner that, based on current law, the following general description of the principal federal income tax consequences that should arise from the acquisition, ownership and disposition of Common Units, insofar as it relates to matters of law and legal conclusions, addresses all material tax consequences to Unitholders who are individual citizens or residents of the United States.

     No ruling has been requested from the Internal Revenue Service (the "IRS") with respect to the foregoing issues or any other matter affecting the Partnership or the Unitholders. An opinion of counsel represents only such counsel's best legal judgment and does not bind the IRS or the courts. Thus, no assurance can be provided that the opinions and statements set forth herein would be sustained by a court if contested by the IRS. The costs of any contest with the IRS will be borne directly or indirectly by the Unitholders and the General Partner. Furthermore, no assurance can be given that the treatment of the Partnership or an investment therein will not be significantly modified by future legislative or administrative changes or court decisions. Any such modification may or may not be retroactively applied.

Consequences of Exchanging Assets for Common Units

   Recognition of Gain or Loss

     In general, no gain or loss will be recognized for federal income tax purposes by the Partnership or by a person (including any individual, partnership, S corporation or corporation taxed under Subchapter C of the Code) contributing property to the Partnership in exchange for Common Units. If the Partnership assumes liabilities or takes assets subject to liabilities in connection with a contribution of assets in exchange for Common Units, however, the application of either one or both of two federal income tax rules may result in the recognition of taxable gain by the contributing person.

     The first of these rules is the "disguised sale rule." Under the disguised sale rule, if the Partnership assumes or takes property subject to a liability of the contributing person other than a "qualified liability", the Partnership is treated as transferring taxable consideration to the contributing person to the extent that the amount of the liability exceeds the contributing person's share of that liability immediately after the Partnership assumes or takes subject to the liability. For this purpose, a qualified liability includes: (a) a liability that was incurred by the partner more than two years prior to the earlier of the date the partner agrees in writing to transfer the property or the date the partner transfers the property to the Partnership and that has encumbered the transferred property throughout that two-year period; (b) a liability that was not incurred in anticipation of the transfer of the property to the Partnership, but that was incurred by the partner within the two-year period prior to the earlier of the date the partner agrees in writing to transfer the property or the date the partner transfers the property to the Partnership and that has encumbered the transferred property since it was incurred; (c) a liability that is allocable under the rules of Treasury Regulation (S)1.163-8T to capital expenditures with respect to the property; or
(d) a liability that was incurred in the ordinary course of the trade or business in which property transferred to the Partnership was used or held but only if all the assets related to that trade or business are transferred other than assets that are not material to a continuation of the trade or business. Assuming that any such liabilities are nonrecourse in nature (no partner of the Partnership has any liability for failure to pay), a contributing persons "share" of the liabilities will generally equal his Percentage Interest in the Partnership multiplied by the amount of such liabilities.

     If the disguised sale rule applies to a contribution of assets in exchange for Common Units, the person contributing assets will recognize taxable gain in an amount equal to the amount of taxable consideration determined as described above, minus a proportionate share of the tax basis in the contributed assets.

     The second rule under which a person contributing assets in exchange for Common Units could recognize taxable gain is the "distribution in excess of basis rule". Under this rule, a person contributing assets to the Partnership will recognize gain if, and to the extent that, the difference between the amount of such liabilities and the contributing person's share of those liabilities (determined under the principles of Section 752 of the Code) immediately following the transfer of assets to the Partnership exceeds the tax basis of the assets contributed.

     Any such gain may be taxed as ordinary income or capital gains. See "Disposition of Common Units" below.

   Allocations of Income, Depreciation and Amortization

     As required by Section 704(c) of the Code, certain items of Partnership income, deduction, gain and loss will be specially allocated to account for the difference between the tax basis and fair market value of property contributed to the Partnership in exchange for Common Units ("Contributed Property") (any excess of the fair market value over the tax basis of Contributed Property is referred to herein as "built-in gain"; any excess of the tax basis over fair market value is referred to as "built-in loss"). These allocations are designed to insure that a person contributing property to the Partnership will recognize the federal income tax consequences associated with any built-in gain or built-in loss. In general, a partner contributing assets with a built-in gain will not recognize taxable gain upon the contribution of those assets in exchange for Common Units. See "--Recognition of Gain or Loss" above. However, such built-in gain will be recognized over the period of time during which the Partnership claims depreciation or amortization deductions with respect to the Contributed Property, when the Contributed Property is disposed of by the Partnership, when the partner disposes of his Units in a taxable transaction, or when the partner's Units are liquidated by the Partnership (or upon the later disposition of any non-cash proceeds received from such liquidation).

   Basis of Common Units

     A person who contributes property to the Partnership in exchange for Common Units will generally have an initial tax basis for his Common Units equal to the tax basis of the property contributed to the Partnership in exchange for Common Units. The tax basis for a Common Unit will be increased by the Unitholder's share of Partnership income and his share of increases in Partnership debt. The basis for a Common Unit will be decreased (but not below zero) by distributions from the Partnership (including deemed distributions resulting from the assumption of indebtedness by the Partnership), by the Unitholder's share of Partnership losses, by his share of decreases in Partnership debt and by the Unitholder's share of expenditures of the Partnership that are not deductible in computing its taxable income and are not required to be capitalized.

Ownership of Units by S Corporations

     Section 1362(b) of the Code provides that certain small business corporations may elect to be treated as an "S corporation". In order to elect S corporation status, a corporation must not: (a) have more than 35 shareholders (a husband and wife are treated as one shareholder); (b) have as a shareholder a person (other than an estate and other than certain trusts) who is not an individual; (c) have a nonresident alien as a shareholder; and (d) have more than one class of stock. Further, a corporation cannot elect S corporation if it owns 80% or more of the stock of another corporation. All of the shareholders of a corporation must elect for the corporation to be treated as an S corporation. The election is made by filing Form 2553, which must be filed on or before the 15th day of the third month of a taxable year in order for the election to be effective for that taxable year. (A corporation that has not elected S corporation status is referred to as a "C corporation").

     In general, an S corporation is not subject to tax on its income. Instead, each shareholder takes into account his pro rata share of the corporation's items of income (including tax-exempt income), loss, deduction or credit. The character of any item included in a shareholder's pro-rata share is determined as if such item were realized or incurred directly by the shareholder. Thus, an S corporation that exchanges its assets for Common Units will not generally pay tax on its distributive share of partnership income. Instead, such income will be taxed as if the Common Units were held directly by the shareholders of the S corporation.

     Distributions made by an S corporation are generally nontaxable to the extent they are made out of the corporation's "accumulated adjustments account", which represents the undistributed income of the corporation accumulated subsequent to the effective date of its S election. Distributions in excess of the accumulated adjustments account are treated as taxable dividends to the extent that the corporation has "subchapter C earnings and profits", which includes any earnings and profits accumulated by a corporation prior to the date an S corporation election is effective, reduced by any distributions that are treated as having been made out of subchapter C earnings and profits. Distributions in excess of the accumulated adjustments account and subchapter C earnings and profits are treated as a return of capital to the extent of a shareholder's basis in his stock, and are treated as gain from the sale or exchange of property to the extent in excess of such basis.

     A corporation that operates as a C corporation and subsequently makes an election to be treated as an S corporation may be subject to tax on the excess of the aggregate fair market value of its assets over the aggregate adjusted tax basis of its assets as of the first day it is treated as an S corporation (any such excess is referred to as "net unrealized built-in gain"). This tax is not immediately imposed at the time of conversion to S corporation status. Instead, if a C corporation converts to S corporation status, it will be subject to tax on its net unrealized built-in gain if and to the extent that it has a net recognized built-in gain at any time during the next ten years. If an S corporation is subject to tax on built-in gain, the gain is recognized and taxed to the corporation at the highest corporate tax rate, and is then passed through (after reduction for corporate taxes paid) and taxed to the shareholder. A corporation's net recognized built-in gain for any tax year is the lesser of the net amount of the corporation's recognized built-in gains and recognized built-in losses for the tax year or what the corporation's taxable income would have been for the year had it been a C corporation.

     Recognized built-in gain is defined as any gain recognized during the recognition period (the 10 year period beginning with the first day as an S corporation) on the disposition of any asset except to the extent that the corporation can establish that the asset was not held by the corporation on its first day as an S corporation or that the gain recognized exceeds the excess of the fair market value of the asset as of the first day the corporation was an S corporation over the adjusted basis of the asset on that date. Similarly, the term recognized built-in loss means any loss recognized during the recognition period on the disposition of any asset to the extent that the S corporation establishes that the asset was held at the beginning of its first day as an S corporation and that the loss does not exceed the excess of the adjusted basis of the asset as of the corporation's first day as an S corporation over the fair market value of the asset as of that date.

     For example, assume that a corporation elects to be treated as an S corporation on January 1, 1995, and that it has a net unrealized built-in gain of $500,000. On January 1, 1995, it has a piece of equipment with a fair market value of $1 million and a tax basis of $800,000. If the company sold this asset in 1996 and had a tax gain of $300,000, the recognized built-in gain would be $200,000. Assuming the company had no other recognized built-in gains or recognized built-in losses for that tax year and that its taxable income had it been a C corporation would have been greater than $200,000, a corporate tax would be assessed on gain of $200,000.

     Under the rules relating to taxation of an S corporation's built-in gains, if an S corporation owns a partnership interest on the first day of its first taxable year as an S corporation, or transfers property which it held on the first day of its first taxable year as an S corporation to a partnership during the recognition period, a disposition of the partnership interest during the recognition period may result in recognized built-in gain, taxable as described above. Thus, an S corporation receiving Common Units in exchange for its assets could be taxable on a sale or other disposition of those Common Units within the recognition period. In addition, under proposed Treasury regulations, sales or other dispositions of assets (including inventory), by the Partnership, which were contributed by an S corporation in exchange for Common Units could result in the recognition of taxable built-in gain by the S corporation.

     A C corporation electing S corporation status will be immediately taxable to the extent of any "LIFO recapture amount". LIFO recapture amount is defined as the amount by which inventory of the C corporation maintained on a LIFO basis has a tax basis which is less than the tax basis the inventory would have had the corporation maintained its inventory using the FIFO method.

Changes in Federal Income Tax Rates

     The Omnibus Budget Reconciliation Act of 1993 (the "1993 Budget Act") was enacted on August 10, 1993. The 1993 Budget Act increases the top marginal income tax rate for individuals from 31% to 36% and imposes a 10% surtax on individuals with taxable income in excess of $250,000 per year. The surtax is computed by applying a 39.6% rate to taxable income in excess of the threshold. Net capital gains remain subject to a maximum 28% tax rate. The increased rates are effective for taxable years beginning after December 31, 1992. It is not anticipated that the 1993 Budget Act will have any adverse impact on the Partnership or its operations. However, proposed legislation, if enacted, would reduce the maximum tax rate on net capital gains. See "--Changes In Federal Income Tax Laws" below.

Changes in Federal Income Tax Laws

     Proposed legislation introduced in the Congress as part of the Revenue Reconciliation Act of 1995 (the "1995 House Act") and adopted by the Ways and Means Committee on September 19, 1995, would alter the tax reporting, audit, notice, assessment and deficiency collection systems applicable to large partnerships (generally defined as partnerships with more than 250 partners or an electing partnership with more than 100 partners) and would make certain additional changes to the tax calculations of certain items of income, gain, loss, deduction and credit by large partnerships, such as the Partnership, It would also permit S corporations to have up to 75 shareholders, liberalize instances where a trust will be a permitted S corporations shareholder, and allow S corporations to own 80% or more of the stock of a C corporation or 100% of a "qualified S corporation affiliate.

     The Senate Finance Committee also introduced proposed tax legislation as part of the Balanced Budget Reconciliation Act of 1995 (the "1995 Senate Act") on October 19, 1995. This Act includes provisions which would provide a 50% deduction for an individual's net capital gains, resulting in a maximum capital gains rate of 19.8%. One-half of this deduction would be preference item for alternative minimum tax purposes. Capital gains tax relief would be extended to corporations by limiting their maximum tax rate on net capital gains to 28%

     As of the date of this Prospectus, it is not possible to predict whether any of the changes set forth in the 1995 House Act, the 1995 Senate Act or any other changes in federal income tax laws that would impact the Partnership and the Unitholders will ultimately be enacted, or if enacted, what form they will take, what the effective dates will be, and what, if any, transition rules will be provided.

Partnership Status

     A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner is required to take into account his allocable share of items of income, gain, loss, deduction and credit of the Partnership in computing his federal income tax liability, regardless of whether cash distributions are made. Distributions by a partnership to a partner are generally not taxable unless the amount of any cash distributed is in excess of the partners adjusted basis in his partnership interest.

     No tax ruling has been sought from the IRS as to the status of the Partnership as a partnership for federal income tax purposes. Instead the Partnership has relied on the opinion of Counsel that, based upon the Code, the regulations thereunder, published revenue rulings and court decisions, the Partnership will be classified as a partnership for federal income tax purposes.

     In  rendering   its  opinion,   Counsel  has  relied  on  certain   factual
representations made by the General Partner, including:

          (a) With respect to the Partnership and the Operating Partnership, the General Partner, at all times while acting as general partner of the relevant partnership, will have a net worth, computed on a fair market value basis, excluding its interests in the Partnership and the Operating Partnership and any notes or receivables due from such partnerships, equal to $25 million;

          (b) The Partnership will be operated in accordance with (i) all applicable partnership statutes, (ii) the Partnership Agreement and (iii) this Prospectus;

          (c) The Operating Partnership will be operated in accordance with (i) all applicable partnership statutes, (ii) the limited partnership agreement for the Operating Partnership and (iii) the description thereof in this Prospectus;

          (d) The General Partner will at all times act independently of the limited partners; and

          (e) For each taxable year, less than 10% of the gross income of the Partnership will be derived from sources other than (i) the exploration, development, production, processing, refining, transportation or marketing of any mineral or natural resource, including oil, gas or products thereof or (ii) other items of "qualifying income" within the meaning of Section 7704(d) of the Code.

     Counsel's opinion as to the partnership classification of the Partnership in the event of a change in the general partner is based upon the assumption that the new general partner will satisfy the foregoing representations.

     Section 7704 of the Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception (the
"Qualifying Income Exception") exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." "Qualifying income" includes income and gains derived from the transportation and marketing of crude oil, natural gas, and products thereof. Counsel is of the opinion that qualifying income also includes the wholesale and retail marketing of propane. The General Partner has represented that in excess of 90% of the Partnership's gross income will be derived from these sources. Thus, based upon that representation at least 90% of the Partnership's gross income will constitute "qualifying income." The General Partner estimates that less than 7% of the Partnership's gross income will not constitute qualifying income.

     If the Partnership fails to meet the Qualifying Income Exception (other than a failure determined by the IRS to be inadvertent which is cured within a reasonable time after discovery), the Partnership will be treated as if it had transferred all of its assets (subject to liabilities) to a newly formed corporation (on the first day of the year in which it fails to meet the Qualifying Income Exception) in return for stock in such corporation, and then distributed such stock to the partners in liquidation of their interests in the Partnership. This contribution and liquidation should be tax-free to Unitholders and the Partnership, so long as the Partnership, at such time, does not have liabilities in excess of the basis of its assets. Thereafter, the Partnership would be treated as a corporation for federal income tax purposes.

     If the Partnership were treated as an association or otherwise taxable as a corporation in any taxable year, as a result of a failure to meet the Qualifying Income Exception or otherwise, its items of income, gain, loss, deduction and credit would be reflected only on its tax return rather than being passed through to the Unitholders, and its net income would be taxed at the Partnership level at corporate rates. In addition, any distribution made to a Unitholder would be treated as either taxable dividend income (to the extent of the Partnerships current or accumulated earnings and profits), in the absence of earnings and profits as a nontaxable return of capital (to the extent of the Unitholders basis in his Common Units) or taxable capital gain (after the Unitholders basis in the Common Units is reduced to zero). Accordingly, treatment of either the Partnership or the Operating Partnership as an association taxable as a corporation would result in a material reduction in a Unitholder's cash flow and after-tax return.

     The discussion below is based on the assumption that the Partnership will be classified as a partnership for federal income tax purposes.

Limited Partner Status

     Unitholders who have become limited partners will be treated as partners of the Partnership for federal income tax purposes. Moreover, the IRS has ruled that assignees of partnership interests who have not been admitted to a partnership as partners, but who have the capacity to exercise substantial dominion and control over the assigned partnership interests, will be treated as partners for federal income tax purposes. On the basis of this ruling, except as otherwise described herein, Counsel is of the opinion that (a) assignees who have executed and delivered Transfer Applications, and are awaiting admission as limited partners and (b) Unitholders whose Common Units are held in street name or by another nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their Common Units will be treated as partners of the Partnership for federal income tax purposes. As this ruling does not extend, on its facts, to assignees of Common Units who are entitled to execute and deliver Transfer Applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver Transfer Applications, Counsel's opinion does not extend to these persons. Income, gain, deductions, losses or credits would not appear to be reportable by such a Unitholder, and any cash distributions received by such a Unitholder would therefore be fully taxable as ordinary income. These holders should consult their own tax advisors with respect to their status as partners in the Partnership for federal income tax purposes. A purchaser or other transferee of Common Units who does not execute and deliver a Transfer Application may not receive certain federal income tax information or reports furnished to record holders of Common Units unless the Common Units are held in a nominee or street name account and the nominee or broker has executed and delivered a Transfer Application with respect to such Common Units.

     A beneficial owner of Common Units whose Common Units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to such Common Units for federal income tax purposes. See "--Tax Treatment of Operations--Treatment of Short Sales" below.

Tax Consequences of Unit Ownership

   Flow-Through of Taxable Income

     No federal income tax will be paid by the Partnership. Instead, each Unitholder will be required to report on his income tax return his allocable share of the income, gains, losses and deductions of the Partnership without regard to whether corresponding cash distributions are received by such Unitholder. Consequently, a Unitholder may be allocated income from the Partnership although he has not received a cash distribution in respect of such income.

   Treatment of Partnership Distributions

     Distributions by the Partnership to a Unitholder generally will not be taxable to the Unitholder for federal income tax purposes to the extent of his basis in his Common Units immediately before the distribution. Cash distributions in excess of a Unitholder's basis generally will be considered to be gain from the sale or exchange of the Common Units, taxable in accordance with the rules described under "Disposition of Common Units" below. Any reduction in a Unitholder's share of the Partnership's liabilities for which no partner, including the General Partner, bears the economic risk of loss ("nonrecourse liabilities") will be treated as a distribution of cash to such Unitholder.

   Limitations on Deductibility of Partnership Losses

     To the extent losses are incurred by the Partnership, a Unitholder's share of deductions for the losses will be limited to the tax basis of the Unitholder's Units or, in the case of an individual Unitholder or a corporate Unitholder if more than 50% in the value of its stock is owned directly or indirectly by five or fewer individuals or certain tax-exempt organizations, to the amount which the Unitholder is considered to be "at risk" with respect to the Partnership's activities, if that is less than the Unitholder's basis. A Unitholder must recapture losses deducted in previous years to the extent that Partnership distributions cause the Unitholder's at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a Unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that the Unitholder's basis or at risk amount (whichever is the limiting factor) is increased.

     In general, a Unitholder will be at risk to the extent of the purchase price of his Units. A Unitholder's at risk amount will increase or decrease as the basis of the Unitholder's Units increases or decreases.

     The passive loss limitations generally provide that individuals, estates, trusts and certain closely held corporations and personal service corporations can only deduct losses from passive activities (generally, activities in which the taxpayer does not materially participate) that are not in excess of the taxpayer's income from such passive activities or investments. The passive loss limitations are to be applied separately with respect to each publicly-traded partnership. Consequently, the losses generated by the Partnership, if any, will only be available to offset future income generated by the Partnership and will not be available to offset income from other passive activities or investments (including other publicly-traded partnerships) or salary or active business income. Passive losses which are not deductible because they exceed the Unitholder's income generated by the Partnership may be deducted in full when the Unitholder disposes of his entire investment in the Partnership in a fully taxable transaction to an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions such as the at risk rules and the basis limitation.

     A Unitholder's share of net income from the Partnership may be offset by any suspended passive losses from the Partnership, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships. The IRS has announced that Treasury Regulations will be issued which characterize net passive income from a publicly-traded partnership as investment income for purposes of the limitations on the deductibility of investment interest.

   Limitations on Interest Deductions

     The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of such taxpayer's "net investment income." As noted, a Unitholder's net passive income from the Partnership will be treated as investment income for this purpose. In addition, the Unitholder's share of the Partnership's portfolio income will be treated as investment income. Investment interest expense includes (i) interest on indebtedness properly allocable to property held for investment, (ii) a partnership's interest expense attributed to portfolio income and (iii) the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income. The computation of a Unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a Unit to the extent attributable to portfolio income of the Partnership. Net investment income includes gross income from property held for investment and amounts treated as portfolio income pursuant to the passive loss rules less deductible expenses (other than interest) directly connected with the production of investment income, but for taxable years beginning after 1992 net investment income generally does not include gains attributable to the disposition of property held for investment.

Allocation of Partnership Income, Gain, Loss and Deduction

     The Partnership Agreement provides that a capital account be maintained for each partner, that the capital accounts generally be maintained in accordance with the applicable tax accounting principles set forth in applicable Treasury Regulations and that all allocations to a partner be reflected by an appropriate increase or decrease in his capital account. Distributions upon liquidation of the Partnership generally are to be made in accordance with positive capital account balances.

     In general, if the Partnership has a net profit, items of income, gain, loss and deduction will be allocated among the General Partner and the Unitholders in accordance with their respective Percentage Interests in the Partnership. A class of Unitholders that receives more cash than another class, on a per Unit basis, with respect to a year, will be allocated additional income equal to that excess. If the Partnership has a net loss, items of income, gain, loss and deduction will generally be allocated for both book and tax purposes
(1) first, to the General Partner and the Unitholders in accordance with their respective Percentage Interests to the extent of their positive capital accounts; and (2) second, to the General Partner.

     Notwithstanding the above, as required by Section 704(c) of the Code, certain items of Partnership income, deduction, gain and loss will be specially allocated to account for the difference between the tax basis and fair market value of property contributed to the Partnership by the General Partner or any other person contributing property to the Partnership ("Contributed Property"). In addition, certain items of recapture income will be allocated to the extent possible to the partner allocated the deduction giving rise to the treatment of such gain as recapture income in order to minimize the recognition of ordinary income by some Unitholders, but these allocations may not be respected. If these allocations of recapture income are not respected, the amount of the income or gain allocated to a Unitholder will not change but instead a change in the character of the income allocated to a Unitholder would result. Finally, although the Partnership does not expect that its operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of Partnership income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

     Regulations under Section 704(b) of the Code provide that Contributed Property increases a partner's capital account by its fair market value as of the date of contribution (the "book value" of Contributed Property). Where this book value differs from Contributed Property's tax basis (the "Book-Tax Disparity), this difference is subject to allocation under Section 704(c) of the Code, which acts to eliminate such Disparity over time.

     Due to the "Book-Tax Disparity", Partnership calculations of depreciation, depletion, amortization, and gain or loss for Contributed Property will differ for book and tax purposes. In these cases, a partner's capital account will only be adjusted by book allocations. Since a Partner's capital account is not adjusted for tax allocations relating to Contributed Property, such tax allocations will generally not have substantial economic effect or be respected for federal tax purposes.

     Section 704(c) of the Code prescribes an alternative treatment, which requires that tax items attributable to Contributed Property are to be allocated among partners for tax purposes in a manner which takes into account the Book-Tax Disparity.

     Treasury Regulations, which control sharing of tax items among partners for Contributed Property received by a partnership prior to December 21, 1993, account for the Book-Tax Disparity through special allocations among the partners of depreciation, depletion or amortization deductions, and gain or loss on the sale of Contributed Property (as calculated for tax purposes) which over time eliminated this Disparity. Under these Regulations, however, partners cannot allocated more depreciation, depletion or amortization deductions or gain or loss on the sale of Contributed Property than the total amount of any such item recognized by that partnership in a particular taxable period for tax purposes (the "ceiling limitation").

     To the extent the ceiling limitation has applied, the Partnership Agreement requires that certain items of income and deduction be allocated for tax (but not book) purposes in a way designed to effectively "cure" this problem and eliminate the distortion of the ceiling limitation. Counsel believes the curative allocations provided in the Partnership Agreement are reasonable and will be respected for federal income tax purposes.

     However, due to the ceiling rule, even curative allocations will not always eliminate the Book-Tax Disparity. In such instances, this Disparity will ultimately be corrected, albeit deferred, until (1) upon a partner's disposition of his interest in the partnership in a taxable transaction; (b) upon the partnership's liquidation of the partner's interest, but only if cash is distributed; or (3) upon the later disposition of property received by a partner in liquidation of his partnership interest.

     Pursuant to final Treasury Regulations promulgated under Section 704(c) in 1993 and 1994, a partnership must eliminate the Book-Tax Disparity through any of three non-exclusive methods which allocates tax items relating to the built-in gain or loss attributable to Contributed Property among its partners. These methods are (1) the traditional method; (2) the traditional method, with curative allocations; and (3) the remedial allocation method. Other allocation methods meeting the requirements of Section 704(c) may be reasonable in appropriate circumstances. However, under an anti-abuse rule set out in these Regulations, an allocation of tax items will not be respected if they are made with a view to shifting the tax consequences of built-in gain or loss in a manner that substantially reduces the present value of the partners' aggregate tax liability. The Partnership will apply these Regulations as appropriate and use the second method prescribed under these Regulations (the traditional method, with curative allocations) in a manner similar to how the Partnership has been used it in the past; however, inasmuch as these Regulations are complex and of recent issuance, the Partnership may take positions different from those set forth therein, or with respect to matters not fully dealt with therein, and such positions may be challenged by the IRS.

     In any other case, a Unitholder's distributive share of an item will be determined on the basis of his Units in the Partnership, which will be determined by taking into account all the facts and circumstances, including the Unitholder's relative contributions to the Partnership, the interests of the Unitholders in economic profits and losses, the interests of the Unitholders in cash flow and other nonliquidating distributions, and rights of the Unitholders to distributions of capital upon the Partnership's liquidation.

     Counsel is of the opinion that, with the exception of the allocation of recapture income discussed above, allocations under the Partnership Agreement will be given effect for federal income tax purposes in determining a General Partner's or Unitholder's distributive share of an item of income, gain, loss or deduction. There are, however, uncertainties in the Treasury Regulations relating to allocations of partnership income, and investors should be aware that some of the allocations in the Partnership Agreement may be successfully challenged by the IRS.

Tax Treatment of Operations

   Accounting Method and Taxable Year

     The Partnership will use the fiscal year ending July 31 as its taxable year and will adopt the accrual method of accounting for federal income tax purposes. Each Unitholder will be required to include in income his allocable share of Partnership income, gain, loss and deduction for the fiscal year of the Partnership ending within or with the taxable year of the Unitholder. In addition, a Unitholder who disposes of Units following the close of the Partnership's taxable year but before the close of the Unitholder's taxable year must include his allocable share of Partnership income, gain, loss and deduction in income for the Unitholder's taxable year with the result that Unitholder will be required to report in income for his taxable year his distributive share of more than one year of Partnership income, gain, loss and deduction. See "Disposition of Common Units--Allocations Between Transferors and Transferees" below.

     The Partnership may be required at some future date to adopt a taxable year ending December 31, rather than its current taxable year ending July 31. In that event, a Unitholder may be required to include in income for his taxable year his distributive share of more than one year of Partnership income, gain, loss and deduction.

   Initial Tax Basis, Depreciation and Amortization

     The tax basis established for the various assets of the Partnership will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of such assets. The Partnership assets have an aggregate tax basis equal to the tax basis of the assets in the hands of the General Partner or other persons contributing property to the Partnership immediately prior to their contribution to the Partnership, less any amount of depreciation or amortization allowed or allowable since the time of such contribution.

     To the extent allowable, the General Partner may elect to use the depreciation and cost recovery methods that will result in the largest depreciation deductions in the early years of the Partnership. Property subsequently acquired or constructed by the Partnership may be depreciated using accelerated methods permitted by the Code.

     If the Partnership disposes of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain (determined by reference to the amount of depreciation previously deducted and the nature of the property) may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions with respect to property owned by the Partnership may be required to recapture such deductions upon a sale of his interest in the Partnership. See "--Allocation of Partnership Income, Gain, Loss and Deduction" above and "--Disposition of Common Units--Recognition of Gain or Loss" below.

     Costs incurred in organizing the Partnership may be amortized over any period selected by the Partnership not shorter than 60 months. The costs incurred in promoting the issuance of Units must be capitalized and cannot be deducted currently, ratably or upon termination of the Partnership. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized, and as syndication expenses, which may not be amortized.

   Section 754 Election

     The Partnership will make the election permitted by Section 754 of the Code, which election is irrevocable without the consent of the IRS. This election does not apply to a Partner who acquires Common Units as a result of a contribution of assets to the Partnership in exchange for such Units.

     The Section 754 election generally permits a purchaser of Common Units to adjust his share of the basis in the Partnership's properties ("inside basis") pursuant to Section 743(b) of the Code to fair market value (as reflected by his Unit price). The Section 743(b) adjustment is attributed solely to a purchaser of Common Units and is not added to the bases of the Partnership's assets associated with all of the Unitholders. (For purposes of this discussion, a partner's inside basis in the Partnership's assets will be considered to have two components: (1) his share of the Partnership's actual basis in such assets ("Common Basis") and (2) his Section 743(b) adjustment allocated to each such asset.)

     Proposed Treasury  Regulation  Section  1.168-2(n)  generally  requires the
Section 743(b) adjustment attributable to recovery property to be depreciated as if the total amount of such adjustment were attributable to newly-acquired recovery property placed in service when the purchaser acquires the Common Unit. Similarly, the legislative history of Section 197 indicates that the Section 743(b) adjustment attributable to an amortizable Section 197 intangible should be treated as a newly-acquired asset placed in service in the month when the purchaser acquires the Common Unit. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. The depreciation and amortization methods and useful lives associated with the
Section 743(b) adjustment, therefore, may differ from the methods and useful lives generally used to depreciate the Common Bases in such properties. Pursuant to the Partnership Agreement, the General Partner is authorized to adopt a convention to preserve the uniformity of Units even if such convention is not consistent with Treasury Regulation Section 1.167(c)-1(a)(6) or the legislative history of Section 197 of the Code. See "--Uniformity of Units" below.

     Although Counsel is unable to opine as to the validity of such an approach, the Partnership intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property (to the extent of any unamortized Book-Tax Disparity) using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the Common Basis of such property, despite its inconsistency with Proposed Treasury Regulation Section 1.168-2(n), Treasury Regulation
Section 1.167(c)-1(a)(6) or the legislative history of Section 197 of the Code. If the Partnership determines that such position cannot reasonably be taken, the Partnership may adopt a depreciation or amortization convention under which all purchasers acquiring Units in the same month would receive depreciation or amortization, whether attributable to Common Basis or Section 743(b) basis, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. Such an aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to certain Unitholders. See "--Uniformity of Units" below.

     The allocation of the Section 743(b) adjustment must be made in accordance with the principles of Section 1060 of the Code. Based on these principles, the IRS may seek to reallocate some or all of any Section 743(b) adjustment not so allocated by the Partnership to goodwill which, as an intangible asset, would be amortizable over a longer period of time than the Partnership's tangible assets. Alternatively, it is possible that the IRS might seek to treat the portion of such Section 743(b) adjustment attributable to the Underwriters' discount as if allocable to a non-deductible syndication cost.

     A Section 754 election is advantageous if the transferee's basis in his Units is higher than such Units' share of the aggregate basis to the Partnership of the Partnership's assets immediately prior to the transfer. In such case, pursuant to the election, the transferee would take a new and higher basis in his share of the Partnership's assets for purposes of calculating, among other items, his depreciation deductions and his share of any gain or loss on a sale of the Partnership's assets. Conversely, a Section 754 election is disadvantageous if the transferee's basis in such Units is lower than such Units share of the aggregate basis of the Partnership's assets immediately prior to the transfer. Thus, the amount which a Unitholder will be able to obtain upon the sale of his Common Units may be affected either favorably or adversely by the election.

     The calculations involved in the Section 754 election are complex and will be made by the Partnership on the basis of certain assumptions as to the value of Partnership assets and other matters. There is no assurance that the determinations made by the Partnership will not be successfully challenged by the IRS and that the deductions attributable to them will not be disallowed or reduced. Should the IRS require a different basis adjustment to be made, and should, in the General Partner's opinion, the expense of compliance exceed the benefit of the election, the General Partner may seek permission from the IRS to revoke the Section 754 election for the Partnership. If such permission is granted, a purchaser of Units subsequent to such revocation probably will incur increased tax liability.

   Alternative Minimum Tax

     Each Unitholder will be required to take into account his distributive share of any items of Partnership income, gain or loss for purposes of the alternative minimum tax. A portion of the Partnership's depreciation deductions may be treated as an item of tax preference for this purpose. Proposed legislation, if enacted, would add the "regular" income tax deduction for net capital gains as a tax preference. See "Changes in Federal Income Tax Laws" above.

     A Unitholder's alternative minimum taxable income derived from the Partnership may be higher than his share of Partnership net income because the Partnership may use accelerated methods of depreciation for purposes of computing federal taxable income or loss. Prospective Unitholders should consult with their tax advisors as to the impact of an investment in Common Units on their liability for the alternative minimum tax.

   Valuation of Partnership Property and Basis of Properties

     The federal income tax consequences of the acquisition, ownership and disposition of Units will depend in part on estimates by the General Partner of the relative fair market values, and determinations of the initial tax basis, of the assets of the Partnership. Although the General Partner may from time to time consult with professional appraisers with respect to valuation matters, many of the relative fair market value estimates will be made solely by the General Partner. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis are subsequently found to be incorrect, the character and amount of items of income, gain, loss, deductions or credits previously reported by Unitholders might change, and Unitholders might be required to amend their previously filed tax returns or to file claims for refunds.

   Treatment of Short Sales

     It would appear that a Unitholder whose Units are loaned to a "short seller" to cover a short sale of Units would be considered as having transferred beneficial ownership of those Units and would, thus, no longer be a partner with respect to those Units during the period of the loan. As a result, during this period, any Partnership income, gain, deduction, loss or credit with respect to those Units would appear not to be reportable by the Unitholder, any cash distributions received by the Unitholder with respect to those Units would be fully taxable and all of such distributions would appear to be treated as ordinary income. The IRS may also contend that a loan of Units to a "short seller" constitutes a taxable exchange. If this contention were successfully made, the lending Unitholder may be required to recognize gain or loss. Unitholders desiring to assure their status as partners should modify their brokerage account agreements, if any, to prohibit their brokers from borrowing their Units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests.

Disposition of Common Units

   Recognition of Gain or Loss

     Gain or loss will be recognized on a sale of Units equal to the difference between the amount realized and the Unitholder's tax basis for the Units sold. A Unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received plus his share of Partnership nonrecourse liabilities. Since the amount realized includes a Unitholder's share of Partnership nonrecourse liabilities, the gain recognized on the sale of Units may result in a tax liability in excess of any cash received from such sale.

     Gain or loss recognized by a Unitholder (other than a "dealer" in Units) on the sale or exchange of a Unit held for more than one year will generally be taxable as long-term capital gain or loss. A substantial portion of this gain or loss, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "substantially appreciated inventory" owned by the Partnership. Inventory is considered to be "substantially appreciated" if its value exceeds 120% of its adjusted basis to the Partnership. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, substantially appreciated inventory and depreciation recapture may exceed net taxable gain realized upon the sale of the Unit and may be recognized even if there is a net taxable loss realized on the sale of the Unit. Thus, a Unitholder may recognize both ordinary income and a capital loss upon a disposition of Units. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of a corporation.

     The IRS has ruled that a partner acquiring interests in a partnership in separate transactions at different prices must maintain an aggregate adjusted tax basis in a single partnership interest and that, upon sale or other disposition of some of the interests, a portion of such aggregate tax basis must be allocated to the interests sold on the basis of some equitable apportionment method. The ruling is unclear as to how the holding period is affected by this aggregation concept. If this ruling is applicable to the holders of Common Units, the aggregation of tax bases of a holder of Common Units effectively prohibits him from choosing among Common Units with varying amounts of unrealized gain or loss as would be possible in a stock transaction. Thus, the ruling may result in an acceleration of gain or deferral of loss on a sale of a portion of a Unitholder's Common Units. It is not clear whether the ruling applies to publicly-traded partnerships, such as the Partnership, the interests in which are evidenced by separate interests, and accordingly Counsel is unable to opine as to the effect such ruling will have on the Unitholders. A Unitholder considering the purchase of additional Common Units or a sale of Common Units purchased at differing prices should consult his tax advisor as to the possible consequences of such ruling.

   Allocations Between Transferors and Transferees

     In general, the Partnership's taxable income and losses will be determined annually and will be prorated on a monthly basis and subsequently apportioned among the Unitholders in proportion to the number of Units owned by them as of the opening of the first business day of the month to which they relate. However, gain or loss realized on a sale or other disposition of Partnership assets other than in the ordinary course of business shall be allocated among the Unitholders of record as of the opening of the New York Stock Exchange on the first business day of the month in which such gain or loss is recognized. As a result of this monthly allocation, a Unitholder transferring Units in the open market may be allocated income, gain, loss, deduction and credit accrued after the transfer.

     The use of the monthly conventions discussed above may not be permitted by existing Treasury Regulations and, accordingly, Counsel is unable to opine on the validity of the method of allocating income and deductions between the transferors and the transferees of Common Units. If a monthly convention is not allowed by the Treasury Regulations (or only applies to transfers of less than all of the Unitholder's interest), taxable income or losses of the Partnership might be reallocated among the Unitholders. The General Partner is authorized to revise the Partnership's method of allocation between transferors and transferees (as well as among partners whose interests otherwise vary during a taxable period) to conform to a method permitted by future Treasury Regulations.

     A Unitholder who owns Units at any time during a quarter and who disposes of such Units prior to the record date set for a distribution with respect to such quarter will be allocated items of Partnership income and gain attributable to such quarter during which such Units were owned but will not be entitled to receive such cash distribution.

   Notification Requirements

     A Unitholder who sells or exchanges Units is required to notify the Partnership in writing of such sale or exchange within 30 days of the sale or exchange and in any event no later than January 15 of the year following the calendar year in which the sale or exchange occurred. The Partnership is required  to  notify  the  IRS  of  such  transaction  and  to  furnish  certain information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who effects such sale through a broker. Additionally, a transferor and a transferee of a Unit will be required to furnish statements to the IRS, filed with their income tax returns for the taxable year in which the sale or exchange occurred, which set forth the amount of the consideration received for such Unit that is allocated to goodwill or going concern value of the Partnership. Failure to satisfy such reporting obligations may lead to the imposition of substantial penalties.

   Constructive Termination

     The Partnership and the Operating Partnership will be considered to have been terminated if there is a sale or exchange of 50% or more of the total interests in Partnership capital and profits within a 12-month period. A constructive termination results in the closing of a partnership's taxable year for all partners and the partnership properties are regarded as having been distributed to the partners and reconveyed to the partnership, which is then treated as a new partnership. Such a termination could result in the non-uniformity of Units for federal income tax purposes. A constructive termination of the Partnership will cause a termination of the Operating Partnership. Such a termination could also result in penalties or loss of basis adjustments under Section 754 of the Code if the Partnership were unable to determine that the termination had occurred.

     In the case of a Unitholder reporting on a taxable year other than a fiscal year ending July 31, the closing of a tax year of the Partnership may result in more than 12 months' taxable income or loss of the Partnership being includable in its taxable income for the year of termination. In addition, each Unitholder will realize taxable gain to the extent that any money constructively distributed to him exceeds the adjusted basis of his Units. New tax elections required to be made by the Partnership, including a new election under Section 754 of the Code, must be made subsequent to the constructive termination. A constructive termination could also result in a deferral of Partnership deductions for depreciation. In addition, a termination might either accelerate the application of or subject the Partnership to any tax legislation enacted with effective dates after the closing of this offering.

   Entity-Level Collections

     If the Partnership is required or elects under applicable law to pay any federal, state or local income tax on behalf of any Unitholder or the General Partner or former Unitholder, the General Partner is authorized to pay such taxes from Partnership funds. Such payments, if made, will be deemed current distributions of cash to the Unitholders and the General Partner. The General Partner is authorized to amend the Partnership Agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of Units and to adjust subsequent distributions so that after giving effect to such deemed distributions, the priority and characterization of distributions otherwise applicable under the Partnership Agreement is maintained as nearly as is practicable. Payments by the Partnership as described above could give rise to an overpayment of tax on behalf of an individual partner in which event, the partner could file a claim for credit or refund.

Uniformity of Units

     Since the Partnership cannot match transferors and transferees of Common Units, uniformity of the economic and tax characteristics of the Common Units to a purchaser of such Common Units must be maintained. In the absence of uniformity, compliance with a number of federal income tax requirements, both statutory and regulatory, could be substantially diminished. A lack of uniformity can result from a literal application of Proposed Treasury Regulation
Section 1.168-2(n) and Treasury Regulation Section 1.167(c)-1 (a) (6) or the legislative history of Section 197 and from the application of the "ceiling limitation" on the Partnership's ability to make allocations to eliminate Book-Tax Disparities attributable to Contributed Properties and Partnership property that has been revalued and reflected in the partners' capital accounts ("Adjusted Properties"). Any such non-uniformity could have a negative impact on the value of a Unitholder's interest in the Partnership.

     The Partnership intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property or Adjusted Property (to the extent of any unamortized Book-Tax Disparity) using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the Common Basis of such property, despite its inconsistency with Proposed Treasury Regulation
Section 1.168-2(n) and Treasury Regulation Section 1.167(c)-1(a) (6) or the legislative history of Section 197. See "--Tax Treatment of Operations--Section 754 Election" above. If the Partnership determines that such a position cannot reasonably be taken, the Partnership may adopt a depreciation and amortization deductions convention under which all purchasers acquiring Common Units in the same month would receive depreciation and amortization deductions, whether attributable to common basis or Section 743(b) basis, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. If such an aggregate approach is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to certain Unitholders and risk the loss of depreciation and amortization deductions not taken in the year that such deductions are otherwise allowable. This convention will not be adopted if the Partnership determines that the loss of depreciation and amortization deductions will have a material adverse effect on the Unitholders. If the Partnership chooses not to utilize this aggregate method, the Partnership may use any other reasonable depreciation and amortization convention to preserve the uniformity of the intrinsic tax characteristics of any Common Units that would not have a material adverse effect on the Unitholders. The IRS may challenge any method of depreciating the
Section 743(b) adjustment described in this paragraph. If such a challenge were to be sustained, the uniformity of Common Units might be affected.

     Items of income and deduction will be specially allocated in a manner that is intended to preserve the uniformity of intrinsic tax characteristics among all Units, despite the application of the "ceiling limitation" to Contributed Properties and Adjusted Properties. Such special allocations will be made solely for federal income tax purposes. See "--Tax Consequences of Unit Ownership" and "--Allocation of Partnership Income, Gain, Loss and Deduction" above.

Tax-Exempt Organizations and Certain Other Investors

     Ownership of Units by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to such persons and, as described below, may have substantially adverse tax consequences.

     Employee benefit plans and most other organizations exempt from federal income tax (including individual retirement accounts and other retirement plans) are subject to federal income tax on unrelated business taxable income. Virtually all of the taxable income derived by such an organization from the ownership of a Unit will be unrelated business taxable income and thus will be taxable to such a Unitholder.

     Regulated investment companies are required to derive 90% or more of their gross income from interest, dividends, gains from the sale of stocks or securities or foreign currency or certain related sources. It is not anticipated that any significant amount of the Partnership's gross income will qualify as such income.

     Non-resident aliens and foreign corporations, trusts or estates which acquire Units will be considered to be engaged in business in the United States on account of ownership of Units and as a consequence will be required to file federal tax returns in respect of their distributive shares of Partnership income, gain, loss, deduction or credit and pay federal income tax at regular rates on such income. Generally, a partnership is required to pay a withholding tax on the portion of the partnerships income which is effectively connected with the conduct of a United States trade or business and which is allocable to the foreign partners, regardless of whether any actual distributions have been made to such partners. However, under rules applicable to publicly-traded partnerships, the Partnership will withhold (currently at the rate of 39.6%) on actual cash distributions made quarterly to foreign Unitholders. Each foreign Unitholder must obtain a taxpayer identification number from the IRS and submit that number to the Transfer Agent of the Partnership on a Form W-8 in order to obtain credit for the taxes withheld. Subsequent adoption of Treasury Regulations or the issuance of other administrative pronouncements may require the Partnership to change these procedures.

     Because a foreign corporation which owns Units will be treated as engaged in a United States trade or business, such a Unitholder may be subject to United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its allocable share of the Partnership's earnings and profits (as adjusted for changes in the foreign corporation's "U.S. net equity") which are effectively connected with the conduct of a United States trade or business. Such a tax may be reduced or eliminated by an income tax treaty between the United States and the country with respect to which the foreign corporate Unitholder is a "qualified resident." In addition, such a Unitholder is subject to special information reporting requirements under Section 6038C of the Code.

     Assuming that the Units are regularly traded on an established securities market, a foreign Unitholder who sells or otherwise disposes of a Unit and who has not held more than 5% in value of the Units at any time during the five-year period ending on the date of the disposition will not be subject to federal income tax on gain realized on the disposition that is attributable to real property held by the Partnership, but (regardless of a foreign Unitholder's percentage interest in the Partnership or whether Units are regularly traded) such Unitholder may be subject to federal income tax on any gain realized on the disposition that is treated as effectively connected with a United States trade or business of the foreign Unitholder. A foreign Unitholder will be subject to federal income tax on gain attributable to real property held by the Partnership if the holder held more than 5% in value of the Units during the five-year period ending on the date of the disposition or if the Units were not regularly traded on an established securities market at the time of the disposition.

Administrative Matters

   Partnership Information Returns and Audit Procedures

     The Partnership intends to furnish to each Unitholder within 90 days after the close of each calendar year, certain tax information, including a Schedule K-1, which sets forth each Unitholder's allocable share of the Partnership's income, gain, loss, deduction and credit for the preceding Partnership taxable year. In preparing this information, which will generally not be reviewed by counsel, the General Partner will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine the respective Unitholders' allocable share of income, gain, loss, deduction and credits. There is no assurance that any such conventions will yield a result which conforms to the requirements of the Code, regulations or administrative interpretations of the IRS. The General Partner cannot assure prospective Unitholders that the IRS will not successfully contend in court that such accounting and reporting conventions are impermissible.

     The federal income tax information returns filed by the Partnership may be audited by the IRS. Adjustments resulting from any such audit may require each Unitholder to file an amended tax return, and possibly may result in an audit of the Unitholder's own return. Any audit of a Unitholder's return could result in adjustments of non-Partnership as well as Partnership items.

     Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss, deduction and credit are determined at the partnership level in a unified partnership proceeding rather than in separate proceedings with the partners. The Code provides for one partner to be designated as the "Tax Matters Partner" for these purposes. The Partnership Agreement appoints the General Partner as the Tax Matters Partner.

     The Tax Matters Partner will make certain elections on behalf of the Partnership and Unitholders and can extend the statute of limitations for assessment of tax deficiencies against Unitholders with respect to Partnership items. The Tax Matters Partner may bind a Unitholder with less than a 1% profits interest in the Partnership to a settlement with the IRS unless such Unitholder elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review (to which all the Unitholders are bound) of a final Partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, such review may be sought by any Unitholder having at least 1% interest in the profits of the Partnership and by the Unitholders having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each Unitholder with an interest in the outcome may participate.

     A Unitholder must file a statement with the IRS identifying the treatment of any item on its federal income tax return that is not consistent with the treatment of the item on the Partnership's return to avoid the requirement that all items be treated consistently on both returns. Intentional or negligent disregard of the consistency requirement may subject a Unitholder to substantial penalties.

     These partnership audit procedures may be modified by proposed legislation, if enacted. Under the simplification provisions of the 1995 House Bill, a partner of a large partnership, such as the Partnership, would not be permitted to report any partnership items inconsistently with the partnership return, even if the partner notifies the IRS of the inconsistency. The IRS would be allowed to treat a partnership item that was reported inconsistently by a partner as a mathematical or clerical error and immediately assess any additional tax against that partner.

     Under the audit provisions of the 1995 House Bill, the unified audit procedure of current law would be retained. However, for large partnerships, such as the Partnership, partners other than the Tax Matters Partner would have no right individually to participate in settlement conferences or to request a refund. Nor would the IRS be required to give notice to individual partners of the commencement of an administrative proceeding or a final adjustment involving the Partnership. Moreover, only the partnership, and not its partners individually, could petition a court for a readjustment of partnership items.

     Under the reporting provisions of the 1995 House Bill, each partner of a large partnership, such as the Partnership, would take into account separately his share of the following items, determined at the partnership level: (1)
taxable income or loss from passive loss limitation activities; (2) taxable income or loss from other activities (such as portfolio income or loss); (3) net capital gains to the extent allocable to passive loss limitation activities and other activities; (4) tax-exempt interest; (5) a net alternative minimum tax adjustment separately computed for passive loss limitation activities and other activities; (6) general credits; (7) low-income housing credit; (8) rehabilitation credit; (9) credit for producing fuel from an nonconventional source; (10) creditable foreign taxes and foreign source items; and (11) any other items to the extent that the Treasury Secretary determines that separate treatment is appropriate.

     The 1995 House Bill would also make a number of changes to the tax compliance and administrative rules relating to partnerships. One provision would require that each partner in a large partnership, such as the Partnership, take into account his share of any partnership item adjustments to partnership items in the year in which such adjustments are made (rather than, as under current law, in the prior year for which the adjustment is made).

     Under current law, adjustments relating to partnership items relating to a previous taxable year are taken into account by those persons who were partners in the previous taxable year. Under the 1995 House Bill, these items would be taken into account by those persons who are partners in the year in which the adjustments are made. Alternatively, a partnership could elect to or, in some circumstances, could be required to, directly pay the tax resulting from any such adjustments, and would be required to pa;y for any interest and penalties that result from a partnership item adjustment. In either case, therefore, Unitholders could bear significant economic burdens associated with tax adjustments relating to periods predating their acquisition of Units.

     It cannot be predicted whether or in what form the 1995 House Bill, or other tax legislation that might affect Unitholders, will be enacted. However, if tax legislation is enacted which includes provisions similar to those
discussed   above,   a   Unitholder   might   experience  a  reduction  in  cash
distributions.

   Nominee Reporting

     Persons who hold an interest in the Partnership as a nominee for another person are required to furnish to the Partnership (a) the name, address and taxpayer identification number of the beneficial owners and the nominee; (b) whether the beneficial owner is (i) a person that is not a United States person,
(ii) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing or (iii) a tax-exempt entity; (c) the amount and description of Units held, acquired or transferred for the beneficial owners; and (d) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and certain information on Units they acquire, hold or transfer for their own account. A penalty of $50 per failure (up to a maximum of $100,000 per calendar year) is imposed by the Code for failure to report such information to the Partnership. The nominee is required to supply the beneficial owner of the Units with the information furnished to the Partnership.

   Registration as a Tax Shelter

     The Code requires that "tax shelters" be registered with the Secretary of the Treasury. The temporary Treasury Regulations interpreting the tax shelter registration provisions of the Code are extremely broad. It is arguable that the Partnership will not be subject to the registration requirement on the basis that it will not constitute a tax shelter. However, the General Partner, as a principal organizer of the Partnership, has registered the Partnership as a tax shelter with the IRS in the absence of assurance that the Partnership will not be subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken. The IRS has issued the following tax shelter registration number to the Partnership 94201000010. ISSUANCE OF THE REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN THE PARTNERSHIP OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS. The Partnership must furnish the registration number to the Unitholders, and a Unitholder who sells or otherwise transfers a Unit in a subsequent transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a Common Unit to furnish such registration number to the transferee is $100 for each such failure. The Unitholders must disclose the tax shelter registration number of the Partnership on Form 8271 to be attached to the tax return on which any deduction, loss, credit or other benefit generated by the Partnership is claimed or income of the Partnership is included. A Unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for such failure, will be subject to a $250 penalty for each such failure. Any penalties discussed herein are not deductible for federal income tax purposes.

   Accuracy-Related Penalties

     An additional tax equal to 20% of the amount of any portion of an underpayment of tax which is attributable to one or more of certain listed causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, with respect to any portion of an underpayment if it is shown that there was a reasonable cause for such portion and that the taxpayer acted in good faith with respect to such portion.

     A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return (i) with respect to which there is, or was, "substantial authority" or (ii) as to which there is a reasonable basis and the pertinent facts of such position are disclosed on the return. Certain more stringent rules apply to "tax shelters," a term that does not appear to include the Partnership. If any Partnership item of income, gain, loss, deduction or credit included in the distributive shares of Unitholders might result in such an "understatement" of income for which no "substantial authority" exists, the Partnership must disclose the pertinent facts on its return. In addition, the Partnership will make a reasonable effort to furnish sufficient information for Unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

     A substantial valuation misstatement exists if the value of any property (or the adjusted basis of any property) claimed on a tax return is 200% or more of the amount determined to be the correct amount of such valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

Other Tax Considerations

     In addition to federal income taxes, Unitholders may be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which the Partnership does business or owns property. Although an analysis of those various taxes cannot be presented here, each prospective Unitholder should consider their potential impact on his investment in the Partnership. The Partnership will own property and conduct business in 45 states of the United States. A Unitholder may be required to file state income tax returns and to pay taxes in various states and may be subject to penalties for failure to comply with such requirements. The General Partner anticipates that approximately 46% of the Partnerships income will be generated in approximately six states. Based on the Company's income apportionment for 1993 state income tax purposes, the General Partner estimates that no other state will account for more than 4% of the Partnership's income. Of the six states in which the General Partner anticipates that a substantial portion of the Partnership's U.S. income will be generated, only Texas does not currently impose a personal income tax. In certain states, tax losses may not produce a tax benefit in the year incurred (if, for example, the Partnership has no income from sources within that state) and also may not be available to offset income in subsequent taxable years. Some of the states may require the Partnership to withhold a percentage of income from amounts to be distributed to a Unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular Unitholder's income tax liability to the state, generally does not relieve the non-resident Unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to Unitholders for purposes of determining the amounts distributed by the Partnership. Based on current law and its estimate of future Partnership operations, the General Partner anticipates that any amounts required to be withheld will not be material.

     It is the responsibility of each prospective Unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in the Partnership. Accordingly, each prospective Unitholder should consult, and must depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each Unitholder to file all state and local, as well as federal, tax returns that may be required of such Unitholder. Counsel has not rendered an opinion on the state or local tax consequences of an investment in the Partnership.


                            VALIDITY OF COMMON UNITS

     The validity of the Common Units will be passed upon for the Partnership by Bryan Cave LLP, Kansas City, Missouri.


                                     EXPERTS

     The consolidated financial statements and schedules of Ferrellgas Partners, L.P. (formerly Ferrellgas, Inc.), as of July 31, 1995 and 1994 (Successor), and for the year ended July 31, 1995, and for the one month ended July 31, 1994 (Successor), and for the eleven months ended June 30, 1994 and for the year ended July 31, 1993 (Predecessor), incorporated in this Prospectus by reference from the Partnership's Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                  A-1
                                                                      APPENDIX A
                                GLOSSARY OF TERMS

     Acquisition Pro Forma Available Cash constituting Cash from Operations: The amount of Available Cash constituting Cash from Operations generated by the Partnership on a per Unit basis for all outstanding Units with respect to each of the four most recently completed quarters prior to the referenced acquisition, determined on a pro forma basis assuming that all of the Common Units or any such parity securities to be issued in connection with, or in repayment of any debt incurred in connection with, such transaction had been issued and outstanding and all indebtedness for borrowed money to be incurred or assumed in connection with such transaction (other than any such indebtedness that is to be repaid with the proceeds of such issuance) had been incurred or assumed, as of the commencement of such four-quarter period, and computing expenses that would have been incurred by the Partnership in the operation of the assets and properties acquired by including (i) the personnel expenses for employees to be retained by the Partnership in the operation of the assets and properties acquired and (ii) the non-personnel costs and expenses on the same basis as those incurred by the Partnership in the operation of the Partnership's business at similarly situated Partnership facilities.

     Audit Committee: A committee of the board of directors of the General Partner who are neither officers nor employees of the General Partner or any affiliate of the General Partner with the authority to review, at the request of the board of directors of the General Partner, specific matters as to which the board of directors of the General Partner believes there may be a conflict of interest in order to determine if the resolution of such conflict proposed by the General Partner is fair and reasonable to the Partnership.

     Available Cash: Generally, for any quarter, all of the cash receipts of the Partnership during such quarter (other than cash receipts that are attributable to the liquidation of the Partnership) plus net reductions to reserves less all of its cash disbursements and net additions to reserves during such quarter. The full definition of Available Cash is set forth in the Partnership Agreement, a form of which has been filed as an exhibit to the registration statement of which this Prospectus is a part. The definition of Available Cash permits the General Partner to maintain reserves for distributions with respect to any of the next four succeeding quarters in order to reduce quarter-to-quarter variations in distributions. The General Partner has broad discretion in establishing reserves for other purposes, and its decisions regarding reserves could have a significant impact on the amount of Available Cash available for distribution.

     BTU: British thermal unit. The quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit.

     Cash from Interim Capital Transactions: To avoid the difficulty of trying to determine whether Available Cash distributed by the Partnership is Cash from Operations or Cash from Interim Capital Transactions, all Available Cash distributed by the Partnership from any source will be treated as Cash from Operations until the sum of all Available Cash distributed as Cash from Operations equals the cumulative amount of Cash from Operations actually generated from the date the Partnership commenced operations through the end of the fiscal quarter prior to such distribution. Any excess Available Cash (irrespective of its source) will be deemed to be Cash from Interim Capital Transactions and distributed accordingly. The full definition of Cash from Interim Capital Transactions is set forth in the Partnership Agreement, a form of which has been filed as an exhibit to the registration statement of which this Prospectus is a part..

     Cash from Operations: Cash from Operations, which is determined on a cumulative basis, generally refers to the cash balance of the Partnership on the date the Partnership commenced operations, plus an initial balance of $25 million, plus all cash receipts of the Partnership's operations (excluding any cash proceeds from Interim Capital Transactions), after deducting all cash operating expenditures, cash debt service payments (other than refinancings or refundings of debt with the proceeds from new debt or the sale of equity interests), cash capital expenditures of the Partnership necessary to maintain the facilities and operations of the Partnership (as distinguished from capital expenditures made to increase the operating capacity of the Partnership) and any cash reserves that the General Partner determines in its reasonable discretion to be necessary or appropriate to provide for the future cash payment of items of the type referred to above. The General Partner has the discretion to determine whether capital expenditures made by the Partnership were necessary or desirable to maintain the facilities and operations of the Partnership or whether they were made to increase the operating capacity of the Partnership. The General Partner's determination will in turn determine whether the capital expenditures in question will reduce the amount of Cash from Operations. The full definition of Cash from Operations is set forth in the Partnership Agreement, a form of which has been filed as an exhibit to the registration statement of which this Prospectus is a part.

     Common Unit Arrearages: With respect to any Common Units for any quarter within the Subordination Period, the amount by which the Minimum Quarterly Distribution in such quarter exceeds the amount of Available Cash constituting Cash from Operations actually distributed on such Common Unit for such quarter. Common Unit Arrearages are calculated on a cumulative basis for all quarters during the Subordination Period. Common Units will not accrue arrearages for any quarter after the Subordination Period. Common Unit Arrearages do not accrue interest.

     Common Units: The Common Units of the Master Limited Partnership representing limited partner interests. Each Common Unit represents a fractional part of the partnership interests of all limited partners and assignees and has the rights and obligations specified with respect to Common Units in the Partnership Agreement.

     Company: Ferrellgas, Inc., a Delaware corporation and a wholly owned subsidiary of Ferrell. Also referred to in this Prospectus as "Ferrellgas" and the "General Partner."

     Credit Agreement: The credit agreement entered into by the Operating Partnership and Bank of America National Trust and Savings Association, as Agent, which permits borrowings by the Operating Partnership of up to $190 million on a senior unsecured revolving line of credit basis and up to $15 million on a senior unsecured term loan facility.

     Current Market Price: The 20-day average of the closing prices of the applicable security on the NYSE ending three days prior to the date on which such notice is first mailed.

     EBITDA: Earnings before interest, income taxes and depreciation and amortization, calculated as operating income plus depreciation and amortization excluding interest.

     Ferrell: Ferrell Companies, Inc., a Kansas corporation.

     Ferrellgas: Ferrellgas, Inc., a Delaware corporation and a wholly owned subsidiary of Ferrell. Also referred to in this Prospectus as the "Company" and the "General Partner."

     Fixed Charge Coverage Ratio: Earnings from continuing operations before income taxes, plus interest expense (including amortization of original issue discount) plus depreciation and amortization (excluding amortization of prepaid cash expenses) as a ratio of fixed charges (consisting of interest expense, including amortization of original issue discount and letter of credit commissions and fees), after giving effect to certain acquisition pro forma adjustments.

     FGP: The trading symbol for the Common Units on the NYSE.

     General Partner: Ferrellgas, a wholly owned subsidiary of Ferrell, and its successors as general partner of the Partnership.

     Incentive Distribution Rights: The right to receive specified incentive distributions of Available Cash constituting Cash from Operations if quarterly distributions of Available Cash constituting Cash from Operations exceed certain specified target levels, issued to Ferrellgas in connection with the transfer of its assets to the Partnership.

     Indenture: The indenture pursuant to which the Senior Notes were issued (the form of which has been filed as an exhibit to the registration statement of which this Prospectus is a part).

     Initial Unit Price: An amount per Unit equal to the initial public offering price of the Common Units.

     Interim Capital Transactions: (a) borrowings, refinancings and refundings of indebtedness and sales of debt securities (other than for working capital purposes and other than for items purchased on open account in the ordinary course of business) by the Partnership, (b) sales of equity interests by the Partnership and (c) sales or other voluntary or involuntary dispositions of any assets of the Partnership (other than (i) sales or other dispositions of inventory in the ordinary course of business, (ii) sales or other dispositions of other current assets, including, without limitation, receivables and accounts and (iii) sales or other dispositions of assets as a part of normal retirements or replacements), in each case prior to the commencement of the dissolution and liquidation of the Partnership.

     Minimum Quarterly Distribution or MQD: $0.50 per Unit with respect to each quarter, subject to adjustment as described in "Cash Distribution Policy--Quarterly Distributions of Available Cash--Distributions of Cash from Interim Capital Transactions" and "Cash Distribution Policy--Quarterly Distributions of Available Cash--Adjustment of Minimum Quarterly Distribution and Target Distribution Levels."

     Operating Partnership: Ferrellgas, L.P., a Delaware limited partnership of which the Partnership will own a 99% limited partner interest and Ferrellgas will own a 1% general partner interest. The Operating Partnership will conduct the Partnership's business and has been established to simplify the Partnership's obligations under the laws of certain jurisdictions in which it will conduct business.

     Operating  Partnership   Agreement:   The  partnership  agreement  for  the
Operating Partnership (the form of which has been filed as an exhibit to the registration statement of which this Prospectus is a part).

     Partnership: Ferrellgas Partners, L.P., a Delaware limited partnership.

     Partnership Agreement: The partnership agreement for the Partnership (the form of which has been filed as an exhibit to the registration statement of which this Prospectus is a part), and unless the context requires otherwise, references to the Partnership Agreement constitute references to the Partnership Agreements of the Partnership and of the Operating Partnership, collectively.

     Senior Notes: Collectively, the $200 million in aggregate principal amount of 10.0% Fixed Rate Senior Notes due in 2001 and $50 million in aggregate principal amount of Floating Rate Senior Notes due in 2001issued pursuant to the Indenture. The Senior Notes areunsecured general joint and several obligations of the Operating Partnership and will be recourse to the General Partner in its capacity as general partner of the Operating Partnership.

     Subordinated Units: The subordinated limited partner interests to be issued to Ferrellgas in connection with the transfer of its assets to the Partnership.

     Subordination Period: The Subordination Period will extend until the first day of any quarter beginning on or after August 1, 1999 in respect of which (i) distributions of Available Cash on the Common Units and the Subordinated Units equaled or exceeded the Minimum Quarterly Distribution for each of the three consecutive four-quarter periods immediately preceding such date (excluding any such Available Cash that is attributable to net increases in working capital borrowings, net decreases in reserves and any positive balance in Cash from Operations at the beginning of such four-quarter periods) and (ii) the Partnership has invested at least $50 million in acquisitions and capital additions or improvements made to increase the operating capacity of the Partnership. In addition, the Subordination Period ends if the General Partner is removed other than for cause.

     Target Distributions: The distribution level at which all Unitholders have received a total of $0.55 for such quarter in respect of each Unit, in addition to any distributions to Common Unitholders of Common Unit Arrearages (the "First Target Distribution"), and the distribution levels at which the interest in distributions for holders of Incentive Distribution Rights increase from 0% to 13% (the "Second Target Distribution") and from 13% to 23% (the "Third Target Distribution"). See "Cash Distribution Policy--Quarterly Distributions of Available Cash."

     Transfer Application: The application that all purchasers of Common Units in this offering and purchasers of Common Units in the open market who wish to become Common Unitholders of record must deliver before the transfer of such Common Units will be registered and before cash distributions and federal income tax allocations will be made to the transferee. A form of Transfer Application is set forth on the reverse side of this certificate evidencing Common Units..

     Unitholders: Holders of the Common Units and the Subordinated Units.

     Units: The Common Units and the Subordinated Units, collectively.

     Unrecovered Initial Unit Price: At any time, with respect to a class or series of Units (other than Subordinated Units), the price per Unit at which such class or series of Units was initially offered to the public for sale by the Underwriters in respect of such offering, as determined by the General Partner, less the sum of all distributions theretofore made in respect of a Unit of such class or series that was sold in the initial offering of Units of said class or series constituting Cash from Interim Capital Transactions and any distributions of cash (or the net agreed value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of a Unit of such class or series that was sold in the initial offering of Units of such class or series, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

     Unrecovered Subordinated Unit Capital: At any time, with respect to a Subordinated Unit, prior to its conversion into a Common Unit, the excess, if any, of (a) the net agreed value (at the time of conveyance) of the undivided interest in any property conveyed to the Partnership in exchange for such Subordinated Unit, over (b) any distributions of cash (or the net agreed value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Subordinated Units.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20. Indemnification of Directors and Officers.

     The    Section    of   the    Prospectus    entitled    "The    Partnership
Agreement--Indemnification" is incorporated herein by reference.

     Article VII of the bylaws of Ferrellgas, Inc. provides, with respect to indemnification, as follows:

          "Section 7.01. Indemnification of Authorized Representatives in Third Party Proceedings. The Corporation shall indemnify any person who was or is an "authorized representative" of the Corporation (which shall mean for purposes of this Article a Director or officer of the Corporation, or a person serving at the request of the Corporation as a director, officer, or trustee, of another corporation, partnership, joint venture, trust or other enterprise) and who was or is a "party" (which shall include for purposes of this Article the giving of testimony or similar involvement) or is threatened to be made a party to any "third party proceeding" (which shall mean for purposes of this Article any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the Corporation) by reason of the fact that such person was or is an authorized representative of the Corporation, against expenses (which shall include for purposes of this Article attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal third party proceeding (which could or does lead to a criminal third party proceeding) had no reasonable cause to believe such conduct was unlawful. The termination of any third party proceeding by judgment, order, settlement, indictment, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the authorized representative did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal third party proceeding, had reasonable cause to believe that such conduct was unlawful.

          Section 7.02. Indemnification of Authorized Representatives in Corporate Proceedings. The Corporation shall indemnify any person who was or is an authorized representative of the Corporation and who was or is a party or is threatened to be made a party to any "corporation proceeding" (which shall mean for purposes of this Article any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor or investigative proceeding by the Corporation) by reason of the fact that such person was or is an authorized representative of the Corporation, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such corporate action if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the Corporation unless and only to the extent that the Court of Chancery or the court in which such corporate proceeding was pending shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such authorized representative is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          Section 7.03. Mandatory Indemnification of Authorized Representatives. To the extent that an authorized representative of the Corporation has been successful on the merits or otherwise in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith.

          Section 7.04. Determination of Entitlement to Indemnification. Any indemnification under Section 7.01, 7.02 or 7.03 of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the authorized representative is proper in the circumstances because such person has either met the applicable standards of conduct set forth in
     Section 7.01 or 7.02 or has been successful on the merits or otherwise as set forth in Section 7.03 and that the amount requested has been actually and reasonably incurred. Such determination shall be made:

               (1) By the Board of Directors by a majority of a quorum consisting of Directors who were not parties to such third party or corporate proceeding, or

               (2) If such a quorum is not obtainable, or, even if obtainable, a majority vote of such a quorum so directs, by independent legal counsel in a written opinion, or

               (3) By the stockholders.

          Section 7.05. Advancing Expenses. Expenses actually and reasonably incurred in defending a third party or corporate proceeding shall be paid on behalf of an authorized representative by the Corporation in advance of the final disposition of such third party or corporate proceeding as authorized in the manner provided in Section 7.04 of this Article upon receipt of an undertaking by or on behalf of the authorized representative to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by the Corporation as authorized in this Article. The financial ability of such authorized representative to make such repayment shall not be a prerequisite to the making of an advance.

          Section 7.06. Employee Benefit Plans. For purposes of this Article, the Corporation shall be deemed to have requested an authorized representative to serve an employee benefit plan where the performance by such person of duties to the Corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on an authorized representative with respect to an employee benefit plan pursuant to applicable law shall be deemed "fines"; and action taken or omitted by such person with respect to an employee benefit plan in the performance of duties for a purpose reasonably believed to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Corporation.

          Section 7.07. Scope of Article. The indemnification of authorized representatives, as authorized by this Article, shall (1) not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in an official capacity and as to action in another capacity, (2) continue as to a person who has ceased such a persto be an authorized representative and (3) inure to the benefit of the heirs, executors and administrators of on.

          Section 7.08. Reliance on Provisions. Each person who shall act as an authorized representative of the Corporation shall be deemed to be doing so in reliance upon rights of indemnification provided by this Article."

     Section 145 of the General Corporation Law of the State of Delaware authorizes the indemnification of directors and officers of a corporation against liability incurred by reason of being a director or officer and against expenses (including attorneys' fees) in connection with defending any action seeking to establish such liability, in the case of third party claims, if the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in the case of action by or in the right of the corporation, if the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and if such director or officer shall not have been adjudged liable to the corporation, unless a court otherwise determines. Indemnification is also authorized with respect to any criminal action or proceeding where the director or officer had no reasonable cause to believe his conduct was unlawful.

     Subject  to  any  terms,  conditions  or  restrictions  set  forth  in  the
Partnership Agreements, Section 17-108 of the Delaware Revised Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

     Under insurance policies maintained by the Partnership, directors and officers of the General Partner may be indemnified against losses arising from certain claims, including claims under the Securities Act of 1933, as amended, which may be made against such persons by reason of their being directors or officers.


Item 21. Exhibits and Financial Statement Schedules.

                                                 INDEX TO EXHIBITS

         The exhibits listed on the accompanying Exhibit Index are filed as part of this report.  Exhibits  required by Item 601 of Regulation  S-K which are not listed are not applicable.
               Exhibit
                Number    Description
        (1)     2.1       Stock Purchase Agreement dated September 30, 1994, between Ferrellgas, Inc. and Bell
                          Atlantic Enterprises International, Inc.

        (1)     3.1       Agreement of Limited Partnership of Ferrellgas Partners, L.P.

        (2)     3.2       Agreement of Limited Partnership of Ferrellgas, L.P. dated as of July 5, 1994.

                5.1       Opinion of Bryan Cave LLP as to the legality of the securities being registered.

                8.1       Opinion of Bryan Cave LLP relating to tax matters.

        (2)     10.1      Credit Agreement dated as of July 5, 1994, among Ferrellgas, L.P., Stratton Insurance
                          Company, Inc., Ferrellgas, Inc., Bank of America National Trust and Savings
                          Association, as agent, and the other financial institutions party thereto.

        (2)     10.2      Indenture dated as of July 5, 1994, among Ferrellgas, L.P., Ferrellgas Finance Corp.
                          and Norwest Bank Minnesota, National Association, as Trustee, relating to $200,000,000
                          10% Series A Fixed Rate Senior Notes due 2001 and $50,000,000 Series B Floating Rate
                          Senior Notes due 2001.

        (6)     10.3      First Amendment to Credit Agreement dated July 21, 1995 among Ferrellgas, L.P.,
                          Stratton Insurance Company, Inc., Ferrellgas, Inc., Bank of America National Trust and
                          Savings Association, as agent, and the other financial institutions party thereto.

        (4)     10.4      Agreement dated as of April 1, 1994, between BP Exploration & Oil, Inc. and
                          Ferrellgas, L.P. dba Ferrell North America

       (3) #    10.5      Ferrell Long-Term Incentive Plan, dated June 23, 1987, between Ferrell and the participants in the Plan.

       (3) #    10.6      Ferrell 1992 Key Employee Stock Option Plan.

       (6) #    10.7      Ferrell Companies, Inc. Supplemental Savings Plan.

        (1)     10.8      Ferrellgas, Inc. Unit Option Plan.

        (1)     10.9      Contribution, Conveyance and Assumption Agreement dated as of November 1, 1994 among the Partnership, the Operating Partnership and Ferrellgas, Inc.

        (5)     10.10     First Amendment to Contribution, Conveyance and Assumption Agreement between
                          Ferrellgas, the Partnership and the Operating Partnership.

        (6)     10.11     Second Amendment to Contribution, Conveyance and Assumption Agreement between
                          Ferrellgas, the Partnership and the Operating Partnership.

                10.12     Second Amendment to Credit Agreement dated October 20,
                          1995  among  Ferrellgas,   L.P.,   Stratton  Insurance
                          Company,  Inc.,  Ferrellgas,  Inc.,  Bank  of  America
                          National Trust and Savings Association,  as agent, and
                          the other financial institutions party thereto.

        (3)     21.1      List of subsidiaries.

        (6)     23.1      Consent of Deloitte & Touche LLP.

        (6)     23.2      Consent of Bryan Cave LLP (included in Exhibit 5.1).

        (6)     23.3      Consent of Bryan Cave LLP (included in Exhibit 8.1).

        (1)     24.1      Power of Attorney of A. Andrew Levison

        (1)     24.2      Power of Attorney of Daniel M. Lambert

        (6)     27.1      Financial Data Schedules - Filed only with the EDGAR version.


        (1)     Previously filed

        (2) Incorporated by reference to the same numbered Exhibit to the Registrant's Current Report on Form 8-K filed August 15, 1994.

        (3)     Incorporated by reference to the same numbered Exhibit to Registrant's Registration Statement on
                Form S-1 (Registration No. 33-53383).

        (4) Incorporated by reference to the same numbered Exhibit to Registrant's Annual Report on Form 10-K filed on October 20,
                1994.

        (5)     Incorporated by reference to Exhibit 10.8 to Registrant's Annual Report on Form 10-K filed on
                October 20, 1994.

        (6) Incorporated by reference to the same numbered Exhibit to Registrant's Annual Report on Form 10-K filed on October 17,
                1995.

         #      Management contracts or compensatory plans.



Item 22. Undertakings.

     The undersigned registrant hereby undertakes as follows:

          (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (2) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)  To  include  any  prospectus  required  by  Section  10(a)
          (3)  of  the Securities Act of 1993:

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Nothwithstanding the foreoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forthin the "Calculation of Registration Fee" table in the effective Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (3) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (6) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (7) That every prospectus (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Liberty, State of Missouri, on the 10th day of November, 1995.

                                                       Ferrellgas Partners, L.P.

                                         By:  Ferrellgas, Inc. (General Partner)

                                       By:
                                                 James E. Ferrell, President and
                                                           Chairman of the Board


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


           Signature
                                                         Title                                    Date
--------------------------------          ---------------------------------------         -----------------------
                                          Director, President and                           November 10, 1995
-------------------------------           Chairman of the Board
       James E. Ferrell                   (Principal Executive Officer)


                                          Senior Vice President and Chief                   November 10, 1995
-------------------------------           Financial Officer (Principal
       Danley K. Sheldon                  Financial and Accounting Officer)


               *                          Director                                          November 10, 1995
-------------------------------
       Daniel M. Lambert


               *                          Director                                          November 10, 1995
-------------------------------
        Andrew Levison


By:
-------------------------------
       Danley K. Sheldon
       Attorney-in-Fact
